As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MARATHON REAL ESTATE FINANCE, INC.

(Exact Name of Registration as Specified in its Governing Instruments)

461 Fifth Avenue, 10th Floor
New York, NY 10017
(212) 381-4400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marathon Real Estate Finance, Inc.
461 Fifth Avenue, 10th Floor
New York, NY 10017
(212) 381-4400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward F. Petrosky James O’Connor Sidley Austin llp 787 Seventh Avenue New York, NY 10019 (212) 839-5300	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	$200,000,000	$6,140

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting, pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2007

PROSPECTUS

         Shares of Common Stock

MARATHON REAL ESTATE FINANCE, INC.

We are a newly-organized real estate finance company formed principally to originate, acquire and invest in commercial real estate finance transactions, including whole mortgage loans, loan participations, mezzanine loans, B-Notes, commercial mortgage-backed securities and other mortgage-related securities, preferred equity and credit tenant-leased real estate.

This is our initial public offering. We are offering all of the shares of our common stock offered hereby. We expect the public offering price to be between $     and $     per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the New York Stock Exchange under the symbol ‘‘MRR.’’

We are managed by Marathon Asset Management, L.L.C., which, upon completion of this offering, will directly own approximately     % of our outstanding common stock on a fully diluted basis. Upon completion of this offering and the purchase of our initial assets, as described in this prospectus, from the Marathon Structured Finance Fund, L.P., the Marathon Structured Finance Fund Ltd. and Marathon Structured Finance Feeder Ltd., which are also managed by Marathon Asset Management, L.L.C., those funds will collectively own approximately     % of our outstanding common stock on a fully diluted basis. Accordingly, upon consummation of this offering, our manager will own or control approximately    % of our outstanding common stock on a fully diluted basis.

We are organized and intend to conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, ownership of shares of common stock by any person is generally limited to 9.8% of our outstanding shares of common stock.

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page 19 of this prospectus for a discussion of those risks.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional          shares of our common stock at the initial public offering price less the underwriting discount in the event the underwriters sell more than         shares in this offering.

Neither the Securities and Exchange Commission, nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect delivery of the shares of common stock will be made on or about         , 2007.

Credit Suisse	Lehman Brothers

The date of this prospectus is             , 2007.

No dealer, salesperson or other person is authorized to give information or to represent anything not contained in this prospectus. You must not rely on any such information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date

Until         , 2007 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including ‘‘Risk Factors,’’ before making a decision to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to ‘‘Marathon Real Estate Finance,’’ ‘‘our company,’’ ‘‘the company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ mean Marathon Real Estate Finance, Inc., references to ‘‘our manager’’ mean Marathon Asset Management, L.L.C. and references to ‘‘Marathon’’ mean our manager and its affiliates. Unless indicated otherwise, the information included in this prospectus assumes no exercise of the underwriters’ option to purchase up to      additional shares of our common stock and that the common stock to be sold in this offering is sold at $     per share (which is the midpoint of the price range set forth on the cover page of this prospectus).

Our Company

We are a newly-organized real estate finance company formed principally to originate, acquire and invest in commercial real estate finance transactions, including whole mortgage loans, loan participations, mezzanine loans, B-Notes, commercial mortgage-backed securities (commonly known as CMBS) and other mortgage-related securities, preferred equity and credit tenant-leased real estate. Our objective is to generate attractive risk-adjusted total returns to our stockholders by maximizing the difference between the yield on our investments and the cost of financing these investments, thereby making cash available for distribution to our stockholders and facilitating capital appreciation. To meet this objective, we will capitalize on the relationship we have with Marathon Asset Management, L.L.C., our manager, and its affiliates.

As a result of our acquisition of the initial assets described below, upon consummation of this offering, we will own a portfolio of yield generating assets with an estimated fair market value of $1.3 billion, including $886.0 million of assets financed in a collateralized debt obligation, or CDO, vehicle, which we refer to herein as CDO-1. The Marathon commercial real estate team that originated and managed the initial assets will be primarily responsible for sourcing and underwriting our investments in the future, and we expect that many of our future investments will be loans sourced by Marathon’s established direct origination platform. We also expect to be the primary Marathon vehicle originating, acquiring and investing in U.S. commercial real estate debt instruments. We believe that our relationship with Marathon and our ability to leverage its relationships, market knowledge and infrastructure as well as its real estate and credit expertise will allow us to source, underwrite and evaluate attractive investment opportunities and effectively manage our investment portfolio.

Concurrent with the closing of this offering, Marathon Structured Finance Fund, L.P. and Marathon Structured Finance Fund Ltd. (collectively, the ‘‘Marathon Structured Finance Funds’’), as well as Marathon Structured Finance Feeder Ltd., a fund owned by the Marathon Structured Finance Funds (the ‘‘Marathon Feeder Fund,’’ and together with the Marathon Structured Finance Funds, the ‘‘Marathon Structured Funds’’), will sell assets to us, which we refer to collectively throughout this prospectus as the ‘‘initial assets.’’ The Marathon Structured Funds are also managed by our manager. The initial assets will include first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments. The sale price for the initial assets will be their fair market value, less associated liabilities net of related unamortized costs (including the outstanding principal amount of CDO indebtedness), as determined by our manager, which as of         , 2007, totaled $            . As discussed below, the composition of the initial asset portfolio may change and the related sales price may increase or decrease prior to the consummation of this offering.

Prior to the consummation of this offering, the Marathon Structured Finance Funds will contribute $               to us in exchange for                shares of our common stock. We intend to use that capital contribution, together with the net proceeds from this offering and borrowings under our repurchase agreements, to purchase the initial assets and to purchase $         face amount of agency whole-pool certificates. Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately       % of our outstanding common stock on a fully diluted basis.

We are organized and intend to conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the ‘‘Internal Revenue Code,’’ commencing with our taxable year ending December 31, 2007. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we distribute our taxable income to stockholders and maintain our qualification as a REIT.

Our Manager

We are externally managed and advised by Marathon Asset Management, L.L.C., a Delaware limited liability company formed in 1998 (formerly known as Richards-Hanover Asset Management, LLC). The principals of our manager are Bruce Richards and Louis T. Hanover. Mr. Richards is the co-managing member, co-founder, President and Chief Executive Officer of Marathon Asset Management, L.L.C. Mr. Hanover is the co-managing member, co-founder and Chief Investment Officer of Marathon Asset Management, L.L.C. Upon consummation of this offering, our manager will own or control approximately     % of our common stock on a fully diluted basis, including       % owned either directly or through its ownership interest in the Marathon Structured Finance Funds.

As of December 31, 2006, our manager had approximately $9 billion in assets under management. Established in 1998, our manager has 140 professionals, with offices in New York, London, Singapore, Hong Kong, Los Angeles and Washington, D.C. Our manager has dedicated commercial real estate lending professionals in New York, London, Singapore, Los Angeles and Washington, D.C. Our manager intends to open additional offices in the U.S. to originate commercial real estate assets. Our manager primarily manages hedge funds, private equity funds and structured finance transactions that include strategies dedicated to real estate finance, distressed securities and special situations, high yield bonds, bank debt and mezzanine loans, asset-based lending, collateralized loan obligations, or CLOs, CDOs, emerging markets, private equity and real estate private equity.

Directly originating investment opportunities is an important part of Marathon’s investment approach, and Marathon has developed a broad platform that enables it to directly originate investment opportunities across its various funds. Marathon began directly originating commercial real estate finance investments in 2003, and its direct originations have increased from $8.3 million in 2003 to $470.5 million in 2006, while its indirect originations in the secondary market have increased from $10.0 million in 2003 to $477.3 million in 2006.

We expect to be the primary Marathon vehicle originating, acquiring and investing in U.S. commercial real estate debt instruments. We also expect that substantially all of our investment and asset management decisions will be made by our manager and not by us, as we do not and will not employ individuals related to these matters. Furthermore, our manager has the sole discretion to hire and fire its employees, and our board of directors and shareholders will not have any authority over the individual employees of our manager, although our board of directors will have authority over our officers who are provided by our manager.

The Marathon commercial real estate management team that will be responsible for our activities includes David Arzi, our Chief Executive Officer and currently a Managing Director, Head of Asset Finance and a Senior Portfolio Manager at our manager, and Scott Schwartz, our President and Chief Investment Officer and currently a Managing Director and Head of Commercial Real Estate Finance at our manager. Members of our senior real estate management team have an average of 16 years of commercial real estate lending experience, including extensive experience in the origination, underwriting and structuring of investments through various credit environments and economic cycles. They have worked together at various times beginning with their employment at Heller Financial Corporation in 1992, including the last four years at our manager.

Competitive Strengths

We believe our business possesses several characteristics that will distinguish us from our competitors, including:

•	Proven Direct Origination Platform with Regional Presence. Marathon began directly originating commercial real estate finance investments in 2003, and its direct originations have increased from $8.3 million in 2003 to $470.5 million in 2006. To date, Marathon has not experienced any credit losses in its commercial real estate finance portfolio. We believe that Marathon’s direct origination platform will enable us to target our investments in the most attractive part of the capital structure in a given transaction while customizing financing solutions to best meet our borrowers’ specific business needs and protect our interests.

In addition to New York, Marathon has expanded its regional presence with commercial real estate lending offices in Los Angeles (opened in April 2006) and Washington, D.C. (opened in June 2006), and intends to continue to expand its regional presence as it currently seeks to open additional offices in Chicago and Atlanta. Direct originations for the twelve months ended December 31, 2006 were sourced (by dollar volume) 61% from the New York office, 21% from the Los Angeles office and 18% from the Washington, D.C. office. We believe that Marathon’s relationships with local brokers and real estate owners and operators will be a differentiating factor in our obtaining attractive investment opportunities from or through such parties. We also believe that this regional presence will enable us to better evaluate local investment opportunities, respond more rapidly to changing market conditions and execute transactions more expeditiously and efficiently, and will contribute to the geographic diversity of our portfolio.

•	Initial Portfolio of Diverse, Yield Generating Assets. Upon consummation of this offering, we will own a portfolio of directly and indirectly originated yield generating assets with an estimated fair market value of $1.3 billion, including $886.0 million of assets financed in CDO-1. As of February 28, 2007, the initial assets had an annual weighted average yield to maturity of 9.39% (excluding financing costs) and a weighted average loan-to-value, or LTV, ratio of 68% (excluding CMBS and investments not directly secured by real estate). As of February 28, 2007, the initial assets consisted of first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments, as described below:

	Number	Outstanding Principal Balance (Millions)	Estimated Fair Market Value(1) (Millions)	Weighted Average Annual Fixed Rate	Floating Rate: Weighted Average Spread(2)	Weighted Average Yield to Maturity(3)	Weighted Average LTV(4)		Weighted Average Maturity (Years)(5)
Fixed rate
First mortgage loans	20	$59.8	$58.9	8.89%	NA	11.84%	94%		8.1
B-Notes and participation interests in first mortgage loans	5	45.7	38.0	6.30%	NA	10.20%	79%		6.5
Mezzanine loans	4	67.0	67.0	9.98%	NA	10.17%	79%		6.8
CMBS	15	137.2	109.7	6.62%	NA	9.45%	NA		11.9
Total fixed rate / weighted average	44	309.7	273.6	7.74%	NA	10.25%	83%		9.1
Floating rate
First mortgage loans	37	603.1	605.2	NA	3.53%	9.26%	65%		2.1
B-Notes and participation interests in first mortgage loans	7	110.2	110.2	NA	2.60%	8.26%	64%		0.8
Mezzanine loans	12	249.5	249.8	NA	3.71%	9.40%	66%		1.9
CMBS	2	13.3	13.2	NA	2.81%	7.08%	NA		1.7
Other	12	95.6	96.0	NA	3.70%	9.36%	NA		4.5
Total floating rate / weighted average	70	1,071.7	1,074.4	NA	3.48%	9.17%	65%		2.1
Total portfolio / weighted average	114	$1,381.4	$1,348.0	NA	NA	9.39%	68	%(6)	3.5

(1)	For loans, estimated fair market value is equal to the original cost of the loan, plus accrued fees and minus any impairments, and adjusted for movements in interest rates with respect to fixed rate loans. For CMBS, estimated fair market value is based on quotes by independent third-party brokers.
(2)	Represents spread over one-month LIBOR.
(3)	Yield to maturity is calculated based on the fair market value of the asset and its contractual cash flows.
(4)	LTV is calculated as the total current outstanding principal balance of our financing plus any financing that is pari passu or senior to our position, divided by the applicable third-party appraised real estate value at the time of acquisition.
(5)	Data for CMBS reflects weighted average life.
(6)	Excluding CMBS and investments not directly secured by real estate.

Diversification is a key part of our risk management strategy. We believe that the initial assets are well diversified according to property type, asset type, and region. As of February 28, 2007, no single asset represented more than 4% of the total estimated fair market value of the initial asset portfolio. The following charts provide classification information with respect to the initial assets, including the CDO-1 assets, based on estimated fair market value, as of February 28, 2007:

Geographic Distribution(1)	Property Type Distribution(2)

(1)	Does not include CMBS, investments not directly secured by real estate or investments secured by properties in multiple states.
(2)	Does not include CMBS, investments not directly secured by real estate or investments secured by multiple property types.
(3)	No other state exceeds 3% of the estimated fair market value of the initial asset portfolio.

As discussed below under ‘‘—Initial Asset Acquisition,’’ the composition of the initial asset portfolio may change prior to the consummation of this offering. In addition to the initial assets, we also intend to purchase approximately $         face amount of agency whole-pool certificates upon consummation of this offering.

•	Strategic Relationship with Marathon. Our management team will consist of certain of Marathon’s investment professionals. In addition to the Marathon direct origination platform, we will also benefit from Marathon’s nine year experience in the secondary market for fixed income assets and its extensive relationships and reputation with real estate owners and operators, investment banks, commercial banks, finance companies, local brokers and other participants in commercial real estate lending, which we believe will provide us with multiple, diverse sources of investment and financing opportunities. In addition to Marathon’s extensive relationships and reputation, we also believe that Marathon’s real estate, credit and investment expertise and market knowledge will provide us with a competitive advantage in sourcing, structuring and pricing investments across a broad range of products and markets. Subject to applicable investment restrictions, funds managed by Marathon may co-invest with us from time to time, thereby increasing the investment opportunities available to us.

•	Rigorous and Disciplined Investment Approach. We believe that Marathon’s success as an asset manager and commercial real estate lender derives from its rigorous and disciplined investment approach, which is focused on analyzing risk and maximizing risk-adjusted returns. Our manager will apply this same focus to our business. We plan to identify borrowers and invest in specific assets, asset types, sectors and regions in the U.S. commercial real estate market that possess strong long-term fundamentals. Our strategy is to invest in the part of the capital structure in a given transaction that offers the most attractive risk-adjusted return.

Our manager will employ Marathon’s existing risk management and portfolio management processes on our behalf. For each investment, we will undertake a detailed underwriting process focused on the preservation of capital following substantial due diligence. Marathon has not experienced any credit losses on commercial real estate finance investments since it began investing in such assets in 2003, including $2.3 billion of U.S. commercial real estate finance investments. Marathon has also developed an effective and timely internal monitoring and reporting system with respect to its existing investments. We believe that these processes and the related controls and procedures cannot be easily replicated without significant expertise and expense.

•	Experienced Management Team. Members of our senior real estate management team have an average of 16 years of commercial real estate lending experience, including extensive experience in the origination, underwriting and structuring of investments through various credit environments and economic cycles. They have worked together at various times beginning with their employment at Heller Financial Corporation in 1992, including the last four years at our manager. We intend to utilize this experience to source investment opportunities and to develop unique and differentiated financial products that are tailored to meet borrowers’ specific business needs.

•	Alignment of Interests. Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own % of our outstanding common stock on a fully diluted basis. As of , 2007, Marathon personnel, including our management team, owned approximately % of the outstanding interests in the Marathon Structured Finance Funds, either directly or through our manager’s deferred compensation plan. Furthermore, we expect to be the primary Marathon vehicle originating, acquiring and investing in U.S. commercial real estate debt instruments. Our manager also has a significant interest in our performance. Upon consummation of this offering, our manager will own or control approximately % of our outstanding common stock on a fully diluted basis, including % owned either directly or through its ownership interest in the Marathon Structured Finance Funds. In addition, the incentive fees payable to our manager pursuant to the management agreement will be dependent upon our funds from operations. As a result, the economic interests of Marathon and Marathon personnel are significantly aligned with those of our stockholders.

Targeted Investments

We have the ability to invest across a wide range of commercial real estate finance instruments, allowing us to focus on the particular investments that we believe will maximize our risk-adjusted returns. As certain of our targeted asset types (summarized below) become relatively more attractive, we intend to adjust our asset mix to invest in the portion of those asset types that we believe offers the best relative value at that particular time.

•	Mortgage Loans. Utilizing Marathon’s regional presence, we plan to directly originate single and multiple loans secured by commercial real estate. We will also acquire mortgage loans in the secondary market from various sellers, including mortgage bankers, life insurance companies, banks and other owners, generally secured by commercial real estate in the United States. Our mortgage loans may be whole loans or interests therein, as described below.

•	Real Estate Lending Transactions. We plan to provide asset-based, collateralized lending to finance companies and commercial real-estate owners.

•	Term B, Second Lien and Mezzanine Loans. We plan to invest in Term B, second lien and mezzanine loans. A Term B loan shares a first priority lien in the borrower’s collateral with senior loans, but is subordinate to such senior loans in order of payment. A second lien loan is secured by a lien that is junior in order of priority and the loan itself is also subordinate to the borrower’s senior loans in order of payment. A mezzanine loan does not share, if at all, in the same collateral package as the borrower’s senior loans, may be unsecured and is subordinate to senior loans in order of payment.

•	B-Notes. We plan to invest in B-Notes through negotiated transactions with originators and secondary market participants. A B-Note is typically (i) secured by a first mortgage on a single large commercial property or group of related properties, and (ii) subordinated in order of payment to an A-Note secured by the same mortgage pursuant to an inter-creditor agreement with the holder of the related A-Note. B-Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying collateral than the corresponding A-Notes or senior securities. However, as opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes are typically secured by a single property, with a correspondingly concentrated credit risk.

•	Commercial Mortgage-Backed Securities. We plan to invest in commercial mortgage-backed securities, or CMBS, secured by interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial property. CMBS may be senior or subordinate or be investment-grade or non-investment-grade rated or be unrated.

•	Other Mortgage-Related Securities. We may invest in mortgage-related securities that are government or agency certificates. Agency certificates are mortgage-related securities issued by the Government National Mortgage Association, or Ginnie Mae, the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac. Payment of principal of, and interest on, underlying securities issued by Ginnie Mae are guaranteed by the U.S. government. Fannie Mae and Freddie Mac mortgage-related securities are guaranteed as to payment of principal and interest by the respective agency issuing the securities.

•	Real Estate Structured Finance Products. We may invest in other real estate structured finance products, including preferred equity, construction loans, bridge loans and loans to real estate companies that are not specific to a particular property. We may acquire portfolios of performing mortgage loans at a discount where we believe we can achieve attractive risk-adjusted returns. We may also make investments in real estate-related operating companies, including REITs. These investments may take the form of secured or unsecured debt, preferred stock and other hybrid instruments such as corporate mezzanine loans.

•	Other Real Estate Investments. From time to time, we may make investments in other types of commercial real estate finance instruments. In particular, we may invest in credit tenant-leased operating real estate.

Initial Asset Acquisition

Prior to the consummation of this offering, the Marathon Structured Finance Funds, two funds also managed by our manager, will contribute $             to us in exchange for              shares of our common stock. Concurrent with the consummation of this offering, we plan to borrow $     under our repurchase agreements and to use the funds from such borrowings, together with the amounts contributed by the Marathon Structured Finance Funds and the net proceeds of this offering, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately

$         face amount of agency whole-pool certificates. The sales price for the initial assets will be their fair market value, less associated liabilities net of related unamortized costs (including the outstanding principal amount of CDO indebtedness), as determined by our manager, which, as of             , 2007, totaled $            . Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately     % of our common stock on a fully diluted basis.

We expect that the composition of the initial assets will change and that the related sales price will increase prior to the consummation of this offering primarily as a result of additional loans and other investments that are made by the Marathon Structured Funds and are appropriate for us as the primary Marathon vehicle for originating, acquiring and investing in U.S. commercial real estate debt instruments. At             , 2007, the Marathon Structured Funds have extended commitments to borrowers totaling $             that are expected to be funded prior to the consummation of this offering. We also expect that the fair market value, and therefore the sales price, of the initial assets will increase prior to the consummation of this offering as a result of accrued interest earned on the initial assets. We intend to finance any increase in the sales price for the initial assets through additional borrowings under our repurchase agreements. Conversely, in the event that the Marathon Structured Funds receive a prepayment of principal on any of the initial assets prior to the consummation of this offering, the fair market value, and therefore the sales price, of the initial assets will decrease, and we will reduce the amount of our borrowings under our repurchase agreements accordingly.

The initial assets will include first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments, and all of the preferred equity and the most junior subordinated debt interests in CDO-1. As of February 28, 2007, CDO-1 had assets with a principal balance of $1.0 billion, $97.4 million of which consisted of uninvested cash. CDO-1’s original assets were financed through the issuance of $815.5 million in CDO indebtedness. As of February 28, 2007, the $97.4 million in uninvested cash was available to our manager, as collateral manager of CDO-1, to finance additional commercial real estate finance investments. Upon acquisition, we will record the initial assets on our books and records at their fair market value and CDO-1 will become our consolidated subsidiary.

As of February 28, 2007, the initial asset portfolio was comprised of 114 separate positions with an outstanding principal balance of $1.4 billion, of which 69 positions and an outstanding principal balance of $904.4 million related to CDO-1, and no single investment represented more than 4% of the total estimated fair market value of the initial asset portfolio. As noted above, the composition of the initial asset portfolio may change prior to the consummation of this offering. For more detailed information on the initial asset portfolio, see ‘‘Our Company—Initial Asset Acquisition.’’

Financing Strategy

We plan to finance our investments using a diverse set of sources, including, in the short term, warehouse lines of credit, repurchase agreements and bank credit facilities and, in the long-term, CDO and other securitizations and equity and debt issuances, in addition to transaction specific funding arrangements. On a long-term basis, we will seek to ‘‘match fund’’ our assets and liabilities with respect to interest rates and maturities with like-kind debt, in an effort to minimize refinancing risk and reduce the impact of changing interest rates on our earnings and cash flows. We intend to finance the acquisition of our initial assets from the capital contribution of the Marathon Structured Finance Funds, borrowings under our repurchase agreements and the net proceeds of this offering and, thereafter, to finance asset acquisitions primarily by borrowing against, or ‘‘leveraging,’’ our investments in order to increase the size of our portfolio and potential return to our stockholders. We anticipate our overall leverage generally will be between 2.5 and 5 times the total book value of our equity, but our actual leverage at any given time will depend on our mix of investments. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

•	Warehouse Facilities. We intend to use short-term financing in the form of warehouse facilities, which are typically lines of credit from commercial and investment banks that we can draw from to fund our asset acquisitions. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating, and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the warehouse facility.

•	Repurchase Agreements. We also intend to use repurchase agreements as short-term financing to fund our asset acquisitions, including master repurchase agreements with and with aggregate capacity of $ and $ , respectively, which will be available upon consummation of this offering. Under these agreements, we will sell our securities and loans to a counterparty and agree to repurchase the same securities and loans from the counterparty at a price equal to the original sales price plus accrued interest for the term. These agreements are typically accounted for as debt secured by the underlying collateral. During the term of a repurchase agreement, we are generally entitled to receive scheduled interest on the related securities and loans.

•	Collateralized Debt Obligations. For long-term funding, we intend to utilize non-recourse securitization structures, particularly CDOs, as well as other match-funded financing arrangements. As of February 28, 2007, approximately $904.4 million principal balance of assets included in the initial asset portfolio were financed through CDO-1, of which our manager is collateral manager. In addition, at such date, $97.4 million of uninvested cash was available to our manager to finance additional commercial real estate finance investments. On May 18, 2006, CDO-1 issued $815.5 million of notes to third party investors with a weighted average borrowing cost of 1-month LIBOR plus 0.50% and a stated maturity of May 2046. Upon our acquisition of the initial assets, we will own 100% of the preferred equity interests and junior subordinated debt interests of CDO-1, totaling $184.5 million in notional value, and CDO-1 will become our consolidated subsidiary.

Unlike typical securitization structures, the underlying assets in a CDO pool of the same type as CDO-1 may be prepaid or be sold, subject to certain limitations, without a corresponding repayment of the CDO notes, provided the proceeds are reinvested in qualifying assets. As a result, CDOs of this type enable the sponsor to actively manage the pool of assets. Until May 2011, our manager is permitted to reinvest any principal repayments from the assets in CDO-1. As a result, we expect that CDO-1 will provide us with flexibility to finance a broad range of our commercial real estate finance investments on an ongoing basis.

As collateral manager of CDO-1, our manager receives a senior collateral management fee, payable quarterly, equal to 0.15% per annum of the balance of notes issued to third party investors, and a subordinate collateral management fee, payable quarterly, equal to 0.25% per annum of the balance of notes issued to third party investors. For any future CDOs structured on our behalf, our manager intends to waive applicable collateral management fees.

We believe that CDOs are an attractive financing vehicle for our investments because they will enable us to lock in our financing cost on a long-term basis and minimize the risk that we will have to refinance our liabilities before our investments mature or reprice, while giving us the flexibility to manage credit risk.

•	Hedging Instruments. We also intend to match fund interest rates with like-kind debt through the use of hedges such as interest rate swaps, caps or other financial instruments in an effort to reduce the impact of changes in interest rates on our earnings and cash flows.

•	Equity and Debt Issuances. From time to time, we may issue additional shares of common stock, preferred stock, hybrid equity securities such as convertible securities, warrants and secured and unsecured debt in the capital markets or otherwise.

Management Agreement

A management agreement governs the relationship between our company and our manager and describes the services to be provided by our manager and its compensation for those services. The management agreement has an initial term of three years, expiring on         , 2010, and will automatically be renewed for one-year terms on each anniversary date thereafter unless terminated or not renewed in the manner or on the occurrence of the events described in this prospectus. The management agreement requires our manager to oversee our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors.

Our manager is entitled to receive from us: a base management fee based on the book value of our stockholders’ equity; incentive compensation based on our funds from operations; a termination fee if we choose not to renew the management agreement based upon unsatisfactory performance by the manager that is materially detrimental to our business, or if our manager terminates the management agreement upon a default in the performance of our obligations under the management agreement; a liquidation fee in the event of certain substantial sales of our initial assets on a consolidated basis directed by our independent directors and certain related cash distributions; origination and structuring fees in connection with certain loans and other investments; and reimbursement of certain expenses as described in the management agreement. The following table summarizes the fees payable to our manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	Our manager will be entitled to a base management fee that is payable monthly in arrears in an amount equal to 1/12 of 1.75% multiplied by the month-end book value of our stockholders’ equity determined in accordance with generally accepted accounting principles.
Incentive Fee	Our manager will be entitled to an incentive fee that is payable quarterly in arrears in an amount equal to the product of:
(i) 25% of the dollar amount by which
(a) our funds from operations (as defined under ‘‘Our Manager and The Management Agreement—Management Fees and Incentive Compensation—Incentive Compensation’’) (after the base management fee and before incentive compensation) for such quarter per share of our common stock (based on the weighted average number of shares of our common stock outstanding during such quarter) exceeds
(b) an amount equal to
(A) the weighted average initial offering price per share of common stock in all of our common stock offerings (including this offering and the capitalization of our company prior to this offering), in each case at the time of issuance thereof, multiplied by

Fee	Summary Description
(B) .50% plus one-fourth of the ten-year U.S. treasury rate (as defined under ‘‘Our Manager and The Management Agreement—Management Fees and Incentive Compensation —Incentive Compensation’’) for such quarter, and
(ii) the weighted average number of shares of our common stock outstanding during such quarter.
At the election of our manager, all or a portion of the incentive fee may be paid to our manager in the form of shares of our common stock.
Termination Fee	The termination fee, payable for our nonrenewal of the management agreement based upon unsatisfactory performance by the manager that is materially detrimental to our business, or for our manager’s termination of the management agreement upon a default in the performance of our obligations under the management agreement, will be equal to four times the average of the sum of the annual base management and incentive fees for the immediately preceding two years.
Liquidation Fee	Our manager will be entitled to a liquidation fee in the event of certain substantial sales of our initial assets on a consolidated basis directed by our independent directors and certain related cash distributions. The liquidation fee payable to our manager in those circumstances would be equal to:
(i)(a) the net proceeds from the sales of such assets distributed to our stockholders, divided by
(b) the book value of our stockholders’ equity at the time of distribution multiplied by
(ii) four times the annual base management fee for the immediately preceding year, annualized in the case of management fee payments for less than one year.
Origination/Structuring Fees	Many of our loans are originated or structured through our manager’s direct contacts with borrowers, lessees and commercial real estate owners and operators, as well as through intermediaries. In many cases, our manager itself provides origination or structuring services. Our manager will have the right to retain origination or structuring fees paid by borrowers up to and including % of the loan’s principal amount, and any amount in excess thereof will be payable to us.
Expense Reimbursement	Our manager will be entitled to reimbursement of certain organizational and operating expenses, including third party expenses and certain employee compensation, incurred on our behalf, as described in this prospectus.

Conflicts of Interest

We, our executive officers, certain of our directors and Marathon, including our manager, will face conflicts of interest because of our relationships with each other. We were formed by our manager and the terms of our management agreement, including the fees payable by us to our manager, were not negotiated at arm’s length, and its terms may not be as favorable to us as if they were negotiated with an unaffiliated party. The terms of the capital contribution by the Marathon Structured Finance Funds to us in exchange for shares of our common stock and the sale of the initial assets by the Marathon

Structured Funds to us in exchange for cash were also not negotiated at arm’s length, and the terms thereof, including the number of shares of our common stock to be issued by us in exchange for the capital contribution and the cash to be paid by us for the initial assets, may not be as favorable to us as if they were negotiated with an unaffiliated party. Our manager also serves as an investment adviser to other affiliates of Marathon and as the collateral manager for CDO-1 and has the right to select the assets to be included in CDO-1. In addition, each of our executive officers is an officer of our manager and will not devote his or her time to us exclusively. However, our Controller and our Compliance Officer will devote substantially all of their time to us.

As previously described, the compensation we will pay to our manager consists of both a base management fee and an incentive fee. The risk of the base management fee is that it is determined by reference to the book value of our stockholders’ equity and, therefore, such fee will be payable to our manager regardless of our performance and may not provide sufficient incentive to our manager to maximize risk-adjusted returns on our investment portfolio. The risk of the incentive fee component is that the basis for the determination may cause our manager to place undue emphasis on our short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher short-term yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio. In addition, our manager will have the right to retain origination or structuring fees paid by borrowers up to and including         % of a loan’s principal amount, which could create an incentive for our manager to make investments on our behalf with higher origination or structuring fees and lower interest rates in order to receive such fees up to the     % cap.

Our investments will be sourced by our manager although not all investment opportunities sourced by our manager will be for our benefit. Marathon or funds managed by Marathon may invest in certain of the same types of investments as we do. As a result, we have developed conflicts of interest policies with Marathon with respect to investment opportunities. These conflicts of interest policies give us a right of first offer on U.S. cash-paying commercial real estate debt instruments and provide specific guidelines with respect to the terms of co-investments with Marathon or funds managed by Marathon, as well as the decision-making process with respect to related party investments. For a description of these conflicts of interest policies, see ‘‘Our Manager and The Management Agreement—Conflicts of Interest in Our Relationship with Our Manager— Conflicts of Interest Policies.’’

Summary Risk Factors

An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under ‘‘Risk Factors’’ before purchasing shares of our common stock in this offering:

•	We are dependent upon our manager and certain key personnel provided to us by our manager and may not find a suitable replacement if the management agreement with us is terminated or not renewed or key personnel are no longer available to us.

•	There are conflicts of interest in our relationship with Marathon, including with our manager, which could result in decisions that are not in the best interests of our stockholders, such as conflicts in allocating investments that may also be suitable for Marathon or in allocating time of officers and other employees between us and Marathon.

•	Our conflicts of interest policies may limit the type of investments we make and may impact our ability to comply with REIT requirements and restrictions and with the Investment Company Act of 1940, or the ‘‘Investment Company Act.’’

•	The manner of determining the incentive fee may cause our manager to invest in more risky investments to increase our short-term funds from operations and thereby increase the incentive fee it earns.

•	The manner of determining the base management fee may not provide sufficient incentive to our manager to maximize risk-adjusted returns on our investment portfolio since it is based on our stockholders’ equity and not on our performance.

•	Nonrenewal or termination of our management agreement would be costly and, in certain cases, not permitted.

•	A substantial liquidation fee may be payable to our manager in the event of certain significant sales of our initial assets on a consolidated basis directed by our independent directors and certain related cash distributions.

•	Our board of directors has approved very broad investment guidelines for our manager and will not approve each investment decision made by our manager.

•	We may change our targeted investments and investment guidelines without stockholder consent, which could result in investments that are different, and possibly riskier, than the targeted investments we describe in this prospectus.

•	We have no operating history and no experience operating as a REIT or a public company and may not operate successfully or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

•	Our failure to manage future growth effectively or achieve any growth would have a material adverse effect on our business, financial condition and results of operations.

•	We will rely heavily on access to financing sources, which may not be available on favorable terms, or at all, thereby materially and adversely affecting our ability to execute our business plan.

•	We expect to incur significant debt to finance our investments, which will subject us to restrictive covenants and increased risk of loss and reduce the cash available for distributions to our stockholders.

•	We may not be able to acquire sufficient eligible securities for a CDO financing, or may not be able to consummate a non-recourse long-term securitization such as a CDO on favorable terms, which may require us to seek less attractive financing for our investments or to liquidate assets.

•	Competition may limit the availability of desirable investments and result in reduced risk-adjusted returns.

•	Our real estate investments are subject to risks particular to real property.

•	Our mortgage loan and mortgage-backed security investments, whether senior or subordinated, will subject us to the risks of delinquency and foreclosure, which could result in losses to us.

•	Our investments in Term B, second lien and mezzanine loans and B-Notes involve greater risks of loss than senior loans secured by the same properties.

•	Our B-Note investments may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

•	Our construction loans and bridge loans involve a greater degree of risk than permanent mortgage loans.

•	Our preferred equity investments involve greater risk of loss than conventional debt financing.

•	Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

•	Our investments may be concentrated by asset or property type or region, increasing our risk of loss if there are adverse developments or greater risks affecting the particular concentration.

•	An increase in prepayment rates could adversely affect yields on our investments.

•	Interest rate fluctuations could significantly decrease our net income and liquidity and the market value of our assets, and our ability to use hedging instruments may be limited by our status as a REIT.

•	Future issuances of debt or equity securities by us or sales of shares eligible for resale by our existing stockholders after the completion of this offering, or the perception that such issuances or sales may occur, could depress the price of our common stock.

•	The stock ownership limits for REITs imposed by the Internal Revenue Code and our charter may reduce the liquidity of our common stock and restrict business combination opportunities.

•	The REIT distribution requirements will limit our ability to retain earnings and will therefore affect our liquidity.

•	Complying with the REIT requirements may cause us to forego otherwise attractive business opportunities.

•	Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

•	The requirements of the Investment Company Act impose limits on our operations.

Our Structure

The following chart illustrates the structure and ownership of our company upon consummation of this offering:

(1)	Does not include options to purchase shares of our common stock granted to our manager or shares of our common stock that may be issued upon exercise of the underwriters’ option to purchase additional shares of our common stock.

The Offering

Common stock we are offering	shares

Common stock to be outstanding after this offering	shares(1)

Use of proceeds	We estimate that the net proceeds to us from our sale of shares of common stock in this offering, at an assumed initial public offering price of $ per share (which is the mid-point of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and other estimated offering expenses, will be approximately $ .

We intend to use all of the net proceeds of this offering, together with $ in proceeds from the capital contribution made to us by the Marathon Structured Finance Funds prior to the consummation of this offering and $ in borrowings under our repurchase agreements, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately $ face amount of agency whole-pool certificates.

As noted above under ‘‘—Initial Asset Acquisition,’’ the composition of the initial asset portfolio and the related sales price may change prior to the consummation of this offering and, in the case of an increase in such price, we intend to finance such increase through additional borrowings under our repurchase agreements.

If the underwriters exercise their option to purchase additional shares of our common stock in full, we estimate that our net proceeds will be approximately $ .We intend to use any net proceeds to us from the exercise of such option to reduce borrowings under our repurchase agreements.

Proposed New York Stock Exchange Symbol	‘‘MRR’’

(1)	Includes shares of restricted common stock granted to our manager. Does not include (i) options to purchase shares of our common stock granted to our manager, (ii) shares of our common stock available for future grant under our equity incentive plan or (iii) shares of our common stock that may be issued upon exercise of the underwriters’ option to purchase additional shares of our common stock.

Tax Status

We intend to elect to be treated as a REIT for U.S. federal income tax purposes. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to U.S. federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, we may have subsidiary entities that are subject to U.S. federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply, pursuant to legislation enacted in 2003, to dividends received by individuals, trusts and estates from taxable corporations. See ‘‘U.S. Federal Income Tax Considerations.’’

Restrictions on Ownership of Our Capital Stock

Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from directly or indirectly owning more than 9.8% of the aggregate value of our outstanding capital stock or more than 9.8% (by number of shares or value, whichever is more restrictive) of our outstanding common stock, referred to in this prospectus as the ‘‘stock ownership limits.’’ Our board of directors has granted an exemption to the Marathon Structured Finance Funds from the stock ownership limits and has discretion to grant other exemptions, subject to terms and conditions as it deems appropriate.

Distribution Policy

We generally need to distribute at least 90% of our taxable income each year (subject to certain adjustments) in order to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions are authorized by our board of directors and declared by us based upon a variety of factors, and there is no assurance that we will make any distributions to our stockholders or the amount of any distributions, if made. Our distribution policy may change in the future. Our ability to make distributions to our stockholders depends, in part, upon the performance of our investment portfolio and, in turn, upon our manager’s management of our business. For additional detail, see ‘‘Distribution Policy.’’ Distributions to our stockholders will be generally taxable to our stockholders as ordinary income, although a portion of our distributions may be designated by us as capital gain or may constitute a return of capital. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Stockholders.’’

We were incorporated in the State of Maryland on March 16, 2007. Our principal executive offices are located at 461 Fifth Avenue, 10th Floor, New York, New York 10017. Our telephone number is (212) 381-4400.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to purchase shares of our common stock in this offering. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, stock price, ability to service our indebtedness and ability to make cash distributions to our stockholders and could cause you to lose all or a significant part of your investment in shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under ‘‘Cautionary Statement Regarding Forward-Looking Statements.’’

Risks Relating to Our Management and our Relationship with Marathon

We are dependent upon our manager and its key personnel and may not find a suitable replacement if the management agreement is terminated or not renewed or such key personnel are no longer available to us, which would materially and adversely affect us.

In accordance with our management agreement, we are externally advised by Marathon Asset Management, L.L.C. and all of our executive officers and other employees are employees of our manager. We expect that substantially all of our investment and asset management decisions will be made by our manager and not by us, as we do not and will not employ individuals related to these matters. Furthermore, our manager has the sole discretion to hire and fire its employees, and our board of directors and shareholders will not have any authority over the individual employees of our manager, although our board of directors will have authority over our officers who are provided by our manager. Accordingly, we are completely reliant upon, and our success depends exclusively on, our manager’s personnel, services and resources. Our manager also has significant discretion as to the implementation of our operating policies and strategies and will evaluate, negotiate, structure, close and monitor our individual investments. No assurance can be given that Marathon will act in our best interest with respect to the allocation of personnel, services and resources to our business. In addition, the management agreement does not require our manager to dedicate specific personnel to us or to require personnel servicing our business to allocate a specific amount of time to us. We are also subject to the risk that the management agreement is terminated or not renewed and that no suitable replacement is found to manage us. If the management agreement is terminated or not renewed and a suitable replacement is not secured in a timely manner or key personnel of our manager are not available to us with an appropriate time commitment, we may be unable to execute our business plan, which would materially and adversely affect us.

The management agreement was not negotiated on an arm’s length basis and the terms, including the fees payable to our manager, may not be as favorable to us than if it were negotiated with an unaffiliated third party.

The management agreement was negotiated between related parties, and we did not have the benefit of arm’s length negotiations of the type normally conducted with an unaffiliated third party and the terms, including the fees payable to our manager, may not be as favorable to us. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our manager.

The capital contribution by the Marathon Structured Finance Funds and the sale of the initial assets by the Marathon Structured Funds were not negotiated on an arm’s length basis and their terms, including the number of shares of our common stock to be issued by us in exchange for the capital contribution and the cash to be paid by us for the initial assets, may not be as favorable to us than if they were negotiated with an unaffiliated third party.

The capital contribution by the Marathon Structured Finance Funds and the sale of the initial assets by the Marathon Structured Funds were negotiated between related parties, and we did not have the benefit of arm’s length negotiations of the type normally conducted with an unaffiliated third party and their terms, including the number of shares of our common stock to be issued by us in exchange for the capital contribution and the cash to be paid by us for the initial assets upon consummation of this offering, may not be as favorable to us. We have not obtained any independent third-party appraisals of the initial assets. As a result, the cash to be paid by us in exchange for the initial assets may exceed their fair market value. In addition, the price per share of our common stock issued to the Marathon Structured Finance Funds in exchange for their capital contribution may be less than the initial price per share of our common stock issued in this offering.

We expect that our manager will source all of our investments and affiliates of our manager may participate in some of those investments, which could result in conflicts of interest.

We expect that our manager will source all of our investments. Marathon, including our manager, may participate in some of our investments, in certain cases at a more senior level in the capital structure of the underlying borrower and related real estate than our investment. Participating investments will not be the result of arm’s length negotiations and will involve potential conflicts between our interests and those of Marathon, including our manager, in obtaining favorable terms. In addition, not all opportunities sourced by our manager will be for our benefit. Although we have adopted conflicts of interest policies to specifically address some of the conflicts relating to our investments, which are described under ‘‘Our Manager and The Management Agreement—Conflicts of Interest in Our Relationship with Our Manager—Conflicts of Interest Policies,’’ there is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. To the extent permitted under the Investment Advisers Act of 1940, the same personnel may determine the price and terms for the investments for both us and Marathon, including our manager, and there can be no assurance that the procedural protections, such as obtaining market prices or other reliable indicators of fair market value, will prevent the consideration we pay for these investments from exceeding their fair market value or ensure that we receive terms for a particular investment that are as favorable as those available from an independent third party. Our interests in such investments may also conflict with the interests of those affiliates in the event of a default or restructuring of the investment.

The manner of determining the base management fee may not provide sufficient incentive to our manager to maximize risk-adjusted returns on our investment portfolio since it is based on our stockholders’ equity and not on our performance.

Our manager is entitled to receive a base management fee that is based on the book value of our stockholders’ equity at the end of each month, regardless of our performance. Accordingly, the possibility exists that significant base management fees could be payable to our manager for a given month despite the fact that we could experience a net loss during that month. Our manager’s entitlement to such significant nonperformance-based compensation may not provide sufficient incentive to our manager to devote its time and effort to maximize risk-adjusted returns on our investment portfolio, which could, in turn, adversely affect our ability to make distributions to our shareholders and the market price of our common stock.

In addition, our manager will have the right to retain origination or structuring fees paid by borrowers up to and including       % of the loan’s principal amount, which could create an incentive for our manager to make investments on our behalf with higher origination or structuring fees and lower interest rates in order to receive such fees up to the        % cap.

The manner of determining the incentive fee may cause our manager to invest in more risky investments to increase our short-term funds from operations and thereby increase the incentive fee it earns.

Our manager is entitled to receive incentive compensation based upon our achievement of targeted levels of funds from operations in each quarter. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on our funds from operations may lead our manager to place undue emphasis on the maximization of short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier and more speculative. This could result in increased risk to our investment portfolio.

Nonrenewal or termination of our management agreement would be costly and, in certain cases, not permitted.

We are not permitted to terminate the management agreement with our manager other than for cause. Under limited circumstances, we may elect not to renew the management agreement at the end of the initial term on             , 2010 or upon expiration of any one-year term thereafter, and our manager may terminate the management agreement due to our default thereunder, and in such cases we will be required to pay a termination fee to our manager in an amount equal to four times the average of the sum of the base management and incentive fees for the immediately preceding two years plus all compensation accruing to the date of the nonrenewal or termination. These provisions increase the effective cost to us of electing not to renew, or defaulting in our obligations under, the management agreement, thereby adversely affecting our ability to end our relationship with our manager, even if we believe our manager’s performance is not satisfactory.

A substantial liquidation fee may be payable to our manager in the event of certain significant sales of our initial assets on a consolidated basis directed by our independent directors and certain related cash distributions.

Our manager will be entitled to a liquidation fee in the event that, in connection with the rights of our independent directors to direct the sale of the initial assets and certain assets within CDO-1 as described under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Transfers of Financial Assets,’’ our independent directors direct the sale, in one or more transactions, of 51% or more of the total estimated fair market value of those assets at the time of our acquisition of the initial assets, including the interests in CDO-1, and, within six months of the sale that exceeds that percentage, our board of directors directs the distribution to our stockholders of 20% or more of the cash proceeds from such sale(s) net of related selling expenses and the repayment of any related indebtedness. The liquidation fee payable to our manager in those circumstances would be equal to (i) (a) the net proceeds from the sales of such assets distributed to our stockholders, divided by (b) the book value of our stockholders’ equity at the time of distribution, multiplied by (ii) four times the annual base management fee for the immediately preceding year, annualized in the case of management fee payments for less than one year.

Risks Relating to Our Business Strategy

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in March 2007 and have no operating history. Our initial assets will be sold to us by the Marathon Structured Funds upon consummation of this offering. Our operating cash flows will depend on many factors, including the performance of the initial assets, the availability of opportunities for the acquisition of additional assets, the level and volatility of interest rates, readily accessible short-term and long-term financing, conditions in the financial markets, real estate market and economy, and our ability to successfully operate our business and execute our investment strategy. We will face substantial competition in acquiring attractive investments, which could adversely impact the risk-adjusted returns from our new investments. We cannot assure you that we will operate successfully as a separate business or implement our operating policies and strategies successfully.

We are dependent on our manager, who has no experience operating a REIT or a public company.

Although our manager has been active in real estate operations and lending for many years, it has no experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code or the Investment Company Act applicable to REITs. This lack of experience in managing a portfolio of assets under REIT and Investment Company Act constraints may hinder our manager’s ability to achieve our investment objectives. In addition, maintaining our REIT qualification and complying with the Investment Company Act exemptions limit the types of investments we are able to make. We cannot assure you that our manager will be successful on our behalf as in its previous endeavors on behalf of Marathon, or at all.

Since our retained earnings as a REIT will be nominal, we will rely heavily on access to financing sources, which sources may not be available on favorable terms, or at all, thereby materially and adversely affecting our ability to execute our business plan.

We depend on access to financing sources to execute our business plan. We are generally required to distribute to our stockholders at least 90% of our taxable income each year for us to qualify as a REIT, which requirement we currently intend to satisfy. As a result, our retained earnings available to execute our business plan will be nominal. We intend to execute our business plan over the long-term through equity issuances and the incurrence of debt through warehouse facilities, repurchase agreements, securitizations (including CDOs), capital markets offerings, bank credit facilities (secured or unsecured) and other structured financings. Our ability to execute our business plan, and therefore our long-term growth, will depend on our business, prospects, financial condition, cash flows, liquidity and results of operations, as well as various market conditions beyond our control. We cannot assure you that we will have access to equity or debt capital on favorable terms, or at all, at the desired times, which would materially and adversely affect our ability to execute our business plan. Furthermore, we cannot assure you that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as warehouse facilities, repurchase agreements and bank credit facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flow from operations, thereby reducing funds available for operations, future business opportunities, cash distributions to our stockholders and other purposes.

We expect to incur significant debt to finance our investments, which will subject us to increased risk of loss and reduce cash available for distributions to our stockholders.

We intend to leverage our assets through borrowings, generally through the use of warehouse facilities, repurchase agreements, securitizations (including CDOs), unsecured debt securities and bank credit facilities (secured or unsecured). The percentage of leverage we employ will vary depending on our ability to obtain and access financing arrangements with lenders and the lender’s and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. Our governing documents contain no limitation on the amount of debt we may incur. Our board of directors may establish and change our leverage policy at any time without stockholder approval. In addition, we may leverage individual assets at substantially higher levels. Incurring debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

•	we are not able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

We may not be able to obtain non-recourse long-term financing for our investments, which may require us to seek less attractive financing for our investments or to liquidate assets.

We intend to finance our investments on a non-recourse long-term basis, such as through the issuance of CDOs in addition to CDO-1 or other securitizations, which means that our lenders typically will not have a general claim against us as an entity, as opposed to the assets themselves. We also may finance our investments on a long-term basis through issuances of equity and unsecured debt in the capital markets or otherwise. Generally, we will finance our investments initially with relatively short-term facilities until a sufficient portfolio is accumulated, at which time we intend to refinance these facilities through a securitization, such as an additional CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, sufficient eligible assets to maximize the efficiency of a securitization. We also bear the risk that we will not be able to obtain new short-term facilities or may not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible securities for a securitization. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us even when we do have sufficient eligible assets. While we will intend to retain the unrated equity component of CDOs or other securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations will increase our overall exposure to risks associated with ownership of such investments, including the risk of default. Our inability to refinance our short-term facilities will also increase our risk because borrowings thereunder are often recourse to us as an entity. If we are unable to obtain and renew the necessary short-term facilities or to consummate a securitization to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets.

Interest rate fluctuations could significantly decrease our net income and liquidity and the market value of our assets.

Our primary interest rate exposures will relate to the yield on our investments and the financing cost of our debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates.

We expect that most of our borrowing costs will be determined by reference to floating rates, such as LIBOR or a Treasury index, plus a margin, the amount of which will depend on a variety of factors, including, without limitation, (i) for secured debt, the value and liquidity of the collateral and for unsecured debt, our credit, (ii) the level and movement of interest rates and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest we earn on our floating rate investments may not compensate for such increase in interest expense and interest we earn on our fixed rate investments would not change. Similarly, in a period of declining interest rates, our interest income on floating rate investments would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed rate debt would not change. Any such scenario could materially and adversely affect us.

Our operating results depend, in large part, on differences between the income earned on our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income earned on such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly decrease our net income and liquidity and the market value of our assets.

If credit spreads widen before we obtain long-term financing for our assets, we may incur losses and such losses could be material.

We intend to price our assets based on our assumptions about future levels of credit spreads for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets using structured finance techniques at a spread over a certain benchmark, such as the yield on

United States Treasury securities, swaps, or LIBOR. If the spread that investors require in the structured finance transaction widens and the rates we charge on our assets involved in such transaction are not increased to the same extent, we may incur losses and such losses could be material.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flows.

The terms of the CDOs we intend to issue generally provide that the principal amount of assets included as collateral must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as ‘‘over-collateralization.’’ We anticipate that the CDO terms will provide that, if certain delinquencies or losses exceed the specified levels based on the analysis by the rating agencies (or the financial guaranty insurer, if applicable) of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive cash flows from assets pledged to collateralize the bonds. We cannot assure you that these tests will be satisfied. We also cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of the amount, if any, of distributions available to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of distributions to us. In addition, if our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of our CDO securities, which could materially and adversely affect our results of operations and liquidity.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through a CDO) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of our working capital, and our ability to borrow against such loans is limited. Any significant repurchases or indemnification payments could materially and adversely affect our results of operations and liquidity.

Our warehouse facilities may limit our ability to make investments, and we may incur losses if the collateral is liquidated.

In order to borrow funds to make investments under our warehouse facilities, we expect that our lenders will have the right to review the potential investment for which we are seeking financing. We may be unable to obtain the consent of a lender to make investments that we believe will be beneficial to us and we may be unable to obtain alternate financing for that investment. These consent rights may limit our ability to execute our business plan. In addition, no assurance can be given that a CDO or other securitization will be consummated with respect to the investments being warehoused. If the securitization is not consummated, the lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the consummation, we will have to bear any resulting loss on the sale.

Our repurchase agreements may require us to provide additional collateral or pay down debt.

Our repurchase agreements involve the risk that the market value of the loans pledged or sold by us to the funding source may decline in value, in which case the lending institution may require us to provide additional collateral or to pay down all or a portion of the funds advanced. We may not have the funds available to pay down our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, as to which no assurance can be given. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, a lending institution could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect us. In addition, in the event that the funding source files for bankruptcy or becomes insolvent, our loans may become subject to the bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could also materially and adversely affect us.

Lenders may require us to enter into restrictive covenants relating to our operations.

When we obtain debt financing, lenders may impose restrictions on us that would affect our ability to incur additional debt, our ability to make distributions to our stockholders and our flexibility to determine our operating policies and strategies. For example, our loan documents may contain negative covenants that limit, among other things, our ability to repurchase our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts and sell assets. We may also be subject to cross-default and acceleration rights and, with respect to secured debt, the posting of additional collateral and foreclosure rights upon default.

If our manager ceases to be our manager pursuant to the management agreement, financial institutions providing any financing arrangements we may have may not provide future financing to us, which could materially and adversely affect us.

Financial institutions that finance our investments pursuant to warehouse facilities or other financing arrangements may require that our manager remain our manager under the management agreement. If our manager ceases to be our manager, it may constitute an event of default and the financial institution providing the arrangement may have acceleration rights with respect to outstanding borrowings and termination rights with respect to our future investments. If our manager ceases to be our manager for any reason and we are unable to obtain financing for our accelerated borrowings and for our future investments, we could be materially and adversely affected.

We may not be able to renew our total return swaps, which could adversely impact our financing strategy.

We may finance certain of our investments through the use of total return swaps. If we do, we may wish to renew many of the swaps, which are for specified terms, as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they fail to renew them, that we would be able to enter into new total return swaps with suitable replacement providers. Providers may choose not to renew our total return swaps for a number of reasons, including:

•	increases in the provider’s cost of funding;

•	insufficient volume of business with a particular provider;

•	our desire to invest in a type of swap that the provider does not view as economically attractive due to changes in interest rates or other market factors; or

•	our inability to agree with a provider on terms.

Our hedging transactions may limit our gains or result in losses, which could be material.

Subject to maintaining our qualification as a REIT and our exemption under the Investment Company Act, we intend to use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. Our primary hedging strategy will consist of entering into interest rate swap contracts. Additionally, we may in certain select instances choose to hedge our exposure to fluctuations in CMBS credit spreads by purchasing swaps written against a broad-based commercial mortgage-backed securities index. The value of our forwards, futures and swaps may fluctuate over time in response to changing market conditions and will tend to change inversely with the value of the risk in our liabilities that we intend to hedge. Hedges are sometimes ineffective because the actual correlation between changes in value of the underlying investment and the derivative instrument is less than was expected when the hedging transaction was initially undertaken. Since most of our hedging activity is intended to cover the period between origination or purchase of investments and their eventual sale or financing, unmatched losses in our hedging program tend to occur when a planned securitized financing fails to occur, or if the hedge proves to be ineffective.

Our hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. The use of derivatives to hedge our liabilities carries certain risks, including the risk that (i) losses on a hedge position will reduce the cash available for distribution to our stockholders and exceed the amount invested in such instruments, (ii) counterparties could default on their obligations and (iii) we are nevertheless obligated to pay certain costs such as transaction or brokerage costs. A hedge may not be effective in eliminating all of the risks inherent in any particular position and could result in higher interest rates than those to which we would otherwise be subject. In addition, there will be risks against which we believe we may not be able to hedge effectively or efficiently. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates, and our status as a REIT may limit our ability to effectively hedge our interest rate exposure. Accordingly, our results of operations and cash flows may be materially and adversely affected during any period as a result of the use of derivatives.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. No assurance can be given that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses to us and such losses could be material.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances (e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on our liquidity and financial condition and access to capital at the time.

Competition may limit the availability of desirable investments and result in reduced risk-adjusted returns.

We will compete in investing in commercial real estate loans and other structured finance transactions with numerous public and private real estate investment entities, such as other REITs, mortgage banks, pension funds, institutional investors and individuals. We expect that most, if not all, of our investments will be obtained through a competitive bidding process. Our competitors may be larger than us, may have access to greater and less expensive capital and other resources, may have management personnel with more experience than our manager and may have other advantages over us and our manager. Competition may result in fewer investments, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our borrowing costs. In addition, competition for desirable investments could delay the investment of our capital, which could materially and adversely affect our results of operations. As a result, there can be no assurance that we will achieve positive investment results or investment results that allow any or a specified level of distributions to our stockholders.

Our failure to manage future growth effectively or achieve any growth would have a material adverse effect on our business, financial condition and results of operations.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on our manager’s personnel and their ability to identify and invest in assets that meet those objectives. Accomplishing this result on a cost-effective basis is largely a function of our manager’s structuring of our investment process, its ability to provide competent, attentive and efficient services to us and our access to financing on favorable terms. Our ability to grow is also dependent upon our manager’s ability to successfully hire, train, supervise and manage its personnel. We may not be able to manage growth effectively or to achieve growth at all, which would materially and adversely affect our business, financial condition and results of operations.

We may change our operational policies without stockholder consent, which may adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our board of directors has approved very broad investment guidelines for our manager and will not review or approve each investment decision made by our manager.

Our manager is authorized to follow very broad investment guidelines and, therefore, has great latitude in determining the types of assets that are proper investments for us, as well as the individual investment decisions. Our directors will periodically review our investment guidelines and our investment portfolio. However, our independent directors will not review or approve each proposed investment by our manager unless it falls outside of our investment guidelines or constitutes a related party transaction. In addition, in conducting periodic reviews, our directors will rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be costly, difficult or impossible to unwind by the time they are reviewed by our directors.

We may change our investment guidelines and strategy without stockholder consent, which could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

We may change our investment guideline and strategy at any time without the consent of our stockholders, which could result in our making investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus. A change in our investment guidelines and strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, which could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which could have a material adverse effect on our results of operations.

Our business is highly dependent on the communications and information systems of our manager. Any failure or interruption of our manager’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our results of operations.

We are exposed to potential risks from legislation requiring companies to evaluate their internal control over financial reporting.

Based on current laws and regulations we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to assess and attest to the effectiveness of our internal control over financial reporting for our fiscal year ending December 31, 2008, and requires our independent registered public accounting firm to opine as to the adequacy of our assessment and effectiveness of our internal control over financial reporting. Our efforts to comply with Section 404 will result in us incurring significant expenses through 2007 and 2008 that we estimate could result in a material dollar amount. Even with those expenditures, we may not receive an unqualified opinion from our independent registered public accounting firm with regard to our internal control over financial reporting.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the U.S. and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our loans and investments and the property underlying our securities.

We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause our stock price to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our financial condition, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot predict the severity of the effect that potential future terrorist attacks would have on our business. Losses resulting from these types of events may not be fully insurable.

In addition, the events of September 11 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, or ‘‘TRIA,’’ and the subsequent enactment of the Terrorism Risk Insurance Extension Act of 2005, which extended TRIA through the end of 2007, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties in which we invest are unable to obtain affordable insurance coverage, the value of those investments could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Risks Related to Our Investments

Our real estate investments are subject to risks particular to real property.

We own investments that are secured by real estate and may own real estate directly. Real estate investments will be subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001, social disturbances and civil disturbances;

•	changes in national, regional and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs associated with compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions; and

•	the occurrence of uninsured or under insured property losses.

If any of these or similar events occur, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to our stockholders.

Our mortgage loan investments and the mortgage loans underlying our mortgage-backed security investments will be subject to risks of delinquency and foreclosure, which could result in losses to us.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to pay the principal of and interest on a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to pay the principal of and interest on the loan in a timely manner, or at all, may be impaired and therefore could reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to our stockholders. Net operating income of an income-producing property, whether securing one of our loans or held directly by us, may be adversely affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in specific industry segments;

•	declines in regional or local real estate values or rental or occupancy rates; and

•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on any anticipated return on the foreclosed mortgage loan.

Commercial mortgage-backed securities evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, in addition to the priorities of the particular class owned, these mortgage-backed securities are also subject to all of the risks of the underlying mortgage loans.

Our investments in subordinated loans and mortgage-backed securities could subject us to increased risk of losses.

We intend to invest in subordinated loans and subordinated mortgage-backed securities. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy such loan, we may lose all or a significant part of our investment, which would result in losses to us. In the event a borrower becomes subject to bankruptcy proceedings, we will not have any recourse to the assets of the borrower that are not pledged to secure our loan, if any, and the unpledged assets of the borrower may not be sufficient to satisfy our loan. If a borrower defaults on our loan or on its senior debt, or in the event of a borrower bankruptcy, our loan will be satisfied only after all senior debt is paid in full. Where senior debt exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loan, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, and then by the ‘‘first loss’’ subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not recover all or a significant part of our investment. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the ‘‘first loss’’ position behind the more senior securities, which may result in significant losses to us.

An economic downturn could increase the risk of loss on our investments in subordinated loans and mortgage-backed securities. The prices of lower credit quality investments are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. An economic downturn or a projection of an economic downturn, for example, could cause a decline in the price of lower credit quality investments because the ability of obligors to make principal and interest payments or to refinance may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss.

Our investments in Term B, second lien and mezzanine loans involve greater risks of loss than senior loans secured by the same properties.

We intend to invest in Term B, second lien and mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in either the entity that owns the property or an entity that owns an interest in the entity that owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we will not have any recourse to the unpledged assets of the property owning entity, and the unpledged assets of the entity may not be sufficient to satisfy our loan. If a borrower defaults on our loan or on its senior debt, or in the event of a borrower bankruptcy, our loan will be satisfied only after all senior debt is paid in full. As a result, we may not recover all or a significant part of our investment, which would result in losses to us. In addition, such loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing our risk of loss.

Our B-Note investments may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We intend to invest in B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment is first made to the A-Note holders. B-Notes reflect similar credit risks to comparably rated commercial mortgage-backed securities. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with significant concentration. B-Notes also are less liquid than commercial mortgage-backed securities and therefore may be more difficult to sell, on favorable terms or otherwise, when desired or at all, especially with respect to underperforming or non-performing B-Notes. The greater risks associated with the subordinate position of our B-Note investments could subject us to increased risk of losses.

Construction loans involve a high risk of loss if we fail to fund the entire unfunded portion or if a borrower otherwise fails to complete the construction of a project.

We intend to invest in construction loans. If we fail to fund the entire unfunded portion of a construction loan or if a borrower otherwise fails to complete the construction of a project, there could be adverse consequences associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete it from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. Furthermore, we may make loans on other non-cash generating assets such as land loans and pre-development loans, and such loans may fail to qualify for construction financing and may need to be liquidated based on the ‘‘as-is’’ value as opposed to a valuation based on the ability to construct certain real property improvements. The occurrence of such events may have a negative impact on our results of operations. Other loan types may also include unfunded future obligations that could present similar risks.

Our bridge loans involve a greater risk of loss than permanent mortgage loans.

We intend to provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition or renovation of property. The borrower has usually identified an undervalued property that has been under-managed and/or is located in a recovering market. If the market in which the property is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the property’s management or the value of the property, the borrower may not receive a sufficient return on the property to satisfy its obligations under the bridge loan, and we may lose all or a significant part of our investment, which would result in losses to us.

In addition, owners usually borrow funds under a permanent mortgage loan to repay a bridge loan. We may therefore be dependent on a borrower’s ability to obtain such financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss to the extent of any deficiency between the value of the collateral and the principal of and accrued interest on the bridge loan. The greater risks associated with our bridge loans could subject us to increased risk of losses.

Our preferred equity investments involve a greater risk of loss than conventional debt financing.

We intend to make preferred equity investments, which involves a higher degree of risk than conventional debt financing due to a variety of factors, including their unsecured nature and subordinate ranking to other loans and liabilities of the entity in which such preferred equity is held. Accordingly, if the issuer defaults on our investment, we would only be able to proceed against such entity in accordance with the terms of the preferred security, and not against any property owned by such entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after all lenders to, and other creditors of, such entity are paid in full. As a result, we may lose all or a significant part of our investment, which would result in losses to us.

Our investments in real estate-related debt securities will be subject to the specific risks relating to the particular issuer of the securities and to the general risks of investing in real estate-related securities, which may result in losses to us.

We intend to invest in real estate-related debt securities. Our investments in real estate-related debt securities will involve special risks relating to the particular issuer of the securities, including the financial condition, liquidity, results of operations, business and prospects of the issuer. Real estate companies often invest, and REITs generally are required to invest substantially, in real estate or real estate-related assets and are subject to the risks inherent with the real estate-related investments referred to in this prospectus.

Debt securities are often unsecured and may also be subordinated to other obligations of the issuer. We may also invest in real estate-related debt securities that are not rated or are rated non-investment grade by one or more rating agencies. Investments that are not rated or are rated non-investment grade have a higher risk of default than investment grade rated assets and therefore may result in losses to us. We currently anticipate investing primarily in unrated or non-investment grade rated securities and other assets and have not adopted any limit on such investments.

Investments in real estate-related debt securities will also subject us to the risks inherent with real estate-related investments referred to in this prospectus, including the risks described with respect to mortgage loans and mortgage-backed securities and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of, and net income from, real property;

•	risks generally incident to interests in real property; and

•	risks specific to the type and use of a particular property.

Investments in REIT debt securities are also subject to risks of:

•	transfer restrictions imposed on securities issued in SEC exempt private placements by the relevant securities laws and limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	in the case of subordinated investments, the seniority of claims of banks and other senior lenders to the issuer;

•	the operation of mandatory sinking fund or redemption provisions during periods of declining interest rates that could cause us to reinvest redemption proceeds in comparable assets at lower yields or in riskier assets to maintain the current yield;

•	the possibility that the liquidity and performance of the issuer may be insufficient to meet its debt service and any dividend obligations; and

•	the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates, economic downturn and other adverse developments.

These risks may adversely affect the value of our real estate-related debt securities and the ability of the issuers thereof to make principal and interest payments in a timely manner, or at all.

Our investments in mortgage-related securities will involve risk of default and delays in payments.

We may invest in mortgage-related securities that are government or agency certificates. Agency certificates are mortgage-related securities issued by Ginnie Mae, Fannie Mae and Freddie Mac.

Payment of principal of, and interest on, underlying securities issued by Ginnie Mae are guaranteed by the U.S. government. Fannie Mae and Freddie Mac mortgage-related securities are guaranteed as to payment of principal and interest by the respective agency issuing the security. It is possible that guarantees of Fannie Mae or Freddie Mac would not be honored in the event of default on the underlying securities. Legislation may be proposed to change the relationship between certain agencies, such as Fannie Mae or Freddie Mac, and the U.S. federal government. This may have the effect of reducing the actual or perceived credit quality of mortgage-related securities issued by these agencies. As a result, such legislation could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac mortgage-related securities. We may continue to invest in such securities, even if the relationship of either such agency with the U.S. federal government changes. Payment defaults under our mortgage-related securities would result in losses to us.

We have invested, and intend to invest, in the equity securities of CDOs and such investments involve significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay all debt service obligations on its indebtedness and its expenses.

Upon consummation of this offering, we will own all of the preferred equity securities of CDO-1 and in the future we intend to invest in the equity securities of additional CDOs. A CDO is a special purpose vehicle that purchases collateral (such as real estate-related investments, bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of its debt service obligations on its indebtedness and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the obligors under the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDO equity could decrease substantially or be eliminated. In addition, the equity of a CDO is generally illiquid, and because it represents a leveraged investment in a CDO’s assets, the value of the CDO equity will generally have greater fluctuations than will the values of the underlying collateral.

We may make investments in non-U.S. assets and non-U.S. dollar denominated loans or securities, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

We may make investments in non-U.S. assets and loans or securities that are denominated and/or payable in foreign currencies, although we do not currently anticipate making a significant amount of such investments. A change in foreign currency exchange rates is beyond our control and may have an adverse impact on any returns on our non-dollar investments. Although we may hedge our foreign currency risk, subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. In addition, investments in foreign countries also subject us to risks of foreign exchange control and currency restrictions and multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Except in rare instances, loans or securities we may acquire or originate will not conform to conventional loan standards applied by traditional lenders and will not be rated or will be rated as non-investment grade by the rating agencies (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, BBB− or below). The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans or securities we originate or acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock. We currently anticipate investing primarily in unrated or non-investment grade assets. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Credit ratings assigned to our investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to our investments will not be downgraded.

Some of our investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Insurance on mortgage loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property.

Risks of cost overruns and noncompletion of renovation of the properties underlying rehabilitation loans may result in losses.

The renovation, refurbishment or expansion by a borrower under a mortgaged property involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment.

Volatility of values of commercial properties may adversely affect our loans and other investments.

Commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be affected adversely by industry slowdowns and other factors); changes or continued weakness in specific industry segments; construction quality, age and design; demographics; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event a property’s net operating income decreases, a borrower may have difficulty repaying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before investing in a company or making a loan to a borrower, we will assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we will rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

An increase in prepayment rates could adversely affect yields on our investments.

The yields of our investments may be adversely affected by increased prepayment rates on our investments. Prepayment rates on our investments, where contractually permitted, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from increases in such rates. In periods of declining interest rates, prepayments on investments generally increase and the proceeds of prepayments received during these periods may generally be reinvested by us in comparable assets at reduced yields. In addition, the market value of investments subject to prepayment may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on investments, where contractually permitted, generally decrease, in which case we would not have the prepayment proceeds available to invest in comparable assets at higher yields. Furthermore, we may acquire assets at a discount or premium and our anticipated yield would be impacted if such assets prepay more quickly than anticipated. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of certain investments. In a limited number of investments, we may be entitled to fees upon their prepayment although no assurance can be given that such fees will adequately compensate us as the functional equivalent of a ‘‘make whole’’ payment. Furthermore, we may not be able to structure future investments to impose a make whole obligation upon a borrower in the case of an early prepayment.

Our investments generally will be illiquid and our ability to dispose of our investments in response to changes in economic conditions or otherwise will be limited.

Our investments generally will be illiquid and will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. In addition to any CDO equity, which is particularly illiquid, our B-Notes, mezzanine loans, bridge loans and mortgage loans are also particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. As a result of the illiquid nature of our investments, our ability to dispose of them in response to changes in economic conditions or otherwise will be limited.

Our securities that are ‘‘available for sale’’ will be recorded at fair market value, and the valuations of those securities that are not publicly traded are particularly uncertain.

We will value our securities that are ‘‘available for sale’’ quarterly at fair market value as determined under policies approved by our board of directors. The fair market values of securities in which we invest that are not publicly traded are inherently uncertain and may not be readily determinable. As a result, such fair market valuations may fluctuate over short periods of time and may be based on estimates. Furthermore, our determinations of fair market value may differ materially from the values that would have been used had a ready market for these securities existed. Our results of operations for a given period could be adversely affected if our determinations regarding the fair market value of these securities are materially higher than the values that we ultimately realize upon their disposal.

We may be adversely affected by risks affecting the assets or property types in which our investments may be concentrated at any given time, as well as from unfavorable changes in the related geographic regions.

Our investment policy does not limit the concentration of our investments by asset type, property type or U.S. geographic region. As a result, our investment portfolio may be concentrated by asset or property type or U.S. geographic region, increasing the risk of loss to us from borrowers if our portfolio is concentrated by type or region in investments that are subject to greater risks or undergoing adverse developments. For example, as of February 28, 2007, approximately 9.0% of our initial assets (including assets in CDO-1 but excluding CMBS and investments not directly secured by real estate or secured by multiple property types), based on estimated fair market value, represented investments related to the healthcare industry, and we currently expect to make additional healthcare–related investments. The healthcare sector is currently experiencing adverse trends in the method of delivery of healthcare services, competition among healthcare providers for patients, increased liability insurance expense, continuing pressure by private and governmental payors to contain costs and increased scrutiny and investigations by federal and state authorities, which could materially and adversely affect our healthcare–related investments. In addition, adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our investments. A material decline in the demand for real estate or the demand or ability of tenants to pay rent in these geographic regions may materially and adversely affect us.

An economic slowdown or recession or declining real estate values could materially and adversely affect us.

We believe the risks associated with our business will be more acute during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new investments since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Furthermore, a weakening economy and declining real estate values significantly increase the likelihood that borrowers will default on their debt service obligations to us and that we will incur losses on our investments in the event of a default on a particular investment because the value of any collateral may be insufficient to cover the full amount of such investment or may require a significant amount of time to realize. Our exposure will increase to the extent of the subordination, if applicable, of our investment. In addition, under such conditions, our access to capital will generally be more limited. Any period of increased payment delinquencies, foreclosures or losses could adversely affect the net interest income generated from our portfolio and our ability to make and finance future investments, which would materially and adversely affect us.

Liability relating to environmental matters may impact the value of our properties or the properties underlying our investments.

Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

When we acquire net leased properties directly, there may be environmental problems associated with the property of which we were unaware. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make debt payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to stockholders.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless will be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and no assurance can be given that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our targeted investment properties and the properties underlying our investments are required to comply with the Americans with Disabilities Act and fire, safety and other regulations, which may require us or them to make unintended expenditures that adversely impact their ability to make interest payments to us and our ability to pay dividends to stockholders.

Any properties we acquire directly, and the properties underlying our investments, are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for ‘‘public accommodations’’ and ‘‘commercial facilities,’’ but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and we expect under our leases will be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our earnings and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our targeted investment properties and properties underlying our investments. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to make distributions to our stockholders. Further, required compliance with these rules and regulations by the owners of the properties underlying our investments may reduce their funds available to make interest payments to us.

Risks Related to Our Organization and Structure

Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the best interests of our stockholders.

Under Maryland law, ‘‘business combinations’’ between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The business combination statute may discourage others from trying to acquire control of our company and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempt from the provisions of the business combination statute. However, our board of directors may amend or repeal this resolution in the future.

In our bylaws, we also have opted out of the ‘‘control share’’ provisions of Maryland law that provide that ‘‘control shares’’ of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a ‘‘control share acquisition’’ (defined as the direct or indirect acquisition of ownership or control of ‘‘control shares’’) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. However, our board of directors may, by amendment to our bylaws, opt back into the control share provisions of Maryland law in the future without stockholder approval, which could inhibit a third party from making or completing an acquisition of us that is in the best interests of our stockholders. For more information, see ‘‘Important Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations’’ and ‘‘—Control Share Acquisitions.’’

Our authorized but unissued common and preferred stock may prevent a change in our control that is beneficial to our stockholders.

Maryland law permits our board of directors, without stockholder approval and regardless of the provisions contained in our charter or bylaws, to adopt certain anti-takeover defenses that are not now in place. Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. This flexibility may have the effect of inhibiting a third party from making an acquisition proposal or delaying or preventing a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Compliance with our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act as defined in Section 3(a)(1) thereof. Because we will primarily conduct our business through subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of an ‘‘investment company’’ under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses or activities in which we or our subsidiaries may engage. If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on our business and the market price for our common stock.

In addition, certain of our wholly-owned subsidiaries intend to qualify for an exemption from registration under Section 3(c)(5)(C) of the Investment Company Act, which generally means that at least 55% of each of their portfolios must be comprised of qualifying real estate assets and at least another 25% of each of their portfolios must be comprised of additional qualifying real estate assets and/or real estate-related assets. To qualify for this exemption, these subsidiaries may from time to time buy or originate whole mortgage loans and participations in whole mortgage loans and B-Notes in which they have the unilateral right to foreclose on the collateral and other qualifying assets. Although we intend to monitor our portfolio periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption from registration by investing in sufficient qualifying real estate assets and/or real estate-related assets. Furthermore, there may be future revisions of the Investment Company Act or further guidance from the staff of the SEC that may cause us to lose our exemption or force us to re-evaluate our portfolio and our business strategy. Any such loss or change to our portfolio or business strategy may prevent us from operating our business successfully.

As part of our manager’s obligations under the management agreement, our manager has agreed to use its commercially reasonable efforts to cooperate with our efforts to conduct our operations so as not to cause us to become regulated as an investment company under the Investment Company Act and to refrain from any action that, in our manager’s judgment, would adversely affect our status as an entity that is not regulated as an investment company under the Investment Company Act. Failure to maintain this exemption would require us to significantly restructure our business strategy, the success of which cannot be assured. For example, because affiliate transactions generally are prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we fail to maintain our exemption and may be required to terminate our management agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to execute our business strategy. If the management agreement is terminated, it could constitute an event of default under our financing arrangements and financial institutions may then have the right to accelerate their outstanding loans to us and terminate their arrangements and their obligation to advance funds to us in the future. In addition, we may not be able to secure a replacement manager on favorable terms, if at all.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the Investment Company Act.

If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Our charter generally does not permit ownership in excess of 9.8% of our capital stock or 9.8% of our common stock and attempts to acquire our capital stock in excess of these stock ownership limits will be ineffective unless an exemption is granted by our board of directors.

To assist us in maintaining our REIT qualification, our charter generally prohibits direct or constructive ownership by any person of more than 9.8% of the aggregate value of our outstanding capital stock or more than 9.8% (by number of shares or value, whichever is more restrictive) of our outstanding common stock. Our board of directors, in its sole discretion, may grant an exemption to these prohibitions, subject to certain conditions, representations and undertakings. Our board of directors has exempted the Marathon Structured Finance Funds from the stock ownership limits contained in our charter, but only to the extent that their ownership of our common stock could not reasonably be expected to cause us to violate the REIT requirements (in which case they either would be required to sell some of our common stock or would become subject to the excess share provisions of our charter, in each case to the extent necessary to enable us to satisfy the REIT requirements).

Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding stock and thus be subject to the stock ownership limits. Any attempt to own or transfer shares of our common or preferred stock (if and when issued) in excess of the stock ownership limits without the consent of the board of directors will result in the shares being automatically transferred to a trustee for a charitable trust or otherwise be void.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we have received the opinion of Sidley Austin llp with respect to our qualification as a REIT. This opinion has been issued in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Sidley Austin llp represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued and will not cover subsequent periods. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Sidley Austin llp, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Sidley Austin llp. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes and the tax treatment of participation interests that we hold in mortgage loans and mezzanine loans may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn would have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates under tax legislation applicable to certain corporate dividends.

Legislation enacted in 2003 generally reduces the maximum tax rate for certain dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends paid by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

The REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets may generate substantial mismatches between taxable income and available cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements.

The stock ownership limits imposed by the Internal Revenue Code for REITs and our charter may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Under our charter, no person may own more than 9.8% of the aggregate value of our outstanding capital stock or more than 9.8% (by number of shares or value, whichever is more restrictive) of our outstanding common stock. However, our board of directors may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions, representations and undertakings. Our board of directors has granted an exemption from the stock ownership limits to the Marathon Structured Finance Funds, but only to the extent that their ownership of our common stock could not reasonably be expected to cause us to violate the REIT requirements (in which case the Marathon Structured Finance Funds either would be required to sell some of our common stock or would become subject to the excess share provisions of our charter, in each case to the extent necessary to enable us to satisfy the REIT requirements). The stock ownership limits imposed by the tax law are based upon direct or indirect ownership by ‘‘individuals,’’ but only during the last half of a tax year, and on ownership at any time by any ‘‘person,’’ which term includes entities. Ownership limitations are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements and to minimize administrative burdens. However, our stock ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Taxation of REITs in General.’’ Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations. Such subsidiaries will be subject to corporate level income tax at regular rates.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Asset Tests.’’ If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with the REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate or foreign currency risks will generally constitute income that does not qualify for purposes of the 75% income requirement applicable to REITs, and will also be treated as nonqualifying income for purposes of the REIT 95% income test unless specified requirements are met. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance —Derivatives and Hedging Transactions.’’ As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise be subject to.

The ‘‘taxable mortgage pool’’ rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations could be considered to result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt ‘‘disqualified organizations,’’ such as certain government-related entities that are not subject to tax on unrelated business income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Taxable Mortgage Pools and Excess Inclusion Income’’ and ‘‘U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders.’’ Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Risks Related to this Offering

Prior to this offering, there was no public market for our common stock and an active market for our common stock may not develop or be maintained, which may cause our common stock to trade at a discount and make it difficult or costly to sell your common stock.

Prior to this offering, there was no public market for our common stock. Accordingly, the initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will reflect the value of our common stock or correspond to the price at which our common stock will trade in the public market subsequent to this offering.

We have applied to have our common stock listed on the New York Stock Exchange under the symbol ‘‘MRR.’’ However, no assurance can be given as to:

•	the likelihood that an active public market for our common stock will develop or, if one develops, be maintained;

•	the liquidity of any market for our common stock;

•	the ability of any stockholder to sell shares of our common stock when desired, or at all; or

•	whether any price that a stockholder may obtain for his or her shares of our common stock will exceed the price paid for such shares.

Even if an active public market develops for our common stock, the market price for shares of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our distributions;

•	actual or projected results of operations or funds from operations, which we report or which are estimated by analysts;

•	actual or projected financial condition and liquidity;

•	actual or anticipated changes in business strategy or prospects;

•	actual or perceived conflicts of interest with Marathon, including our manager;

•	issuances by us, or resales by our existing stockholders, or the perception that such issuances, sales or resales may occur;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the industry in which we operate;

•	increases in market interest rates, which may lead purchasers of our common stock to demand a higher distribution yield, if we began to make distributions, and would result in increased interest expenses on our debt;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of leverage we employ;

•	replacement of our manager or additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions.

No assurance can be given that the market price of our common stock will not fluctuate or decline significantly in the future or that you will be able to sell your shares for a profit when desired, or at all.

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may issue debt or equity securities or make other borrowings. Upon liquidation, holders of our debt securities and other loans and shares of preferred stock will receive a distribution of our available assets before holders of our common stock. Additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, would likely have a preference on liquidating distributions and dividend payments, which could limit our ability to pay dividends or make liquidating distributions to holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future issuances of debt or equity securities or other borrowings will reduce the market price of our common stock and dilute their stock holdings in us.

Future issuances of shares of our common stock may depress the market price of our common stock.

We cannot predict the effect, if any, of future issuances of our common stock or the prospect of such issuances on the market price of our common stock. Issuances of a substantial amount of our common stock in the public market or otherwise, or the perception that such issuances might occur, could depress the market price of our common stock.

In exchange for their capital contribution, we issued      shares of our common stock to the Marathon Structured Finance Funds and, upon consummation of this offering, will issue      shares of our restricted common stock to our manager, representing approximately     % and     %, respectively, of our outstanding common stock on a fully-diluted basis. In addition, our management agreement provides that our manager may elect to receive all or any portion of its incentive fee in shares of our common stock. We will enter into a registration rights agreement pursuant to which we will grant to the Marathon Structured Finance Funds, investors, if any, who receive shares of our common stock from the funds in satisfaction of their redemption rights or otherwise and our manager resale registration rights, demand registration rights to have their shares registered for sale and the right to ‘‘piggy-back’’ their shares in registration statements we might file in connection with any future public equity offering. No assurance can be given that any sale of our common stock by the Marathon Structured Finance Funds or our manager will not depress the market price of our common stock.

After the consummation of this offering, we may issue an additional              shares of our common stock under our equity incentive plan.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions and subject to extension in certain cases. Each of our directors and executive officers, our manager, the Marathon Structured Finance Funds and certain participants in our directed share program will agree, with limited exceptions and subject to extension in certain cases, for a period of 180 days after the date of this prospectus, that he, she or it will not, without the prior written consent of the representatives, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock.

The representatives may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between the underwriters and us or any of our executive officers or directors, our manager, the Marathon Structured Finance Funds or the certain participants in our directed share program releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which the representatives may waive these restrictions. If the restrictions under the lock-up agreements with our executive officers or directors, our manager, the Marathon Structured Finance Funds or certain participants in our directed share program are waived or terminated, or merely upon expiration of a lock-up period, a significant number of additional shares of our common stock will be available for sale into the market at that time, subject only to applicable securities rules and regulations. Such sales, or a perception that such sales may occur, could depress the market price for our common stock.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per share of our common stock will be substantially higher than our as adjusted net tangible book value per share immediately after this offering. As a result, you will pay a price per share of our common stock that substantially exceeds our as adjusted tangible book value per share. At an initial public offering price of $     (the mid-point of the price range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution in an amount of $     per share of our common stock.

We may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future.

As a REIT, we are generally required to distribute at least 90% of our taxable income each year to our stockholders and we intend to pay quarterly dividends to our stockholders in amounts such that we distribute all or substantially all of our taxable income each year, subject to certain adjustments and to sufficient cash being available. However we have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. Our board of directors has the sole discretion to determine the timing and amount of our dividends, if any, and such determination will depend upon, among other factors, our historical and projected results of operations, funds from operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, contractual limitations and applicable law and such other matters as our board of directors may deem relevant from time to time.

Among the factors that could impair our ability to pay dividends to our stockholders are:

•	the returns generated by the initial asset portfolio;

•	our ability to make attractive risk-adjusted returns on our future investments;

•	defaults in our investment portfolio or decreases in its value; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to pay dividends to our stockholders in the future or that the level of any dividends we pay will achieve a market yield or increase or even maintained over time, any of which could materially and adversely affect us.

In addition, dividends that we pay to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our dividends may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘potential,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘endeavor,’’ ‘‘seek,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘overestimate,’’ ‘‘underestimate,’’ ‘‘believe,’’ ‘‘could,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘continue’’ or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, cash flows, liquidity, results of operations and prospects include, but are not limited to:

•	the factors referenced in this prospectus, including those set forth under the section captioned ‘‘Risk Factors;’’

•	general volatility of the markets in which we invest;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investments;

•	availability of qualified personnel;

•	changes in our industry, interest rates, the debt or equity markets, the general economy or the commercial finance and real estate markets specifically;

•	the degree and nature of our competition and availability of investment opportunities in real estate-related and other securities;

•	the ability to match the interest rates and maturities of our assets and liabilities;

•	the performance, financial condition and liquidity of borrowers;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of the mortgage and other loans underlying our mortgage-backed or asset-backed securities or other investments;

•	changes in governmental regulations, tax rates and similar matters; and

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks summarized under ‘‘Risk Factors’’ and other matters noted elsewhere in this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to our actual results.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of      shares of our common stock in this offering will be approximately $                 (or approximately $                 if the underwriters fully exercise their option to purchase additional shares of our common stock), in each case assuming an initial public offering price of $                per share (which is the mid-point of the price range set forth on the cover of this prospectus) after deducting underwriting discounts and commissions of approximately $                 (or approximately $                 if the underwriters fully exercise their option to purchase additional shares of our common stock) and estimated offering expenses of approximately $                 payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share would increase (decrease) net proceeds to us from this offering by approximately $                , assuming the number of shares offered by us as set forth on the cover page of this prospectus (excluding shares subject to the underwriters’ option referred to above) remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering, together with $                 in proceeds from the capital contribution made to us by the Marathon Structured Finance Funds prior to the consummation of this offering and $                 in borrowings under our repurchase agreements, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately $             face amount of agency whole-pool certificates. In the event that the underwriters exercise their option to purchase additional shares of our common stock, we intend to use the net proceeds therefrom to reduce borrowings under our repurchase agreements.

As noted below under ‘‘Our Company—Initial Asset Acquisition,’’ the composition of the initial asset portfolio and the related sales price may change prior to the consummation of this offering and, in the case of an increase in such price, we intend to finance such increase through additional borrowings under our repurchase agreements.

CAPITALIZATION

The following table sets forth our capitalization as of              , 2007 and as adjusted to give effect to (1) the sale of              shares of our common stock to the Marathon Structured Finance Funds in exchange for $            , (2) the sale of              shares of our common stock in this offering at an assumed initial public offering price of $             per share (which is the mid-point of the price range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds as described in ‘‘Use of Proceeds,’’ including our related consolidation of $           of indebtedness associated with CDO-1 and (3) the issuance of              shares of common stock to              pursuant to our equity incentive plan. You should read this table together with ‘‘Use of Proceeds,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our financial statements and notes thereto included elsewhere in this prospectus.

As of , 2007
	Actual		As Adjusted
Debt:	($ in thousands)
Repurchase agreements	$		$
Collateralized debt obligations
Total debt	$		$
Stockholders’ equity:
Common Stock, par value $0.01 per share: 1,000 shares authorized and shares issued and outstanding on an actual basis; and shares authorized and shares issued and outstanding on an as adjusted basis	$		$
Preferred Stock, par value $0.01 per share: shares authorized and no shares issued and outstanding on an actual basis; and shares authorized and no shares issued and outstanding on an as adjusted basis		—		—
Additional paid-in capital
Total stockholders’ equity	$		$
Total capitalization	$		$

DILUTION

Our net tangible book value as of             , 2007 was approximately $            , or $             per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the              shares of our common stock that were outstanding on             , 2007. After giving effect to the sale by us of              shares of our common stock in this offering at an assumed initial public offering price of $             per share (which is the mid-point of the price range set forth on the cover page of this prospectus) our net tangible book value on             , 2007 would have been approximately $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share attributable to this offering and an immediate dilution of $             per share to new investors who purchase our common stock in this offering at the assumed initial public offering price. The following table shows this immediate per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share on , 2007, before giving effect to this offering	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share on , 2007, after giving effect to this offering		$
Dilution in as adjusted net tangible book value per share to new investors

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share (which is the mid-point of the price range set forth on the cover page of this prospectus) would increase (decrease) our net tangible book value by $         million, our as adjusted net tangible book value per share after this offering by $     per share, and the dilution in as adjusted net tangible book value per share to new investors in this offering by $     per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

The following table summarizes, as of             , 2007, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at the assumed initial public offering price, before deducting the underwriting discount and estimated offering expenses payable by us in this offering:

(dollars and shares in thousands)	Shares Purchased/Granted(1)		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders(2)
New investors
Total

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.
(2)	Includes shares of common stock granted to our manager. Does not include options to purchase shares of our common stock granted to our manager.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (which is the mid-point of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering, total consideration paid by all stockholders and average price per share paid by all stockholders by $             million, $             million and $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters fully exercise their option to purchase additional shares, the number of shares of common stock held by existing stockholders will be reduced to     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to             , or     % of the aggregate number of shares of common stock outstanding after this offering.

DISTRIBUTION POLICY

To qualify as a REIT so that corporate income tax generally does not apply to our earnings to the extent distributed to stockholders, we must, in addition to meeting other requirements, distribute to our stockholders an amount at least equal to (i) 90% of our taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). We are subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of our income are not distributed by specified dates. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Annual Distribution Requirements.’’ Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

The actual amount and timing of distributions to our stockholders will be at the discretion of our board of directors and will depend upon a number of factors, including, but not limited to:

•	our actual and projected results of operations and funds from operations;

•	our actual and projected financial condition, cash flows and liquidity;

•	our business and prospects;

•	our operating expenses;

•	our capital expenditure requirements;

•	our debt service requirements;

•	restrictive covenants in our debt agreements;

•	restrictions under Maryland law;

•	the timing of the investment of our capital;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	such other factors as our board of directors deems relevant.

Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, at the discretion of our board of directors, make a distribution of capital or of assets. Distributions will be made in cash to the extent that cash is available for distribution.

We anticipate that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of taxable income, such excess distributions generally will be considered a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax status. For a discussion of the U.S. federal income tax treatment of distributions by us, see ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Taxation of REITs in General,’’ ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Annual Distribution Requirements’’ and ‘‘U.S. Federal Income Tax Considerations—Taxation of Stockholders.’’

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of March 23, 2007, that has been derived from our historical audited financial statements.

Since the information provided below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our historical financial statements, including the related notes, included elsewhere in this prospectus.

As of March 23, 2007
Assets
Cash	$100
Total assets	$100
Liabilities and Stockholders’ Equity
Liabilities:
Commitments and contingencies
Stockholders’ Equity:
Common stock (par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding)	$1
Additional paid in capital	99
Total stockholders’ equity	100
Total liabilities and stockholders’ equity	$100

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled ‘‘Risk Factors,’’ ‘‘Cautionary Statement Regarding Forward-Looking Statements,’’ ‘‘Selected Financial Information’’ and ‘‘Our Company’’ and other sections included elsewhere in this prospectus.

Overview

We are a newly-organized real estate finance company formed principally to originate, acquire and invest in commercial real estate finance transactions, including whole mortgage loans, loan participations, mezzanine loans, B-Notes, commercial mortgage-backed securities (commonly known as CMBS) and other mortgage-related securities, preferred equity and credit tenant-leased real estate. Our objective is to generate attractive risk-adjusted total returns to our stockholders by maximizing the difference between the yield on our investments and the cost of financing these investments, thereby making cash available for distribution to our stockholders and facilitating capital appreciation. To meet this objective, we will capitalize on the relationship we have with our manager.

Concurrent with the closing of this offering, the Marathon Structured Funds will sell the initial assets to us. The Marathon Structured Funds are also managed by our manager. The initial assets will include first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments and all of the preferred equity and the most junior subordinated debt interests in CDO-1. Prior to the consummation of this offering, the Marathon Structured Finance Funds will contribute $             to us in exchange for                  shares of our common stock. We intend to use that capital contribution, together with the net proceeds from this offering and borrowings under our repurchase agreements, to purchase the initial assets and to purchase $     face amount of agency whole-pool certificates. Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately     % of our outstanding common stock on a fully diluted basis.

We are organized and intend to conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2007. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we distribute our taxable income to our stockholders and maintain our qualification as a REIT.

Outlook

Our business strategy of originating, acquiring and investing in commercial real estate finance transactions is affected by general U.S. commercial real estate fundamentals and the overall U.S. economic environment. Further, our strategy is influenced by the specific characteristics of the underlying real estate assets that serve as collateral for our investments. We have designed our strategy to be flexible so that we can adjust our investment activities and portfolio mix given changes in the U.S. commercial real estate property and capital markets and the U.S. economy.

We believe that the commercial real estate business is influenced by a number of general economic and specific real estate factors. Those factors include, among other things, the level and direction of interest rates, capital flows, job creation, income levels and new supply of real estate properties. We believe most of these are moving in a positive direction. The U.S. economy has been producing new jobs, income levels are increasing and new supply of space is being constrained by a variety of costs, including increased costs of new construction. Our general view is that most commercial real estate property types should continue to perform well given the current economic environment and real estate fundamentals.

Capital flows to commercial real estate increased in 2005 and 2006 and are likely to continue to grow in 2007. As an asset class, real estate continues to appeal to a broad mix of investors having a diverse set of investment objectives, including current yield and capital appreciation. We believe that real estate continues to look attractive to investors on both an absolute basis and relative to alternative investments.

The overall success of our business depends on our ability to leverage our investments. The overall low default rate in the commercial real estate sector has resulted in historically low capitalization rates on real estate investments, increasingly low subordination levels and interest rate margins on securitization transactions, both CMBS and CDOs, and, in general, a high degree of liquidity. As long as the economy continues at a moderate level of growth, we anticipate that commercial real estate default levels will remain low, which will help maintain a high level of liquidity in the market and stable and attractive interest rate margins for financing our investments both on a short-term and long-term basis.

Although we do not intend to originate loans for CMBS execution, the current volatility in this sector may negatively impact our business. Increased volatility in CMBS will most likely result in higher interest rate margins for CMBS, as well as potentially higher required subordination levels. Such changes in the CMBS market will most likely also be reflected in the CDO market, thereby potentially increasing our long-term cost of funding and reducing the proceeds of such funding. Finally, to the extent that CMBS and CDO execution become less attractive, the cost of short-term financing such as warehouse facilities, repurchase agreements and bank credit facilities will likely become more expensive and the overall availability of such financing may decrease. If such events occur, the negative impact to our business will be mitigated by the extent, if any, to which we are able to pass some or all of these increased costs onto our borrowers in the form of higher spreads. Recently, borrowers have been the primary beneficiaries of low default rates, stable security pricing and high liquidity in the form of spread compression on their mortgage loan borrowings. If the current market environment changes, we expect that interest rate margins on mortgage loans will widen to reflect such changes.

We believe that the combined expertise and experience of our senior management and our manager will assist us in predicting potential increases in our funding costs and to adjust our mortgage loan pricing accordingly. In addition, we will seek to minimize the impact of fluctuations in short-term borrowing costs on our earnings and cash flows by securing long-term financing in the form of CDOs and other non-recourse securitizations.

Critical Accounting Policies

Our most critical accounting policies relate to the accounting and reporting of loans, investments, CMBS, other mortgage-related securities and real estate operating properties, impairment accounting, revenue recognition, transfers of financial assets, manager compensation, derivative accounting, investment consolidation and income taxes. Each of these items may involve estimates that will require management to make judgments that are subjective in nature. We will rely on Marathon’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Under different conditions, we could report materially different amounts using these critical accounting policies.

Loans and Investments

Loans and other investments are intended to be held to maturity and, accordingly, will be carried at cost, net of unamortized loan origination costs and fees, unless such loan or investment is deemed to be impaired. We intend to invest in preferred equity interests that will allow us to participate in a percentage of the underlying property’s cash flows from operations and/or proceeds from a sale or refinancing. At the inception of each such investment, management must make the subjective determination whether such investment should be accounted for as a loan, a joint venture or as an interest in real estate.

We will periodically evaluate each of our loans and investments for possible impairment. Loans and investments will be considered impaired, for financial reporting purposes, when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the original agreement, or, for loans acquired at a discount for credit quality, when it is deemed probable that we will be unable to collect as anticipated. Significant judgment will be required both in determining impairment and in estimating the resulting loss allowance. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant change in the recorded amount in our investment.

Specific valuation allowances will be established for impaired loans based on the fair value of the collateral on an individual loan basis. The fair value of the collateral is determined by (i) for operating properties, an evaluation of operating cash flows from the property during the projected holding period, and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at prevailing market discount rates or (ii) for other properties, the projected sales price for the underlying collateral. If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, an allowance will be created with a corresponding charge to the provision for loan losses. We will maintain an allowance for each loan at a level that we believe is adequate to absorb probable losses.

CMBS and Other Mortgage-Related Securities

Statement of Financial Accounting Standards, or SFAS, No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities,’’ requires that at the time of purchase we designate a security as held to maturity, available for sale or trading, depending on ability and intent. Securities available for sale and trading securities will be reported at fair value, while securities held to maturity will be reported at amortized cost.

Net unrealized gains and losses on trading securities will be recognized through earnings, while net unrealized gains and losses on available for sale securities will be excluded from earnings and recognized as a component of accumulated other comprehensive income in stockholders’ equity. CMBS and other mortgage-related securities will also be evaluated to determine whether other-than-temporary impairments have occurred, and if so, the security will be written down to its fair value to establish a new cost basis and the related loss will be charged against earnings.

Real Estate Operating Properties

Real estate operating properties will be recorded at cost less accumulated depreciation. Real estate properties will be evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon determination of an impairment, the property will be written down to fair value, with an impairment loss charged against earnings. A real estate property to be disposed of will be reported at the lower of its carrying amount or fair value less costs to sell.

Revenue Recognition

Interest income will be recognized on the accrual basis as it is earned from loans, investments and securities. In many instances, the borrower may pay an additional amount of interest at the time the loan is closed, an origination or structuring fee, and deferred interest upon maturity. In some cases, interest income may also include the amortization or accretion of premiums and discounts arising at the purchase or origination. This additional income, net of any direct loan origination costs incurred, will be deferred and accreted into interest income on an effective yield or ‘‘interest’’ method adjusted for actual prepayment activity over the life of the related loan, investment or security as a yield adjustment.

Income recognition will be suspended for loans when in the opinion of management a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the loan becomes contractually current and performance is demonstrated to be resumed. For loans that provide for accrual of interest at specified rates which differ from current pay rates, interest income will be recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower. If management can not make such determination regarding collectibility, interest income above the current pay rate will be recognized only upon actual receipt.

Interest income is recorded when earned from equity participation interests, referred to as equity kickers. These equity kickers, which may take many forms, including participating debt or incremental interest upon the repayment of the credit facility, have the potential to generate additional revenues to us as a result of excess cash flows being distributed and/or as appreciated properties are sold or refinanced.

Rental revenue on real estate operating properties will be recognized on a straight-line basis over the term of the lease.

Accounting for Transfers of Financial Assets

SFAS 140, ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities’’ establishes standards for determining whether transfers of financial assets shall be accounted for as a sale or as a secured borrowing with pledge of collateral, by both the transferor and the transferee. A transfer of financial assets in which the transferor surrenders control over those financial assets is to be accounted for as a sale to the extent that consideration, other than beneficial interests in the transferred assets, is received in exchange; provided that, the transferor has surrendered control over the financial assets as demonstrated by meeting all of the following conditions: (a) the transferred assets have been legally isolated from the transferor, (b) the transferee has the right to pledge or exchange the assets, with no condition that both constrains the transferee’s right to pledge or exchange and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets through either (1) an agreement that entitles and obligates the transferor to repurchase or redeem them before maturity or (2) the ability to unilaterally cause the transferee to return specific assets, other than through a cleanup call, as defined in SFAS 140.

Our acquisition of the initial assets for cash from the Marathon Structured Funds, as described under ‘‘Our Company—Initial Asset Acquisition’’ below, is expected to be accounted for as a sale under SFAS 140, and CDO-1 is expected to become our consolidated subsidiary upon the acquisition. We have determined that the transferors of the initial assets to us and of the assets to CDO-1 will have surrendered control over those assets as a result of, among other things, (a) the condition that, notwithstanding any actions of our manager, our independent directors through a majority vote can direct us to sell or pledge any of the initial assets owned by us, (b) the provision in the CDO-1 collateral management agreement giving us the right, which may be exercised by us solely by the vote of a majority of our independent directors, for so long as we are the holder of all of the outstanding preferred shares of CDO-1, to direct the collateral manager to sell or pledge any assets of CDO-1 but only with respect to those assets that are within CDO-1 at the time we acquire such preferred shares, provided that such direction does not conflict with the requirements of the indenture governing the outstanding indebtedness of CDO-1 or with the collateral manager’s responsibilities and obligations under the collateral management agreement, and (c) the condition that, notwithstanding clauses (a) and (b) above, (i) we will not subsequently sell or pledge any of the initial assets owned by us to the Marathon Structured Funds or their affiliates, (ii) we will not subsequently direct the collateral manager of CDO-1 to sell or pledge any of the assets of CDO-1 described in (b) above to the Marathon Structured Funds or their affiliates and (iii) the Marathon Structured Funds or their affiliates will not purchase any of the assets described in (i) or (ii) above, other than in cases where the transferors are obligated to repurchase those assets upon a breach of representations and warranties made with respect to those assets at the time of sale to us and to CDO-1, respectively. In addition, while we are the holder of all of the outstanding preferred shares of CDO-1, the right of the preferred shareholder to direct the optional redemption of the CDO-1 debt securities may be exercised by the vote of a majority of our independent directors.

Manager Compensation

The management agreement provides for the payment of a base management fee to our manager based on the book value of our stockholders’ equity and an incentive fee if our funds from operations exceed certain benchmarks. The base management fee, the incentive fee and any termination or liquidation fee will be accrued and expensed during the period in which they are earned by our manager.

Derivatives and Hedging Activities

We will account for derivative financial instruments in accordance with SFAS No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities,’’ as amended and interpreted. SFAS

133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria will be marked-to-market with the changes in value included in net income.

Derivatives will be used only for hedging purposes and not for speculation. We will rely on quotations from a third party to determine their fair values.

Variable Interest Entities

Financial Accounting Standards Board, or FASB, issued Interpretation No. 46R, ‘‘Consolidation of Variable Interest Entities,’’ or FIN 46, which requires a variable interest entity, or VIE, to be consolidated by its primary beneficiary, or PB. The PB is the party that absorbs a majority of the VIE’s anticipated losses and/or receives a majority of the expected residual returns. To the extent that it is determined under this subjective test that we own a VIE and that we are the PB, such entity will need to be consolidated.

We will evaluate our loans and other investments to determine whether they are variable interests in a VIE. We expect that CDO-1 will be a VIE, that our interests therein will be variable interests and that we will be the PB upon our acquisition of the preferred equity interests and junior subordinate debt interests of CDO-1. We would expect to make a similar determination for our future CDOs. Furthermore, this evaluation may result in us determining that our mezzanine loans and preferred equity investments are potential variable interests. For each of these investments, we will evaluate (1) the sufficiency of the fair value of the entity’s equity investments at risk to absorb losses, (2) that as a group the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entity’s significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and/or (c) the right to receive the expected residual return of the entity and their rights are not capped, and (3) the voting rights of these investors are proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected returns of the entity, or both, and that substantially all of the entity’s activities do not involve or are not conducted on behalf of an investor that has disproportionately few voting rights. If they are determined to be VIEs, we will determine whether we are the PB, such that the entity would need to be consolidated under FIN 46.

Stock Based Compensation

We will account for stock-based compensation in accordance with the provisions of SFAS No. 123R, ‘‘Accounting for Stock-Based Compensation,’’ which establishes accounting and disclosure requirements using fair value based methods of accounting for stock-based compensation plans. Compensation expense related to grants of stock and stock options will be recognized over the vesting period of such grants based on the estimated fair value on the grant date. Stock compensation awards granted to our manager and certain employees of the manager’s affiliates will be accounted for in accordance with EITF 96-18, ‘‘Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,’’ which requires us to measure the fair value of the equity instrument using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty’s performance is complete.

Income Taxes

We will operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes (other than taxes payable by our taxable REIT subsidiary). Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and were not to qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax, which could have a material adverse impact on our results of operations, financial condition, cash flows and liquidity, including amounts available for distributions to our stockholders.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (‘‘SFAS 155’’), ‘‘Accounting for Certain Hybrid Financial Instruments’’, which amends SFAS No. 133 and SFAS No. 140. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring after January 1, 2007.

In June 2006, the FASB issued FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109’’ (FIN 48), which clarifies the accounting for uncertain tax provision. This interpretation prescribes a recognition threshold and measurement in the financial statements of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance as to its application and related transition, and is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (‘‘SFAS 157’’), ‘‘Fair Value Measurement,’’ which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (‘‘SFAS 159’’), ‘‘The Fair Value Option for Financial Assets and Financial Liabilities.’’ SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

We are evaluating the effect, if any, that the adoption of these standards may have on our financial statements.

Results of Operations

As of the date of this prospectus, we have not commenced operations.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends to our stockholders, fund loans and other investments and satisfy other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering, net cash provided by operating activities, cash from our warehouse facilities, repurchase agreements, CDOs and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred securities and/or debt in the capital markets or otherwise. We believe these identified sources of funds will be adequate for the purpose of meeting our short-term and long-term liquidity needs.

We intend to finance the acquisition of our initial assets and our purchase of approximately $             face amount of agency whole-pool certificates from the capital contribution of the Marathon

Structured Finance Funds, borrowings under our repurchase agreements and the net proceeds of this offering and, thereafter, to finance our acquisition of future investments by borrowing against, or ‘‘leveraging,’’ our investments. We currently anticipate that such financing will primarily include warehouse facilities and repurchase agreements, as well as CDOs, including CDO-1. By utilizing the CDO structure, we will be able to obtain long-term financing for our investments. We intend to apply the net proceeds of each CDO to reduce amounts outstanding under existing short-term financing arrangements, which will then be available to provide financing for additional investments.

In order to maintain our qualification as a REIT, we must distribute annually to our stockholders at least 90% of our taxable income and certain other amounts. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for our business. However, we believe that our current access to various financing sources will provide us with financial flexibility at levels sufficient to meet our current and anticipated capital requirements, including expected future lending and other investment opportunities.

Contractual Obligations

As of the date of this prospectus, we have no contractual obligations. In connection with our acquisition of the initial assets and approximately $       face amount of agency whole-pool certificates at the consummation of this offering, we expect to have approximately $             of borrowings outstanding under repurchase agreements, all of which mature in             , approximately $         in indebtedness associated with CDO-1, all of which matures in               , and approximately $             of commitments to fund additional investments, all of which are required to be made in             .

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Dividends

In order to maintain our qualification as a REIT, we must distribute annually to our stockholders at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains as well as certain other amounts. We intend to pay regular quarterly dividends to our stockholders, although any payment of dividends will be determined in the sole discretion of our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our financing agreements and applicable Maryland law, we must first meet our operating expenses, capital expenditure requirements and debt service requirements. For additional detail, see ‘‘Distribution Policy.’’

Related Party Transactions

Capital Contribution and Asset Purchase Agreement

The Marathon Structured Finance Funds, two funds also managed by our manager, will contribute $             to us in exchange for      shares of our common stock. Concurrent with the consummation of this offering, we plan to borrow $             under our repurchase agreements and to use the funds from such borrowings, together with the amounts contributed by the Marathon Structured Finance Funds and the net proceeds of this offering, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately $                       face amount of agency whole-pool certificates. The sales price for the initial assets will be their fair market value, less associated liabilities net of related unamortized costs (including the outstanding principal amount of CDO indebtedness), as determined by our manager, which, as of             , 2007, totaled $            . Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately     % of our common stock on a fully diluted basis.

We expect that the composition of the initial assets will change and that the related sales price will increase prior to the consummation of this offering primarily as a result of additional loans and other investments that are made by the Marathon Structured Funds and are appropriate for us as the primary Marathon vehicle for originating, acquiring and investing in U.S. commercial real estate debt instruments. At             , 2007, the Marathon Structured Funds have extended commitments to borrowers totaling $             that are expected to be funded prior to the consummation of this offering. We also expect that the fair market value, and therefore the sales price, of the initial assets will increase prior to the consummation of this offering as a result of accrued interest earned on the initial assets. We intend to finance any increase in the sales price for the initial assets through additional borrowings under our repurchase agreements. Conversely, in the event that the Marathon Structured Funds receive a prepayment of principal on any of the initial assets prior to the consummation of this offering, the fair market value, and therefore the sales price, of the initial assets will decrease, and we will reduce the amount of our borrowings under our repurchase agreements accordingly.

Management Agreement

We and our manager will enter into a management agreement that requires our manager to manage our business affairs in conformity with the policies and investment guidelines that are approved and monitored by our board of directors. The management agreement will have an initial term of three years, expiring         , 2010, and will automatically be renewed for one-year terms on each anniversary thereafter unless terminated or not renewed in the manner or on the occurrence of the events specified under ‘‘Our Manager and the Management Agreement.’’ Pursuant to the management agreement, we will pay our manager a base management fee and an incentive fee and will also reimburse our manager for certain expenses.

Base Management Fee.    Our manager will be entitled to a base management fee that is payable monthly in arrears in an amount equal to 1/12th of 1.75% multiplied by the month-end book value of our stockholders’ equity determined in accordance with generally accepted accounting principles.

Incentive Fee.    Our manager will be entitled to an incentive fee that is payable quarterly in arrears in an amount equal to the product of: (i) 25% of the dollar amount by which (a) our funds from operations (after the base management fee and before incentive compensation) for such quarter per share of our common stock (based on the weighted average number of shares of our common stock outstanding during such quarter) exceeds (b) an amount equal to (A) the weighted average initial offering price per share of common stock in all of our common stock offerings (including this offering and the capitalization of our company prior to this offering), in each case at the time of issuance thereof, multiplied by (B) .50% plus one-fourth of the ten-year U.S. treasury rate for such quarter; and (ii) the weighted average number of shares of our common stock outstanding during such quarter. At the election of our manager, all or a portion of the incentive fee may be paid to our manager in the form of shares of our common stock.

Reimbursement of Expenses.    We will pay all our operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to, expenses in connection with our organization and any issuance of securities by us, transaction costs incident to financings and to the acquisition, disposition and financing of our investments, legal, accounting, tax, auditing, consulting and administrative fees and expenses, the compensation and expenses of our independent directors, compensation costs of certain personnel exclusively or primarily dedicated to us, the cost of liability insurance to indemnify our officers and directors, the costs associated with our establishment and maintenance of any credit facilities and other financing arrangements (including commitment fees, accounting fees, legal fees, closing costs and similar expenses), expenses relating to the payment of dividends, expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies, transfer agents and exchange listing fees, the cost of printing and mailing proxies and reports to our stockholders, settlement, clearing, and custodial fees and expenses relating to us, the costs of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations (as such costs relate to us), expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our manager, costs incurred by personnel of the manager for travel on our behalf, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used primarily for us, all taxes and license fees, all insurance costs incurred by us, our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of Marathon required for our operations and all other expenses actually incurred by our manager that are reasonably necessary for the performance by our manager of its duties and functions under the management agreement. Under the management agreement, our manager is to perform certain legal, accounting, due diligence, asset management, securitization, property management, brokerage, loan servicing, leasing and other services that outside professionals or outside consultants otherwise would perform on our behalf and is entitled to be reimbursed or paid for the cost of performing such tasks. Our manager may retain third parties, including accountants, legal counsel, real estate underwriters, brokers, special servicers or others on our behalf, and shall be reimbursed for such services. Under the management agreement, our manager is responsible for all other costs incident to the performance of its duties under the management agreement, including the employment compensation of personnel who perform services for us pursuant to the management agreement except as described above.

For a more detailed discussion of the terms and commitments of the management agreement, see ‘‘Our Manager and the Management Agreement—The Management Agreement.’’

Registration Rights Agreement

We will enter into a registration rights agreement with the Marathon Structured Finance Funds and our manager with regard to the shares of common stock owned by the Marathon Structured Finance Funds and our manager upon consummation of this offering, any shares of our common stock delivered to investors by the funds in satisfaction of their redemption rights or otherwise and any shares of common stock which our manager may receive from us as a part of its incentive fee under our management agreement. Pursuant to such registration rights agreement, we will agree to file a resale shelf registration statement promptly following completion of this offering and will cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all such shares of common stock under a registration statement or pursuant to Rule 144, (b) the date on which such shares of common stock are eligible for sale under Rule 144(k) under the Securities Act or (c) the date that is two years after the effective date of the shelf registration statement. We will also grant to the Marathon Structured Finance Funds, such investors and our manager unlimited demand registration rights to have their shares registered for sale and the right to ‘‘piggy-back’’ their shares in registration statements we might file in connection with any future public offering. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the related registration statement (and therefore suspend sales under such registration statement) for certain periods.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and real estate values. The primary market risks that we will be exposed to are real estate risk, interest rate risk, market value risk and prepayment risk.

Real Estate Risk

Commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty making its debt service payments to us, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our investments, which could also cause us to suffer losses. Even when the net operating income is sufficient to cover the related property’s debt service payments, conditions may change in the future that decrease or eliminate such coverage.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend in large part on differences between the income from our investments and our borrowing costs. We currently expect that our warehouse facilities, repurchase agreements and bank credit facilities, as well as our CDO and other securitizations, will generally provide financing based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement. Of our initial assets and agency whole-pool certificates expected to be held at the consummation of this offering, $             are floating rate investments and $         are fixed rate investments. We intend to finance a portion of the sales price for such initial assets and certificates through floating rate borrowings under our repurchase agreements. Accordingly, we believe that the net impact of changing interest rates on our floating interest rate investment portfolio should be limited.

We intend to hedge our exposure on the fixed rate investments that are part of the initial assets by using interest rate swaps. As we purchase fixed rate investments in the future, we expect to enter into appropriate interest hedging transactions. Such transactions may involve one or more hedging instruments, including the United States Treasury securities, swaps, caps, futures, or other derivative transactions. It is not our intention to use hedging instruments to profit from future interest rate fluctuations, but rather to hedge our short-term and long-term interest rate risk.

Since we expect to retain the equity and/or the below investment grade portion of any of our CDOs, and expect that the CDO indebtedness will be floating rate, we intend to maintain an interest rate hedge on any fixed rate investment included in the CDO. CDO financing generally provides a higher overall advance rate at a lower average cost of funds relative to short-term financing arrangements, such as warehouse facilities, repurchase agreements and bank credit facilities. In addition, we believe that CDO financing will allow us to receive the related benefits for an extended period of time in contrast to such short-term financing arrangements. Finally, all of our investments, including both floating and fixed rate investments, may have maturity dates that exceed the maturity date of any short-term financing arrangement. However, We anticipate that CDO financing will extend beyond the maturity dates of the investments included in the CDO and will eliminate margin calls and restrictions on the period for which an investment remains eligible for financing that are generally required by providers of short-term financing arrangements.

In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and results of operations. Furthermore, such defaults could have an adverse effect on the spread between our interest-earning assets and interest-bearing liabilities.

Market Value Risk

Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS No. 115 ‘‘Accounting for Certain Investments in Debt and Equity Securities.’’ The estimated fair value of these securities fluctuate primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

Prepayment Risk

As we receive prepayments of principal on our investments, any premiums paid for such investments will be amortized against interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely, as we receive prepayments of principal on our investments, any discounts realized on the purchase of such investments will be accreted into interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors will influence our performance more so than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Furthermore, our financial statements are prepared in accordance with generally accepted accounting principles and any distributions we may make to our stockholders will be determined by our board of directors based primarily on our taxable income; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

OUR COMPANY

We are a newly-organized real estate finance company formed principally to originate, acquire and invest in commercial real estate finance transactions, including whole mortgage loans, loan participations, mezzanine loans, B-Notes, commercial mortgage-backed securities (commonly known as CMBS) and other mortgage-related securities, preferred equity and credit tenant-leased real estate. Our objective is to generate attractive risk-adjusted total returns to our stockholders by maximizing the difference between the yield on our investments and the cost of financing these investments, thereby making cash available for distribution to our stockholders and facilitating capital appreciation. To meet this objective, we will capitalize on the relationship we have with Marathon Asset Management, L.L.C., our manager, and its affiliates.

Competitive Strengths

We believe our business possesses several characteristics that will distinguish us from our competitors, including:

•	Proven Direct Origination Platform with Regional Presence. Marathon began directly originating commercial real estate finance investments in 2003 and its direct originations have increased from $8.3 million in 2003 to $470.5 million in 2006. To date, Marathon has not experienced any credit losses in its commercial real estate finance portfolio. We believe that Marathon’s direct origination platform will enable us to target our investments in the most attractive part of the capital structure in a given transaction while customizing financing solutions to best meet our borrowers’ specific business needs and protect our interests.

In addition to New York, Marathon has expanded its regional presence with commercial real estate lending offices in Los Angeles (opened in April 2006) and Washington, D.C. (opened in June 2006), and intends to continue to expand its regional presence as it actively seeks to open additional offices in Chicago and Atlanta. Direct originations for the twelve months ended December 31, 2006 were sourced (by dollar volume) 61% from the New York office, 21% from the Los Angeles office and 18% from the Washington, D.C. office. We believe that Marathon’s relationships with local brokers and real estate owners and operators will be a differentiating factor in our obtaining attractive investment opportunities from or through such parties. We also believe that this regional presence will enable us to better evaluate local investment opportunities, respond more rapidly to changing market conditions and execute transactions more expeditiously and efficiently, and will contribute to the geographic diversity of our portfolio.

•	Initial Portfolio of Diverse, Yield Generating Assets. Upon consummation of this offering, we will own a portfolio of directly and indirectly originated yield generating assets with an estimated fair market value of $1.3 billion, including $886.0 million of assets financed in CDO-1. As of February 28, 2007, the initial assets had an annual weighted average yield to maturity of 9.39% (excluding financing costs) and a weighted average LTV ratio of 68% (excluding CMBS and investments not directly secured by real estate). As of February 28, 2007, the initial assets consisted of first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments, as described below:

	Number	Outstanding Principal Balance (Millions)	Estimated Fair Market Value(1) (Millions)	Weighted Average Annual Fixed Rate	Floating Rate: Weighted Average Spread(2)	Weighted Average Yield to Maturity(3)	Weighted Average LTV(4)	Weighted Average Maturity (Years)(5)
Fixed rate
First mortgage loans	20	$59.8	$58.9	8.89%	NA	11.84%	94%	8.1
B-Notes and participation interests in first mortgage loans	5	45.7	38.0	6.30%	NA	10.20%	79%	6.5
Mezzanine loans	4	67.0	67.0	9.98%	NA	10.17%	79%	6.8
CMBS	15	137.2	109.7	6.62%	NA	9.45%	NA	11.9
Total fixed rate / weighted average	44	309.7	273.6	7.74%	NA	10.25%	83%	9.1
Floating rate
First mortgage loans	37	603.1	605.2	NA	3.53%	9.26%	65%	2.1
B-Notes and participation interests in first mortgage loans	7	110.2	110.2	NA	2.60%	8.26%	64%	0.8
Mezzanine loans	12	249.5	249.8	NA	3.71%	9.40%	66%	1.9
CMBS	2	13.3	13.2	NA	2.81%	7.08%	NA	1.7
Other	12	95.6	96.0	NA	3.70%	9.36%	NA	4.5
Total floating rate / weighted average	70	1,071.7	1,074.4	NA	3.48%	9.17%	65%	2.1
Total portfolio / weighted average	114	$1,381.4	$1,348.0	NA	NA	9.39%	68%(6)	3.5

(1)	For loans, estimated fair market value is equal to the original cost of the loan, plus accrued fees and minus any impairments, and adjusted for movements in interest rates with respect to fixed rate loans. For CMBS, estimated fair market value is based on quotes by independent third-party brokers.
(2)	Represents spread over one-month LIBOR.
(3)	Yield to maturity is based on the fair market value of the assets and its contractual cash flows.
(4)	LTV is calculated as the total current outstanding principal balance of our financing plus any financing that is pari passu or senior to our position divided by the applicable third-party appraised real estate value at the time of acquisition.
(5)	Data for CMBS reflects weighted average life.
(6)	Excluding CMBS and investments not directly secured by real estate.

Diversification is a key part of our risk management strategy. We believe that the initial assets are well diversified according to property type, asset type, and region. As of February 28 , 2007, no single asset represented more than 4% of the total estimated fair market value of the initial asset portfolio. The following charts provide classification information, as of February 28, 2007, with respect to the initial assets, including the CDO-1 assets, based on estimated fair market value:

Geographic Distribution(1)	Property Type Distribution(2)

(1)	Does not include CMBS, investments not directly secured by real estate or investments secured by properties in multiple states.
(2)	Does not include CMBS, investments not directly secured by real estate or investments secured by multiple property types.
(3)	No other state exceeds 3% of the estimated fair market value of the initial asset portfolio.

As discussed below under ‘‘—Initial Asset Acquisition,’’ the composition of the initial asset portfolio may change prior to the consummation of this offering. In addition to the initial assets, we also intend to purchase approximately $             face amount of agency whole-pool certificates upon consummation of this offering.

•	Strategic Relationship with Marathon. Our management team will consist of certain of Marathon’s investment professionals. In addition to the Marathon direct origination platform, we will also benefit from Marathon’s nine year experience in the secondary market for fixed income assets and its extensive relationships and reputation with real estate owners and operators, investment banks, commercial banks, finance companies, local brokers and other participants in commercial real estate lending, which we believe will provide us with multiple, diverse sources of investment and financing opportunities. In addition to Marathon’s extensive relationships and reputation, we also believe that Marathon’s real estate, credit and investment expertise and market knowledge will provide us with a competitive advantage in sourcing, structuring and pricing investments across a broad range of products and markets. Subject to applicable investment restrictions, funds managed by Marathon may co-invest with us from time to time, thereby increasing the investment opportunities available to us.

•	Rigorous and Disciplined Investment Approach. We believe that Marathon’s success as an asset manager and commercial real estate lender derives from its rigorous and disciplined investment approach, which is focused on analyzing risk and maximizing risk-adjusted returns. Our manager will apply this same focus to our business. We plan to identify borrowers and invest in specific assets, asset types, sectors and regions in the U.S. commercial real estate market that possess strong long-term fundamentals. Our strategy is to invest in the part of the capital structure in a given transaction that offers the most attractive risk-adjusted return.

Our manager will employ Marathon’s existing risk management and portfolio management processes on our behalf. For each investment, we will undertake a detailed underwriting process focused on the preservation of capital following substantial due diligence. Marathon has not experienced any credit losses on commercial real estate finance investments since it began investing in such assets in 2003, including $2.3 billion of U.S. commercial real estate finance investments. Marathon has also developed an effective and timely internal monitoring and reporting system with respect to its existing investments. We believe that these processes and the related controls and procedures cannot be easily replicated without significant expertise and expense.

•	Experienced Management Team. Members of our senior real estate management team have an average of 16 years of commercial real estate lending experience, including extensive experience in the origination, underwriting and structuring of investments through various credit environments and economic cycles. They have worked together at various times beginning with their employment at Heller Financial Corporation in 1992, including the last four years at our manager. We intend to utilize this experience to source investment opportunities and to develop unique and differentiated financial products that are tailored to meet borrowers’ specific business needs.

•	Alignment of Interests. Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own % of our outstanding common stock on a fully diluted basis. As of , 2007, Marathon personnel, including our management team, owned approximately % of the outstanding interests in the Marathon Structured Finance Funds, either directly or through our manager’s deferred compensation plan. Furthermore, we expect to be the primary Marathon vehicle originating, acquiring and investing in U.S. commercial real estate debt instruments. Our manager also has a significant interest in our performance. Upon consummation of this offering, our manager will own or control approximately % of our outstanding common stock on a fully diluted basis, including % owned either directly or through its ownership interest in the Marathon Structured Finance Funds. In addition, incentive fees payable to our manager pursuant to the management agreement will be dependent upon our funds from operations. As a result, the economic interests of Marathon and Marathon personnel are significantly aligned with those of our stockholders.

Our Investment Guidelines

Our board of directors has adopted the following guidelines for our investments:

•	no investment will be made that would cause us to fail to qualify as a REIT;

•	no investment will be made that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 10% of our equity, determined as of the date of such investment, will be invested in any single asset (other than CDOs structured on our behalf) and no more than 25% of our equity, determined as of the date of such investment, will be invested in assets controlled by a single borrower or group of affiliated borrowers that would form a consolidated group under generally accepted accounting principles;

•	no more than 10% of our equity, determined as of the date of such investment, may be invested in non-U.S. assets or non-U.S. dollar denominated loans or securities; and

•	no more than 10% of our equity, determined as of the date of such investment, will be invested in equity positions (other than preferred equity and equity positions in CDOs structured on our behalf) in commercial real estate.

Our investment committee is comprised of Bruce Richards, Louis T. Hanover, David Arzi and Scott Schwartz. Our investment committee has authority delegated by our board of directors to authorize transactions consistent with our investment guidelines. These investment guidelines may be changed or waived by our board of directors (which must include approval by a majority of our independent directors) without the approval of our stockholders.

Targeted Investments

We have the ability to invest across a wide range of commercial real estate finance instruments, allowing us to focus on the particular investments that we believe will maximize our risk-adjusted returns. As certain of our targeted asset types (summarized below) become relatively more attractive, we intend to adjust our asset mix to invest in the portion of those asset types that we believe offers the best relative value at that particular time.

•	Mortgage Loans. Utilizing Marathon’s regional presence, we plan to directly originate single and multiple loans secured by commercial real estate. We will also acquire portfolios of mortgage loans in the secondary market from various sellers, including mortgage bankers, mortgage brokers, life insurance companies, banks and other owners, generally secured by commercial real estate in the United States. Our mortgage loans may be whole loans or interests therein, as described below.

•	Real Estate Lending Transactions. We plan to provide asset-based, collateralized lending to finance companies and commercial real-estate owners.

•	Term B, Second Lien and Mezzanine Loans. We plan to invest in Term B, second lien and mezzanine loans. A Term B loan shares a first priority lien in the borrower’s collateral with senior loans, but is subordinate to such senior loans in order of payment. A second lien loan is secured by a lien that is junior in order of priority and the loan itself is also subordinate to the borrower’s senior loans in order of payment. A mezzanine loan does not share, if at all, in the same collateral package as the borrower’s senior loans, may be unsecured and is subordinate to senior loans in order of payment.

•	B-Notes. We plan to invest in B-Notes through negotiated transactions with originators and secondary market participants. A B-Note is typically (i) secured by a first mortgage on a single large commercial property or group of related properties, and (ii) subordinated in order of payment to an A-Note secured by the same mortgage pursuant to an inter-creditor agreement with the holder of the related A-Note. Although B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, they are contractually limited in rights and remedies in the event of a default.

B-Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding A-Notes or senior securities. However, as opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes are typically secured by a single property, with a correspondingly concentrated credit risk.

For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note, or maintain its performing status in the event of a default on the B-Note. The B-Note holder may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. A-Note and B-Note positions are each senior to the mezzanine loans though may be junior to another junior participation in the first mortgage loan.

•	Commercial Mortgage-Backed Securities. We plan to invest in commercial mortgage-backed securities, or CMBS, secured by interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial property. The majority of the CMBS in which we will invest are securities that are part of a capital structure or securitization in which the rights of such securities to receive principal and interest are subordinate to certain but senior to other classes in the capital structure, although we may purchase or originate commercial loans with the intent to securitize such loans at a future date. We will acquire CMBS from private originators as well as from other mortgage loan investors, including savings and loan associations, mortgage bankers, commercial banks, finance companies and investment banks. CMBS may be senior or subordinate or be investment-grade or non-investment-grade rated or be unrated.

The credit quality of any CMBS issue depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality are the (i) purpose

(e.g., refinancing or new purchase), (ii) principal amount relative to the value of the collateral, (iii) terms (e.g., amortization schedule, balloon amounts, reserves, prepayment terms), (iv) geographical location of the collateral and (v) creditworthiness of the tenants occupying the underlying properties.

The securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered ‘‘investment grade.’’ Bond classes that are subordinate to the BBB class are considered ‘‘non-investment’’ grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the CMBS. Based on the sequential payment priority, the risk of nonpayment for the AAA CMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes which are sold at higher yields.

Each securitization typically requires the owner of the most subordinate CMBS class to appoint a special servicer. The primary function of the special servicer is to manage any loans that default or become delinquent at their maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans.

•	Other Mortgage-Related Securities. We may invest in mortgage-related securities that are government or agency certificates. Agency certificates are mortgage-related securities issued by the Government National Mortgage Association, or Ginnie Mae, the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac. Payment of principal of, and interest on, underlying securities issued by Ginnie Mae are guaranteed by the U.S. government. Fannie Mae and Freddie Mac mortgage-related securities are guaranteed as to payment of principal and interest by the respective agency issuing the securities.

•	Real Estate Structured Finance Products. We may invest in other real estate structured finance products, including preferred equity, construction loans, bridge loans and related securities and loans to real estate companies that are not specific to a particular property. We may acquire portfolios of performing mortgage loans at a discount where we believe we can achieve attractive risk-adjusted returns. We may also make investments in real estate-related operating companies, including REITs. These investments may take the form of secured or unsecured debt, preferred stock and other hybrid instruments such as corporate mezzanine loans.

•	Other Real Estate Investments. From time to time, we may make investments in other types of commercial real estate finance instruments. In particular, we may invest in credit tenant-leased operating real estate.

Our investment allocations among these asset types will depend on changing market conditions. We will seek to identify those opportunities available in the market that can be acquired on favorable terms and that provide attractive risk-adjusted returns. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in any particular type. Certain of these asset types may also be suitable investments for Marathon or other existing or future investment entities controlled by Marathon, giving rise to potential conflicts of interest.

Financing Strategy

We plan to finance our investments using a diverse set of sources, including, in the short term, warehouse lines of credit, repurchase agreements and bank credit facilities and, in the long-term, CDO and other securitizations and equity and debt issuances, in addition to transaction specific funding arrangements. On a long-term basis, we will seek to ‘‘match fund’’ our assets and liabilities with respect to interest rates and maturities with like-kind debt, in an effort to minimize refinancing risk and reduce the impact of changing interest rates on our earnings and cash flows. We intend to finance the acquisition of our initial assets from the capital contribution of the Marathon Structured Finance Funds, borrowings under our repurchase agreements and the net proceeds of this offering and, thereafter, to finance asset acquisitions primarily by borrowing against, or ‘‘leveraging,’’ our investments in order to increase the size of our portfolio and potential return to our stockholders. We anticipate our overall leverage generally will be between 2.5 and 5 times the total book value of our equity, but our actual leverage at any given time will depend on our mix of investments. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

•	Warehouse Facilities. We intend to use short-term financing in the form of warehouse facilities, which are typically lines of credit from commercial and investment banks that we can draw from to fund our asset acquisitions. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating, and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the warehousing facility.

•	Repurchase Agreements. We also intend to use repurchase agreements as short-term financing to fund our asset acquisitions, including master repurchase agreements with and with aggregate capacity of $ and $ , respectively, which will be available upon consummation of this offering. Under these agreements, we will sell our securities and loans to a counterparty and agree to repurchase the same securities and loans from the counterparty at a price equal to the original sales price plus accrued interest for the term. These agreements are typically accounted for as debt secured by the underlying collateral. During the term of a repurchase agreement, we are generally entitled to receive scheduled interest on the related securities and loans.

•	Collateralized Debt Obligations. For long-term funding, we intend to utilize non-recourse securitization structures, particularly CDOs, as well as other match-funded financing arrangements. As of February 28, 2007, approximately $904.4 million principal balance of assets in the initial asset portfolio were financed through CDO-1, of which our manager is the collateral manager. In addition, at such date $97.4 million of uninvested cash was available to our manager to finance additional commercial real estate finance investments. On May 18, 2006, CDO-1 issued $815.5 million of notes to third party investors with a weighted average borrowing cost of 1-month LIBOR plus 0.50% and a stated maturity of May 2046. Upon our acquisition of the initial assets, we will own 100% of the preferred equity interests and junior subordinated debt interests of CDO-1, totaling $184.5 million in notional value, and CDO-1 will become our consolidated subsidiary.

Unlike typical securitization structures, the underlying assets in a CDO pool of the same type as CDO-1 may be prepaid or be sold, subject to certain limitations, without a corresponding repayment of the CDO notes provided the proceeds are reinvested in qualifying assets. As a result, CDOs of this type enable the sponsor to actively manage the pool of assets. Until May 2011, our manager is permitted to reinvest any principal repayments from the assets in CDO-1. As a result, we expect that CDO-1 will provide us with flexibility to finance a broad range of our commercial real estate finance investments on an ongoing basis.

We believe that CDOs are an attractive financing vehicle for our investments because they will enable us to lock in our financing cost on a long-term basis and minimize the risk that we will have to refinance our liabilities before our investments mature or reprice, while giving us the flexibility to manage credit risk.

In connection with the closing of our CDO-1, the issuer, Marathon Real Estate CDO 2006-1, Ltd., entered into a collateral management agreement with our manager. Pursuant to the collateral management agreement, our manager has agreed to provide certain advisory and administrative services in relation to the collateral debt securities and other eligible investments securing the CDO notes. The collateral management agreement provides for a senior collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.15% per annum of the balance of notes issued to third party investors and a subordinate collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.25% per annum of the balance of notes issued to third party investors. For any future CDOs structured on our behalf, our manager intends to waive applicable collateral management fees.

•	Hedging Instruments. We also intend to match fund interest rates with like-kind debt through the use of hedges such as interest rate swaps, caps or other financial instruments in an effort to reduce the impact of changes in interest rates on our earnings and cash flows.

•	Equity and Debt Issuances. From time to time, we may issue additional shares of common stock, preferred stock, hybrid equity securities such as convertible securities, warrants and secured and unsecured debt in the capital markets or otherwise.

Initial Asset Acquisition

Prior to the consummation of this offering, the Marathon Structured Finance Funds, two funds also managed by our manager, will contribute $                     to us in exchange for                      shares of our common stock. Concurrent with the consummation of this offering, we plan to borrow $                     under our repurchase agreements and to use the funds from such borrowings, together with the amounts contributed by the Marathon Structured Finance Funds and the net proceeds of this offering, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately $             face amount of agency whole-pool certificates. The sales price for the initial assets will be their fair market value, less associated liabilities net of related unamortized costs (including the outstanding principal amount of CDO indebtedness), as determined by our manager, which, as of             , 2007, totaled $            . Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately     % of our common stock on a fully diluted basis.

We expect that the composition of the initial assets will change and that the related sales price will increase prior to the consummation of this offering primarily as a result of additional loans and other investments that are made by the Marathon Structured Funds and are appropriate for us as the primary Marathon vehicle for originating, acquiring and investing in U.S. commercial real estate debt instruments. At                     , 2007, the Marathon Structured Funds have extended commitments to borrowers totaling $                     that are expected to be funded prior to the consummation of this offering. We also expect that the fair market value, and therefore the sales price, of the initial assets will increase prior to the consummation of this offering as a result of accrued interest earned on the initial assets. We intend to finance any increase in the sales price for the initial assets through additional borrowings under our repurchase agreements. Conversely, in the event that the Marathon Structured Funds receive a prepayment of principal on any of the initial assets prior to the consummation of this offering, the fair market value, and therefore the sales price, of the initial assets will decrease, and we will reduce the amount of our borrowings under our repurchase agreements accordingly.

The initial assets will include first mortgage loans, participation interests in first mortgage loans, B-Notes, mezzanine loans, CMBS and other commercial real estate finance investments, and all of the preferred equity and the most junior subordinated debt interests in CDO-1. As of February 28, 2007, CDO-1 had assets with a principal balance of $1.0 billion, $97.4 million of which consisted of uninvested cash. CDO-1’s original assets were financed through the issuance of $815.5 million in CDO indebtedness. As of February 28, 2007, the $97.4 million in uninvested cash was available to our manager, as collateral manager of CDO-1, to finance additional commercial real estate finance investments. Upon acquisition, we will record the initial assets on our books and records at their fair market value and CDO-1 will become our consolidated subsidiary. However, since the assets included in CDO-1 collateralize the indebtedness of CDO-1, we will not be entitled to distributions from those assets until all obligations in respect of such indebtedness have been satisfied.

As of February 28, 2007, the initial asset portfolio was comprised of 114 separate positions with an outstanding principal balance of $1.4 billion, of which 69 positions and an outstanding principal balance of $904.4 million related to CDO-1, and no single investment represented more than 4% of the total estimated fair market value of the initial asset portfolio. As noted above, the composition of the initial asset portfolio may change prior to the consummation of this offering. In addition to the initial assets, we also intend to purchase approximately $             face amount of agency whole-pool certificates upon consummation of this offering.

The following table sets forth information, as of February 28, 2007, regarding the initial assets:

Property Type	Location	Commitment Amount (thousands)	Outstanding Principal Balance (thousands)	Estimated Fair Market Value(1) (thousands)	Coupon Rate	Maturity Date(2)
First Mortgage Loans
Condominium Conversion	NJ	$6,885	$5,923	$6,021	LIBOR + 8.15%	November 11, 2007
Condominium Conversion	PA	6,484	6,484	6,618	LIBOR + 3.50%	November 11, 2007
Condominium Conversion	FL	6,749	6,749	6,949	LIBOR + 7.00%	June 9, 2007
Condominium Conversion	NY	12,810	12,810	12,810	LIBOR + 2.50%	September 10, 2008
Condominium Conversion	NY	14,000	14,000	14,064	LIBOR + 3.50%	March 10, 2008
Condominium Conversion	NY	18,497	17,132	17,204	LIBOR + 3.25%	September 11, 2007
Healthcare	OH	11,738	9,332	9,332	LIBOR + 3.25%	October 10, 2011
Healthcare	TX	24,583	24,583	24,583	LIBOR + 3.00%	April 21, 2011
Healthcare	Portfolio	42,736	42,736	42,877	LIBOR + 3.25%	August 31, 2009
Healthcare	MD	8,182	8,182	7,869	7.88%	May 1, 2024
Hospitality	PA	6,840	6,740	6,772	LIBOR + 3.72%	October 11, 2008
Hospitality	MD	28,500	6,971	7,001	LIBOR + 3.50%	October 10, 2010
Hospitality	FL	7,500	7,500	7,500	LIBOR + 2.00%	July 9, 2008
Hospitality	TN	11,000	11,000	11,000	LIBOR + 2.74%	January 9, 2008
Hospitality	FL	14,000	13,250	13,250	LIBOR + 2.75%	February 11, 2012
Hospitality	CA	38,148	16,960	17,000	LIBOR + 3.50%	September 30, 2010
Hospitality	Portfolio	27,500	24,615	24,752	LIBOR + 3.75%	October 11, 2008
Hospitality	NC	36,500	36,500	36,500	LIBOR + 2.50%	May 9, 2009
Hospitality	TX	7,000	7,000	7,000	LIBOR + 2.00%	November 9, 2008
Hospitality	NY	27,800	17,530	17,530	LIBOR + 3.00%	February 10, 2010
Industrial	CA	10,000	4,206	4,206	LIBOR + 3.25%	June 1, 2008
Industrial	CA	5,000	5,000	5,000	LIBOR + 5.00%	December 7, 2008
Industrial	IN	15,000	12,515	12,528	LIBOR + 2.50%	February 11, 2009
Industrial	CT	17,700	13,687	13,909	LIBOR + 3.50%	December 11, 2008
Land	NJ	5,000	4,855	4,954	LIBOR + 10.00%	September 11, 2007
Land	NY	60,872	49,126	49,633	LIBOR + 4.00%	September 11, 2007
Land	IL	51,858	51,858	51,858	LIBOR + 7.00%	April 20, 2007
Land	NY	685	685	651	7.50%	March 1, 2007
Land	NY	11,608	11,608	11,608	11.75%	December 10, 2007
Mobile Home Park	Portfolio	37,500	34,469	34,469	LIBOR + 2.25%	August 11, 2010
Multifamily	PA	12,070	12,070	12,271	LIBOR + 3.75%	August 11, 2008
Multifamily	NY	13,500	13,500	13,500	LIBOR + 2.50%	July 9, 2007
Multifamily	NY	313	313	297	9.38%	April 1, 2010
Multifamily	NY	341	341	360	9.88%	February 1, 2010
Multifamily	NY	470	470	447	5.25%	September 1, 2007
Multifamily	NY	911	911	865	9.75%	November 1, 2007
Multifamily	Portfolio	15,000	12,809	12,809	LIBOR + 2.35%	December 1, 2011
Office	MA	13,050	8,424	8,440	LIBOR + 3.00%	January 11, 2011
Office	CA	10,091	10,091	10,130	LIBOR + 2.50%	August 10, 2009
Office	CA	23,796	12,890	12,890	LIBOR + 2.60%	September 14, 2009
Office	NY	15,000	13,467	13,467	LIBOR + 3.50%	January 11, 2010
Office	MA	30,500	19,300	19,321	LIBOR + 3.00%	October 11, 2009
Office	CA	46,455	30,530	30,530	LIBOR + 2.40%	December 26, 2009
Office	NY	209	209	199	7.25%	January 1, 2012
Office	NY	329	329	313	7.25%	September 30, 2007
Office	NY	378	378	359	7.95%	June 1, 2007
Office	NY	574	574	546	7.75%	September 30, 2007
Office	NJ	8,112	8,112	8,112	12.00%	March 11, 2016
Office	CO	16,978	16,978	16,978	6.70%	September 1, 2020
Other	NY	164	164	156	8.50%	December 1, 2006
Other	NY	210	210	199	8.50%	October 31, 2007
Retail	FL	6,500	6,500	6,516	LIBOR + 2.65%	July 11, 2009
Retail	NJ	150	150	142	7.50%	November 1, 2009
Retail	NY	302	302	287	7.75%	September 30, 2007
Retail	NY	336	336	319	8.00%	July 31, 2007
Retail	TN	4,000	3,758	3,758	9.02%	September 30, 2011
Retail	Portfolio	6,227	5,787	5,387	7.29%	December 15, 2008
Total First Mortgage Loans		798,642	662,909	664,047

B-Notes and Participation Interests in First Mortgages
Hospitality	FL	5,000	5,000	5,002	LIBOR + 1.95%	April 1, 2008
Hospitality	NY	15,000	15,000	14,957	LIBOR + 2.25%	September 1, 2007
Hospitality	DC	17,000	17,000	17,000	LIBOR + 2.50%	November 9, 2008
Hospitality	Portfolio	10,934	10,934	7,874	5.71%	October 6, 2015
Hospitality	Portfolio	9,916	9,916	8,787	6.44%	November 1, 2010
Industrial	NY	6,000	6,000	6,000	LIBOR + 3.50%	June 9, 2007
Multifamily	GA	8,997	8,997	8,997	LIBOR + 3.25%	July 1, 2007
Office	CA	49,300	49,300	49,300	LIBOR + 2.80%	October 1, 2007
Office	CA	1,892	1,892	1,892	10.00%	August 10, 2009
Office	CA	8,000	8,000	6,988	6.80%	April 1, 2012
Office	NY	15,000	15,000	12,486	5.91%	March 6, 2015
Retail	Portfolio	8,896	8,896	8,896	LIBOR + 1.41%	January 1, 2008
Total B-Notes and Participation Interests in First Mortgages		155,936	155,936	148,179

Property Type	Location	Commitment Amount (thousands)	Outstanding Principal Balance (thousands)	Estimated Fair Market Value(1) (thousands)	Coupon Rate	Maturity Date(2)
Mezzanine Loans
Condominium Conversion	NY	$7,473	$7,473	$7,580	LIBOR + 9.30%	September 10, 2008
Condominium Conversion	NY	39,000	39,000	39,000	LIBOR + 3.00%	April 9, 2008
Hospitality	Puerto Rico	15,000	15,000	15,000	LIBOR + 3.10%	May 9, 2008
Hospitality	Portfolio	50,000	50,000	50,000	LIBOR + 3.25%	July 11, 2008
Industrial	CA	5,355	4,394	4,394	10.00%	March 22, 2009
Land	NY	16,083	16,083	16,083	14.67%	September 11, 2007
Multifamily	NY	25,000	25,000	25,000	LIBOR + 2.51%	October 17, 2013
Office	NY	21,500	21,500	21,500	LIBOR + 2.00%	October 11, 2008
Office	NY	19,500	19,500	19,571	8.17%	May 11, 2016
Office	GA	29,741	27,000	27,000	8.48%	October 1, 2016
Retail	Portfolio	2,993	2,993	2,993	LIBOR + 2.20%	July 1, 2008
Retail	Portfolio	16,588	16,588	16,588	LIBOR + 2.60%	July 1, 2008
Retail	Portfolio	23,951	23,951	23,951	LIBOR + 3.00%	January 1, 2008
Retail	AZ	24,000	24,000	24,240	LIBOR + 4.75%	October 1, 2007
Portfolio	Portfolio	15,476	11,591	11,594	LIBOR + 3.50%	December 29, 2010
Portfolio	PA	12,388	12,388	12,388	LIBOR + 12.00%	July 28, 2009
Total Mezzanine Loans		324,047	316,460	316,881

CMBS
Portfolio	Portfolio	2,484	2,484	2,470	LIBOR + 2.00%	October 5, 2020
Portfolio	Portfolio	10,800	10,800	10,776	LIBOR + 3.00%	March 15, 2022
Portfolio	Portfolio	1,375	1,315	1,299	6.76%	November 15, 2016
Portfolio	Portfolio	2,000	2,000	2,011	6.71%	November 15, 2035
Portfolio	Portfolio	4,259	4,076	4,035	10.00%	July 15, 2018
Portfolio	Portfolio	5,000	5,000	4,300	10.00%	August 31, 2036
Portfolio	Portfolio	4,568	4,371	4,381	8.29%	July 15, 2018
Portfolio	Portfolio	5,000	5,000	5,073	7.04%	February 15, 2036
Portfolio	Portfolio	5,609	5,609	5,496	6.84%	June 25, 2030
Portfolio	Portfolio	6,613	6,328	6,342	7.79%	July 15, 2018
Portfolio	Portfolio	7,000	7,000	7,016	6.80%	November 15, 2036
Portfolio	Portfolio	8,000	8,000	8,028	6.90%	November 15, 2036
Portfolio	Portfolio	10,000	10,000	8,728	5.69%	October 13, 2037
Portfolio	Portfolio	24,147	24,147	9,427	6.25%	November 15, 2026
Portfolio	Portfolio	19,346	19,346	10,592	6.00%	October 18, 2030
Portfolio	Portfolio	15,990	15,990	13,956	5.69%	October 13, 2037
Portfolio	Portfolio	19,000	19,000	19,000	6.25%	November 15, 2026
Total CMBS		151,193	150,466	122,931

Other Loans
Healthcare	Portfolio	2,667	1,069	1,069	LIBOR + 2.35%	February 1, 2011
Healthcare	Portfolio	1,833	1,794	1,794	LIBOR + 5.60%	February 1, 2011
Healthcare	Portfolio	2,073	2,073	2,073	LIBOR + 5.60%	February 1, 2011
Healthcare	Portfolio	2,417	2,406	2,406	LIBOR + 4.00%	February 1, 2011
Hospitality	Portfolio	5,250	5,250	5,250	LIBOR + 2.25%	October 14, 2008
N/A	N/A	9,000	8,978	9,034	LIBOR + 2.50%	June 20, 2011
Multifamily	Portfolio	10,000	10,000	10,000	LIBOR + 3.00%	April 2, 2014
N/A	N/A	10,000	10,000	10,081	LIBOR + 2.75%	July 12, 2011
Healthcare	N/A	10,000	10,000	10,150	LIBOR + 2.75%	November 18, 2013
Healthcare	Portfolio	11,656	11,656	11,698	LIBOR + 4.00%	February 1, 2011
Multifamily	WA	15,476	13,590	13,590	LIBOR + 3.50%	December 29, 2010
Hospitality	N/A	20,000	18,819	18,829	LIBOR + 5.65%	November 11, 2010
Total Other Loans		100,371	95,635	95,975

Total Portfolio		$1,530,189	$1,381,406	$1,348,013

(1)	For loans, estimated fair market value is equal to the original cost of the loan, plus accrued fees and minus any impairments, and adjusted for movements in interest rates with respect to fixed rate loans. For CMBS, estimated fair market value is based on quotes by independent third-party brokers.
(2)	Subject to extension by the borrower in certain cases.

Investment and Asset Management Process

In making investment and asset management decisions on our behalf, our manager will utilize a carefully formulated strategy that begins with the sourcing of potential investments. We will typically focus on investments from sources where Marathon has a strategic advantage or a direct relationship with the counterparty. Our investment strategy is based on a very selective and disciplined approach that integrates our manager’s due diligence capacity, detailed underwriting process and active asset management, as well as our manager’s substantial experience in successfully structuring complex investments with multiple real estate, financial, and legal issues.

The following is a description of our manager’s activities during each stage of the investment process:

Origination

Our manager will be responsible for originating all of our investments, either directly or indirectly from the secondary market. Since Marathon began directly originating commercial real estate finance investments, its direct originations have increased from $8.3 million in 2003 to $470.5 million in 2006. Marathon has also expanded its regional presence through commercial real estate lending offices in Los Angeles (opened in April 2006) and Washington, D.C. (opened in June 2006), and intends to continue to expand its regional presence through the opening of offices in Chicago and Atlanta. Direct originations for the twelve months ended December 31, 2006, were sourced (by dollar volume) 61% from the New York office, 21% from the Los Angeles office and 18% from the Washington, D.C. office. We believe that Marathon’s relationships with local brokers and real estate owners and operators will be a differentiating factor in us obtaining attractive investment opportunities from or through such parties. We also believe that this regional presence will enable us to better evaluate local investment opportunities, respond more rapidly to changing market conditions and execute transactions more expeditiously and efficiently, and will contribute to the geographic diversity of our portfolio.

In addition to the Marathon direct origination platform, we will also benefit from Marathon’s nine year experience in the secondary market for fixed income assets, its principal real estate activities and its extensive relationships and reputation with real estate owners and operators, investment banks, commercial banks, finance companies, local brokers and other participants in commercial real estate lending, which we believe will provide us with multiple, diverse sources of investment and financing opportunities for commercial real estate finance instruments. In addition to Marathon’s extensive relationships and reputation, we also believe that Marathon’s real estate, credit and investment expertise and experience and market knowledge will provide us with a competitive advantage in sourcing, structuring and pricing investments across a broad range of products and markets. Subject to applicable investment restrictions, funds managed by Marathon may co-invest with us from time to time, thereby increasing the investment opportunities available to us. Furthermore, we expect that our loan portfolio of direct and indirect yield generating assets will give us a large customer base that will generate additional opportunities.

In addition to the established sources at Marathon, we anticipate utilizing a number of direct and indirect sources to originate investments including, but not necessarily limited to, the following:

•	advertisements in industry-specific publications, such as National Real Estate Investor, Real Estate Alert, Asset-Backed Alert, Specialty Lender, Commercial Mortgage Alert, Developments, and various regional real estate publications;

•	sponsorship of and attendance at the most established industry conferences and trade shows in our targeted sectors including Mortgage Bankers Association, Commercial Mortgage Securities Association, International Council of Shopping Centers, Urban Land Institute and other regional and national conferences; and

•	availability of our web site to access all of the forms and information required in the origination process.

Once a potential investment has been identified as suitable, we will tailor a financing package to meet the borrower’s specific business needs and fit the borrower’s business plan while seeking to maximize our risk-adjusted returns by investing in the most attractive part of the capital structure or investing in a transaction with a view to reselling one or more tranches. After determining a suitable framework for our investment, we will work with the borrower to prepare an application. After execution of the loan application by the borrower, the underwriting process is commenced.

Underwriting

To minimize the risk in our investments, we will take a ‘‘bottom-up’’ credit approach to underwriting transactions with the primary focus on preservation of capital. Our underwriters will work under the supervision of senior managers. We will emphasize real estate fundamentals across all business lines and we believe that understanding these fundamentals along with a disciplined underwriting methodology will maximize risk-adjusted returns. Our underwriting process commences with a due diligence review on the particular investment, which typically begins with a site inspection of the asset by a senior member of our management team. Generally, our due diligence review on each particular investment includes, but is not limited to, the review or preparation of the following information:

•	the historic, in place and projected property revenues and expenses;

•	the property’s location and its attributes;

•	review of the competitive set of properties and how the property competes in the competitive set;

•	the valuation of the property as per financial projections prepared by our manager’s underwriters and confirmed by an independent ‘‘as is’’ and/or ‘‘as stabilized’’ appraisal;

•	the valuation of the property by looking at comparable sales in the subject market;

•	market assessment, including review of tenant lease files, surveys of property sales and leasing comparables and an analysis of area economic and demographic trends, and a review of an acceptable mortgagee’s title policy;

•	supply and demand characteristics of the subject market, including analysis of replacement costs and an analysis of barriers to entry for competing properties;

•	the potential for near-term revenue growth and opportunity for expense reduction and increased operating efficiencies;

•	market rents, leasing projections, vacant space and near-term vacancies, provided by a leasing broker with local knowledge;

•	structural and environmental review of the property, including review of engineering and environmental reports and a site inspection to determine future maintenance and capital expenditure requirements;

•	the requirements for any reserves, including those for immediate repairs or rehabilitation, replacement reserves, tenant improvements and leasing commission costs, real estate taxes and property, casualty and liability insurance;

•	the underwritten net cash flow for a property, which is a set of calculations and adjustments prepared for the underwriting process to assist in evaluating a property’s cash flows, and generally is defined as the estimated stabilized annual revenue derived from the use and operation of the property (consisting primarily of rental income and reimbursement of expenses where applicable) less an allowance for vacancies, concessions and credit losses and estimated stabilized annual expenses;

•	the credit quality of the borrower through background checks and review of the borrower’s financial strength and real estate operating experience; and

•	the impact of such investment on our ability to maintain our REIT qualification.

Key information considered in the credit analysis of a particular investment includes, but is not limited to, debt service coverage, loan to value ratios and property operating performance. Consideration is also given to other forms of collateral and alternative exit strategies to effect repayment. Our manager will update the types of information considered as part of the underwriting process based upon actual experience and changing market conditions.

Our manager will apply its established investment approval process to all potential loans and other investments before submitting a written proposal for final approval by the investment committee that includes a description and analysis of the underwriting information referred to above. All investments require the approval of a majority of the investment committee.

Following the approval of any investment, the transaction is forwarded to counsel to ensure that all investment approval terms have been satisfied and that the legal documentation conforms with the lending requirements for such transaction.

Asset Management

The senior credit officer and the senior analyst who were primarily responsible for the underwriting process of a particular investment will maintain the credit monitoring process. Individual investment performance will be benchmarked against the initial investment hypothesis giving consideration to new financial information, changing market conditions or other events. As part of an overall risk management strategy, we intend to maintain and monitor a ‘‘Credit Watch List.’’ This list will be populated based on analysis of various information, including, but not limited to:

•	general market information;

•	independent research and third-party reports;

•	company news and statements; and

•	information obtained as part of the surveillance and review process referred to below.

We also intend to use inputs from the ‘‘CreditWatch List’’ to model and forecast the impact of specific credit events on our investment portfolio. We believe that active asset management is an effective tool in enhancing portfolio yields and preserving capital. Active asset management will be based on the following surveillance and review process:

Ongoing Surveillance by our Manager

•	Monthly financial statements, updated projections and covenant compliance calculations.

•	Periodic conference calls.

•	Industry developments.

•	Trend analysis relative to key financial objectives.

Weekly Review by our Manager

•	Material developments in the investment portfolio.

•	Portfolio covenant compliance report.

Monthly Review by our Senior Commercial Real Estate Management Team

•	Management attention accounts.

•	Monthly review focuses on recent performance, current account strategy, and anticipated timing of resolution.

Quarterly Review by our Senior Commercial Real Estate Management Team

•	Formal reports on all portfolio accounts.

Our manager has experience in portfolio management, complex restructurings and asset dispositions, which we believe is essential to maximizing the value of any investments.

Operating Policies and Strategies

Origination

Our investments will be sourced by our manager although not all investment opportunities sourced by our manager will be for our benefit. Marathon or funds managed by Marathon may invest in certain of the same types of investments as we do. As a result, we have developed conflicts of interest policies with Marathon with respect to investment opportunities. These conflicts of interest policies give us a right of first offer on U.S. cash-paying commercial real estate debt instruments and provide specific guidelines with respect to the terms of co-investments with Marathon or funds managed by Marathon, as well as the decision-making process with respect to related party investments. For a description of these conflicts of interest policies, see ‘‘Our Manager and The Management Agreement—Conflicts of Interest in Our Relationship with Our Manager—Conflicts of Interest Policies.’’

Credit and Interest Rate Risk Management

Our investments will be exposed to various levels of credit risk, depending on the nature of the underlying collateral and the nature and level of credit enhancements supporting such investments. We will originate investments that meet our underwriting standards. We will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our investment portfolio to avoid undue geographic, property, asset and certain other types of concentrations. Our board of directors and our manager monitor the overall portfolio risk and review levels of provision for loss.

Our interest rate risk management strategy is intended to mitigate the negative effects of major interest rate changes. We will seek to reduce our interest rate risk from borrowings both through hedging activities and by attempting to structure the key terms of our financings to generally correspond (in the aggregate for the entire portfolio, and not on an asset-by-asset basis) to the interest rate and maturity terms of our investments.

We intend to utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our earnings and cash flows. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended purpose of offsetting losses. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. If we anticipate that the income from any such hedging transaction could adversely affect our compliance with the REIT qualification requirements, we may conduct part or all of our hedging activities through a corporate subsidiary that will be fully subject to federal corporate income taxation (i.e., a taxable REIT subsidiary).

Hedging Activities

We intend to enter into interest rate swap agreements upon consummation of this offering to attempt to reduce the interest rate risk on our outstanding indebtedness. For a further description, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.’’ In the future, we may enter into similar arrangements to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interests of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. In general, income from hedging transactions does not constitute qualifying income under current law for purposes of the REIT gross income requirements. To the extent, however, that we enter into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate REIT assets, any income or gain that we derive from the transaction would be excluded from gross income for purposes of the REIT 95% gross income test, and would be treated as income that does not qualify for purposes of the REIT 75% gross income test. See ‘‘U.S. Federal Income Tax Considerations—Taxation of Marathon Real Estate Finance—Derivatives and Hedging Transactions.’’ Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when it believes, based on all relevant facts, that bearing such risk is advisable for REIT qualification purposes or otherwise.

Disposition Policies

Our manager will evaluate our investment portfolio on a regular basis to determine if it continues to satisfy our investment objectives. Subject to certain restrictions applicable to REITs, we may sell our investments opportunistically and use the proceeds of any sale for debt reduction, additional acquisitions or working capital purposes. However, we may not sell or pledge, or direct the collateral manager of CDO-1 to sell or pledge, to the Marathon Structured Funds or their affiliates any of the initial assets that we will acquire from the Marathon Structured Funds upon consummation of this offering or any of the assets underlying CDO-1 at the time we acquire all of the outstanding preferred shares of CDO-1, and the Marathon Structured Funds or their affiliates will not purchase any of such assets, other than in cases where the Marathon Structured Funds are obligated to repurchase those assets upon a breach of representations and warranties made with respect to those assets at the time of sale to us and to CDO-1, respectively. In addition, subject to the foregoing, and notwithstanding the actions of our manager, a majority of our independent directors may direct us to sell or pledge any of the initial assets owned by us and to direct the collateral manager of CDO-1 to sell or pledge any assets of CDO-1 that are within CDO-1 at the time we acquire all of the preferred shares of CDO-1, provided that such direction does not conflict with the requirements of the indenture governing the outstanding indebtedness of CDO-1 or with the collateral manager’s responsibilities and obligations under the collateral management agreement. Certain substantial asset sales directed by our independent directors as referred to in this paragraph coupled with certain related cash distributions may result in the payment of a liquidation fee to our manager as discussed under ‘‘Our Manager and the Management Agreement—The Management Agreement—Liquidation Fee.’’

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise debt or equity capital in any manner and on the terms and for the consideration it deems appropriate. Our existing stockholders, and purchasers of common stock in this offering, will not have any preemptive or similar right to purchase additional securities issued in any future securities offering, and any future equity offering might cause significant dilution of an existing investment in our common stock. We may in the future issue common stock in connection with acquisitions of additional investments or businesses.

We may repurchase shares of our common stock in private transactions with our stockholders, if those repurchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock, and any action would only be taken in conformity with applicable U.S. federal and state laws and the applicable requirements for qualifying as a REIT, for so long as our board of directors concludes that we should remain a REIT.

Conflicts of Interest Policies

We, our executive officers, certain of our directors and Marathon, including our manager, will face conflicts of interest because of our relationships with each other. We were formed by our manager and the terms of our management agreement, including the fees payable by us to our manager, were not negotiated at arm’s length, and its terms may not be as favorable to us as if they were negotiated with an unaffiliated party. The terms of the capital contribution by the Marathon Structured Finance Funds to us in exchange for shares of our common stock and the sale of the initial assets by the Marathon Structured Funds to us in exchange for cash were also not negotiated at arm’s length, and the terms thereof, including the number of shares of our common stock to be issued by us in exchange for the capital contribution and the cash to be paid by us for the initial assets, may not be as favorable to us as if they were negotiated with an unaffiliated party. Our manager will also have the right to retain origination or structuring fees paid by borrowers up to and including       % of a loan’s principal amount. Our manager also serves as an investment adviser to other affiliates of Marathon and as the collateral manager for CDO-1 and has the right to select the assets to be financed in CDO-1. In addition, each of our executive officers is an officer of our manager and will not devote his or her time to us exclusively. However, our Controller and our Compliance Officer will devote substantially all of their time to us. For a description of our conflicts of interest policies, see ‘‘Our Manager and The Management Agreement—Conflicts of Interest in Our Relationship with Our Manager—Conflicts of Interest Policies.’’

Policies with Respect to Other Activities

We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we currently intend to make investments in a manner as to qualify as a REIT, although our board of directors may determine that it is no longer in the best interests of our stockholders to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Future Revisions in Policies and Strategies

Our board of directors has approved the operating policies and strategies summarized in this prospectus. Our board of directors has the power to modify or waive these policies and strategies without the consent of our stockholders to the extent that the board of directors (including a majority of our independent directors) determines that a modification or waiver is in the best interests of our stockholders. Among other factors, developments in the market that either affect the policies and strategies summarized in this prospectus or that change our assessment of the market may cause our board of directors to revise our policies and strategies.

Exemption from Regulation Under the Investment Company Act

We intend to conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940. We expect to operate most of our business through our subsidiaries, including CDO subsidiaries.

Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an ‘‘investment company’’ if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire ‘‘investment securities’’ having a value exceeding 40% of the value of its total assets on an unconsolidated basis, or the 40% test. ‘‘Investment securities’’ excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

The 40% test will limit the types of businesses in which we my engage either directly or through our subsidiaries. We anticipate that some of our wholly-owned or majority-owned subsidiaries will rely on the exemptions provided by Section 3(c)(5)(C) or 3(c)(6) of the Investment Company Act. Other subsidiaries may not be majority-owned or wholly-owned by us or might rely on the exemption provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, in which case we would treat securities issued by these types of subsidiaries as ‘‘investment securities’’ and be required to keep the value of these securities below 40% of our total assets on an unconsolidated basis. We currently anticipate that Marathon Real Estate Finance Holdings, LLC will rely on the Section 3(c)(5)(C) exemption from the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company would be made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another entity which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We would treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any entity as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more entities as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% test. Any such adjustment in our investment strategy could have a material adverse effect on us.

Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption (each, a ‘‘Section 3(c)(5)(C) Subsidiary’’) will be required to invest at least 55% of its assets in ‘‘mortgages and other liens on and interests in real estate’’ (‘‘Qualifying Real Estate Assets’’) and at least 80% of its assets in Qualifying Real Estate Assets plus real estate-related assets (‘‘Real Estate-Related Assets’’). The assets that we acquire through a Section 3(c)(5)(C) Subsidiary, therefore, will be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we or any such subsidiary may not issue redeemable securities.

Based on no-action letters issued by the staff of the SEC, we will classify investments in fee interests in real estate and in various types of whole loans as Qualifying Real Estate Assets, as long as the loans are ‘‘fully secured’’ by an interest in real estate at the time we originate or acquire the loan. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we will consider the loan a Qualifying Real Estate Asset. We will consider a participation in a whole mortgage loan to be a Qualifying Real Estate Asset only if we control the right to foreclose the mortgage securing the loan in the event of a default.

We consider agency whole pool certificates to be Qualifying Real Estate Assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a Qualifying Real Estate Asset for purposes of the 55% test, but constitutes a Real Estate-Related Asset for purposes of the 80% test.

With respect to investments in B-Notes, we will take the position that B-Notes are Qualifying Real Estate Assets for purposes of the 55% test, or Qualifying B-Notes, where we have the unilateral right to (i) instruct the servicer to foreclose on a defaulted mortgage loan, (ii) replace the servicer in the event the servicer, in its discretion, elects not to foreclose on such a loan, and (iii) purchase the A-Note in the event of a default on the mortgage loan and foreclose on the loan. We note that the staff of the SEC has not provided any guidance on the treatment of B-Notes for Section 3(c)(5)(C) purposes and any such guidance may require us to adjust our B-Note investment strategy.

We generally do not expect investments in CMBS, other than investments in agency whole pool certificates, to constitute Qualifying Real Estate Assets for purposes of the 55% test, unless we determine that those investments are the ‘‘functional equivalent’’ of owning mortgage loans, which will depend, among other things on whether we have the unilateral foreclosure rights with respect to the underlying real estate collateral. Instead, these investments will generally be classified as Real Estate-Related Assets for purposes of the 80% test. We expect that investments in mezzanine loans will constitute Real Estate-Related Assets to the extent that these investments are backed by mortgage loans or other interests in real estate.

The treatment of other investments as Qualifying Real Estate Assets and Real Estate-Related Assets will be based on the characteristics of the underlying collateral and the particular type of loan including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral.

To the extent that the staff of the SEC provides more specific guidance regarding the treatment of assets as Qualifying Real Estate Assets or Real Estate-Related Assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the staff of the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we or our subsidiaries fail to maintain our exemptions from the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act will, accordingly, limit our ability to make certain investments.

Competition

We are subject to significant competition in seeking investments. We compete with many other entities for investments, including other REITs, insurance companies and other investors. Recently, there has been increased competition in the CMBS market, with many companies seeking to invest in CMBS issuances. Our competitors may be larger than us and have access to greater and less expensive capital and other resources than we do and we may not be able to compete successfully for investments with attractive risk-adjusted returns. See ‘‘Risk Factors—Risks Relating to Our Business Strategy—Competition may limit the availability of desirable investments and result in reduced risk-adjusted returns.’’

Compliance With The Americans With Disabilities Act Of 1990

Properties that we may acquire, and the properties underlying our investments, will be required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional U.S. federal, state and local laws may require modifications to any properties we acquire, or may restrict further renovations of our properties, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions to our stockholders could be adversely affected.

Compliance With Federal, State And Local Environmental Laws

Properties that we may acquire, and the properties underlying our investments, are subject to various U.S. federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to materials containing asbestos. These laws allow third parties to seek recovery from owners of real properties for personal injuries associated with materials containing asbestos. Our operating costs and the values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our results of operations, financial condition, cash flows and liquidity and our ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We will endeavor to ensure that our properties are in compliance in all material respects with all U.S. federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

Legal Proceedings

We are not a party to any legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Our Manager

We are externally managed and advised by Marathon Asset Management, L.L.C., a Delaware limited liability company formed in 1998 (formerly known as Richards-Hanover Asset Management, LLC). The principals of our manager are Bruce Richards and Louis T. Hanover. Mr. Richards is the co-managing member, co-founder, President and Chief Executive Officer of Marathon Asset Management, L.L.C. Mr. Hanover is the co-managing member, co-founder, Chief Investment Officer of Marathon Asset Management L.L.C. Upon consummation of this offering, our manager will own or control approximately     % of our common stock on a fully diluted basis, including     % owned either directly or through its ownership interest in the Marathon Structured Finance Funds.

As of December 31, 2006, our manager had approximately $9 billion in assets under management. Established in 1998, our manager has 140 professionals, with offices in New York, London, Singapore, Hong Kong, Los Angeles and Washington, D.C. Our manager has dedicated commercial real estate lending professionals in New York, London, Singapore, Los Angeles and Washington, D.C. Our manager intends to open additional offices in the U.S. to originate commercial real estate assets. Our manager primarily manages hedge funds, private equity funds and structured finance transactions that include strategies dedicated to real estate finance, distressed securities and special situations, high yield bonds, bank debt and mezzanine loans, asset-based lending, collateralized loan obligations, or CLOs, CDOs, emerging markets, private equity and real estate private equity.

Directly originating investment opportunities is an important part of Marathon’s investment approach, and Marathon has developed a broad platform that enables it to directly originate investment opportunities across its various funds. Marathon began directly originating commercial real estate finance investments in 2003, and its direct originations have increased from $8.3 million in 2003 to $470.5 million in 2006, while its indirect originations in the secondary market have increased from $10.0 million in 2003 to $477.3 million in 2006.

We expect to be the primary Marathon vehicle originating, acquiring and investing in U.S. commercial real estate debt instruments. We also expect that substantially all of our investment and asset management decisions will be made by our manager and not by us, as we do not and will not employ individuals related to these matters. Furthermore, our manager has the sole discretion to hire and fire its employees, and our board of directors and shareholders will not have any authority over the individual employees of our manager, although our board of directors will have authority over our officers who are provided by our manager.

The Marathon commercial real estate management team that will be responsible for our activities includes David Arzi, our Chief Executive Officer and currently a Managing Director, Head of Asset Finance and a Senior Portfolio Manager at our manager, and Scott Schwartz, our President and Chief Investment Officer and currently a Managing Director and Head of Commercial Real Estate Finance at our manager. Members of our senior real estate management team have an average of 16 years of commercial real estate lending experience, including extensive experience in the origination, underwriting and structuring of investments through various credit environments and economic cycles. They have worked together at various times beginning with their employment at Heller Financial Corporation in 1992, including the last four years at our manager.

Officers of Our Manager

        Bruce Richards

Bruce Richards is the President and Chief Executive Officer, and co-founder of Marathon.  Mr. Richards is responsible for general oversight and strategic direction of the firm as well as developing its culture and various business lines, which include Global Credit, Private Finance, Emerging Markets, Equities, Private Equity, Structured Finance, Real Estate Finance, and Real Estate.

Prior to founding Marathon in 1998, Mr. Richards worked on Wall Street during a 15-year tenure that included ten years as a Managing Director in charge of trading in the Fixed Income Division at

Smith Barney. Working in the Securitization Trading Department, Mr. Richards oversaw principal activities related to the origination and trading of residential mortgages, collateralized mortgage obligations, mortgage-backed securities derivatives, asset-backed securities and commercial real estate. Prior to that, he had similar responsibilities in residential mortgages, collateralized mortgage obligations, mortgage-backed securities derivatives, and asset-backed securities at Donaldson, Lufkin & Jenrette (DLJ). Mr. Richards started his career on Wall Street as a trader in the fixed income divisions at Shearson Lehman Hutton and Paine Webber.

Mr. Richards received his B.A. in Economics, summa cum laude, from Tulane University in 1982 and is a member of Phi Beta Kappa.

        Louis T. Hanover

Louis Hanover is a co-founder, a co-managing member, and the Chief Investment Officer of Marathon. Mr. Hanover is in charge of Marathon’s portfolio management team and oversees the firm’s investments and risk management controls. Separately, Mr. Hanover is a Senior Portfolio Manager of two funds managed by Marathon, the Marthon Special Opportunity Fund and Marathon Global Convertible Fund.

Mr. Hanover has extensive trading experience and expertise as an arbitrageur and risk manager in the fixed income global markets. Prior to founding Marathon in 1998, he was a Managing Director at Smith Barney responsible for global emerging markets debt trading and risk management, and a Director of the global emerging markets debt and foreign exchange derivatives trading division at Merrill Lynch. During his ten-year tenure on Wall Street, Mr. Hanover also worked at Nomura Securities International, First Chicago Capital Markets and the Chicago Board of Trade.

Mr. Hanover received his B.A. in Economic History from the University of Chicago in 1986 and an MBA from the Graduate School of Business at the University of Chicago in 1989.

        Andrew Rabinowitz, CPA, Esq.

Andrew Rabinowitz is the Chief Operating Officer and Chief Financial Officer of Marathon.  He manages and directs Marathon’s day-to-day activities including oversight of the firm’s global operations, systems, legal and compliance, and setting operational policies and financial controls.  In addition, Mr. Rabinowitz is a senior member of Marathon’s Investor Relations and Client Services team involved in business development, objectives, initiatives and meetings with investors.  Lastly, Mr. Rabinowitz monitors Marathon’s financing lines and relations with external service providers such as prime brokers, lawyers, accountants and fund administrators.

Mr. Rabinowitz joined Marathon in 2001 from Schulte Roth & Zabel, where he was a practicing lawyer in the corporate group specializing in hedge funds and asset management from 2000-2001.  Previously, Mr. Rabinowitz was employed at Ernst & Young for seven years as a Certified Public Accountant (CPA) focused on hedge funds and asset management and broker-dealers.  He supervised and conducted audits and oversaw consulting engagements in the financial services industry.

Mr. Rabinowitz holds his J.D. in Law from Fordham University School of Law and a B.B.A. in Accounting from Pace University, magna cum laude.  Mr. Rabinowitz is a CPA in the State of New York and is currently a member of the Bar in New York and Washington, D.C.

        David Arzi

David Arzi is our Chief Executive Officer and is Managing Director, Head of Asset Finance at Marathon and a Senior Portfolio Manager of the Marathon Structured Finance Funds.  He is one of the founders of Marathon’s commercial real estate finance program and is responsible for the origination and purchase of whole loans, leases, securities and other structured products.

Mr. Arzi has 21 years experience in sourcing, underwriting and structuring high yield assets including corporate loans and leases, commercial real estate and consumer receivables. Prior to joining Marathon in 2003, Mr. Arzi was a Director responsible for structured finance investments at CDC

IXIS. From 1999 to 2001, Mr. Arzi served as Chairman and CEO of Clarity Holdings, a financial services company that owned and operated a national bank. From 1996 to 1999, he was a Director and Manager of the Esoteric ABS Group within the Principal Transaction Group of Credit Suisse First Boston. Prior to joining Credit Suisse, Mr. Arzi was a senior vice president at Heller Financial Corporation where he started and ran the Sales Finance Group. The sales finance group was responsible for all rediscount lending at Heller including distressed debt, vacation ownership and consumer receivable lending. Prior to starting the Sales Finance Group, Mr. Arzi was a senior real estate loan originator at Heller Financial.

Mr. Arzi received his B.A. from Brandeis University in 1984 and his MBA in Finance from Baruch College in 1993.

        Scott Schwartz

Scott Schwartz is our President and Chief Investment Officer and is a Managing Director and the Head of Commercial Real Estate Finance for the Marathon Structured Finance Funds.  He has 16 years of experience in commercial real estate, including originating loans, acquiring portfolios of performing and distressed assets, asset management and restructurings.

Prior to joining Marathon in 2003, Mr. Schwartz served as President of Clarity Holdings, a national bank and a financial services holding company, from 1999 to 2003. Mr. Schwartz worked at Credit Suisse First Boston where his activities covered a wide range of asset classes including commercial real estate lending and the purchase and financing of performing and non-performing pools of commercial real estate. Prior to joining Credit Suisse First Boston, Mr. Schwartz was employed at Heller Financial Corporation with responsibilities that included origination, underwriting, workouts and portfolio management of commercial real estate assets.  Mr. Schwartz also worked at FGH Realty Credit Corp, a subsidiary of Aegon N.V., in real estate asset management.

Mr. Schwartz received his B.A. from the State University of New York at Albany in 1989 and a Masters degree in Real Estate Finance & Development from New York University in 1993.

The Management Agreement

We are party to a management agreement with Marathon Asset Management, L.L.C., our manager, pursuant to which our manager will manage our business affairs in conformity with the policies and investment guidelines that are approved and monitored by our board of directors.

Management Services

Our manager will at all times be subject to the supervision and direction of our board of directors, the terms and conditions of the management agreement and such further limitations or parameters as may be imposed from time to time by our board of directors. Our manager will be responsible for (i) the selection, purchase, sale and servicing of our commercial real estate finance investments, (ii) our financing activities and (iii) providing us with investment advisory services. Our manager will be responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our operations, including our investments and their financing, as may be appropriate, including, without limitation:

•	serving as our consultant with respect to the periodic review of investment guidelines and conflicts of interest policies, any modifications to which must be approved by a majority of our independent directors, and other policies and recommendations with respect thereto for approval by our board of directors;

•	serving as our consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, origination, negotiation, structuring, monitoring and disposition of our investments, including the accumulation of assets for securitization;

•	serving as our consultant with respect to decisions regarding any of our financings, securitizations and hedging activities undertaken by us or our subsidiaries, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, (2) advising us with respect to obtaining appropriate short-term financing arrangements for our investments and pursuing a particular arrangement for each individual investment, if necessary, and (3) advising us with respect to pursuing and structuring long-term financing alternatives, including CDOs, for our investments;

•	serving as our consultant with respect to arranging for the issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by us;

•	representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance investments;

•	with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on behalf of us with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

•	evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT and with our investment guidelines;

•	making available to us its knowledge and experience with respect to commercial mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets and real estate operating companies;

•	investing and re-investing any of our funds (including in short-term investments and payment of fees, costs and expenses) and advising us as to our capital structure and capital-raising activities;

•	providing us with portfolio management and loan servicing;

•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•	engaging and supervising, on behalf of us and at our expense, independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, master servicing, special servicing, due diligence and such other services as may be required relating to our operations, including our investments (or potential investments);

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by our manager and our board of directors, including, without limitation, the services in respect of any of our equity incentive plan, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us or our subsidiaries by our manager;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	communicating on behalf of us with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us regarding the maintenance of our exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), and the Securities Act of 1933, as amended (the ‘‘Securities Act’’);

•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•	causing us to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

•	taking all necessary actions to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Internal Revenue Code and Treasury Regulations applicable to REITs;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

•	using commercially reasonable efforts to cause us to comply with all applicable laws;

•	handling and resolving on our behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our operations;

•	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•	using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time; and

•	performing such other services as may be required from time to time for the management and other activities relating to our operations, including our investments, as our board of directors reasonably requests or our manager deems appropriate under the particular circumstances.

Pursuant to the terms of the management agreement, our manager will provide us with a management team, including a Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our manager to us as described in the management agreement. All such personnel will devote their time to our management as necessary and appropriate, commensurate with the level of our activity, with the exception of our Controller and our Compliance Officer, who will devote substantially all of their time to us. Our manager will also provide personnel for service on an investment or similar type of committee.

Our manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in the conflicts of interest policies and investment guidelines. Our manager, and its managers, officers, employees and members, will not be liable to us, our board of directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our manager’s duties under the management agreement. We have agreed to indemnify our manager, and its managers, officers, employees and members, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our manager and its managers, officers, employees and members, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our manager’s duties. Our manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our manager’s employees relating to the terms and conditions of their employment by our manager. Our manager will maintain reasonable and customary ‘‘errors and omissions’’ and other customary insurance coverage upon the completion of this offering.

Our manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with our investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. Our manager and its managers, officers, employees and members will not be liable to us, our board of directors, or our stockholders for any act or omission by our manager or its managers, officers, employees or members except as provided in the management agreement.

Term and Termination Rights

The management agreement has an initial term of three years expiring on         , 2010, and will be automatically renewed for one-year terms thereafter unless terminated by us for cause or not renewed by us or our manager or terminated by our manager, in each case as described below. The management agreement does not limit the number of renewal terms. However, our independent directors will review our manager’s performance annually and may choose not to renew the management agreement at the end of each term, commencing with the initial term, upon at least 180 days’ prior written notice, upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least two thirds of our outstanding shares of common stock, based upon unsatisfactory performance by the manager that is materially detrimental to our business. Our manager must be provided at least 180 days’ prior written notice of any such nonrenewal of the management agreement and will be paid a termination fee, within ninety days of such nonrenewal, equal to four times the average of the sum of the annual management and incentive fees for the immediately preceding two years. In addition, following any nonrenewal of the management agreement, we must pay our manager all compensation accruing to the date of nonrenewal. We also may not assign the management agreement in whole or in part to a third party without the written consent of our manager.

We may also terminate the management agreement without payment of any termination fee to our manager, upon at least 60 days’ prior written notice from our board of directors, at any time for ‘‘cause’’ as defined in the management agreement, including our manager’s fraud, misappropriation of funds, or embezzlement against us, the commencement of any proceeding relating to our manager’s bankruptcy or insolvency or the dissolution of our manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business.

Our manager may terminate the management agreement in the event we become regulated as an investment company under the Investment Company Act, in which case our manager would not be entitled to payment of any termination fee. Furthermore, our manager may decline to renew the next term under the management agreement upon providing at least 180 days’ prior written notice to us, in which event our manager would not be entitled to the payment of any termination fee. Our manager may also terminate the management agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay to our manager a termination fee as described above.

Liquidation Fee

Our manager will be entitled to a liquidation fee in the event that, in connection with the rights of our independent directors to direct the sale of the initial assets and certain assets within CDO-1 as described under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Accounting for Transfers of Financial Assets,’’ our independent directors direct the sale, in one or more transactions, of 51% or more of the total estimated fair market value of those assets at the time of our acquisition of the initial assets, including the interests in CDO-1, and, within six months of the sale that exceeds that percentage, our board of directors directs the distribution to our stockholders of 20% or more of the cash proceeds from such sale(s) net of related selling expenses and the repayment of any related indebtedness. The liquidation fee payable to our manager in those circumstances would be equal to:

(i)	(a) the net proceeds from the sales of such assets distributed to our stockholders, divided by

(b)    the book value of our stockholders’ equity at the time of distribution multiplied by

(ii)	four times the annual base management fee for the immediately preceding year, annualized in the case of management fee payments for less than one year.

Management Fees and Incentive Compensation

The base management fee is payable monthly in arrears in cash, and the incentive fee is payable quarterly in arrears in cash or our common stock, at our manager’s election. Our manager may also be entitled to certain expense reimbursements as described below. Expense reimbursements to our manager are made quarterly.

Base Management Fee

Our manager will be entitled to a base management fee that is payable monthly in arrears in an amount equal to 1/12th of 1.75% multiplied by the month-end book value of our stockholders’ equity determined in accordance with generally accepted accounting principles.

Incentive Compensation

Our manager will be entitled to an incentive fee that is payable quarterly in arrears in an amount equal to the product of:

(i)	25% of the dollar amount by which

(a)    our funds from operations (after the base management fee and before incentive compensation) for such quarter per share of our common stock (based on the weighted average number of shares of our common stock outstanding during such quarter) exceeds

(b)    an amount equal to (A) the weighted average initial offering price per share of common stock in all of our common stock offerings (including this offering and the capitalization of our company prior to this offering), in each case at the time of issuance thereof, multiplied by (B) .50% plus one-fourth of the ten-year U.S. treasury rate for such quarter, and

(ii)	the weighted average number of shares of our common stock outstanding during such quarter.

‘‘Funds from operations’’ is based upon standards established by the National Association of Real Estate Investment Trusts, or NAREIT, on the date hereof and means net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and gains or losses from the sales of property, plus depreciation and amortization on real estate assets and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided, that the foregoing calculation of funds from operations shall be adjusted to exclude one-time events pursuant to changes in generally accepted accounting principles, and may be adjusted to exclude other non-cash charges after discussion between our manager and the independent directors and approval by a majority of the independent directors.

‘‘Ten-year U.S. treasury rate’’ means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of 10 years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve bank or agency or department or the federal government selected by us. If we determine in good faith that the ten-year U.S. treasury rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in United States government securities selected by us.

At the election of our manager, all or a portion of the incentive fee may be paid to the manager in the form of shares of our common stock.

The following example illustrates how we would calculate our quarterly incentive compensation in accordance with the management agreement.

Assume the following:

•	Funds from operations (after the base management fee and before incentive compensation) for such quarter equals $ ;

•	shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during such quarter is ;

•	Ten-year U.S. treasury rate is %; and

•	weighted average initial offering price per share of common stock is $ .

Under these assumptions, the quarterly incentive fee payable to our manager would be $         as calculated below:

1.	Funds from operations per share of common stock for the quarter ($ / )	$
2.	Weighted average initial offering price per share of common stock for the quarter ($ ) multiplied by .50% plus one-fourth of the ten-year U.S. treasury rate	$
3.	Excess of funds from operations per share of common stock for the quarter over amount calculated in 2 above ($ -$ )	$
4.	Weighted average number of shares of common stock outstanding during the quarter multiplied by the amount calculated in 3 above ( x $ )	$
5.	Incentive fee equals 25% of amount calculated in 4 above	$

Pursuant to the calculation formula, if our funds from operations increase and the weighted average share price and number of shares of common stock outstanding remain constant, the incentive fee will increase.

Origination/Structuring Fees

Many of our loans are originated or structured through our manager’s direct contacts with borrowers, lessees and commercial real estate owners and operators, as well as through intermediaries. In many cases, our manager itself provides origination or structuring services. Our manager will have the right to retain origination or structuring fees paid by borrowers up to and including           % of the loan’s principal amount, and any amount in excess thereof will be payable to us.

Reimbursement of Expenses

We will pay all our operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to, expenses in connection with our organization and any issuance of securities by us, transaction costs incident to financings and to the acquisition, disposition and financing of our investments, legal, accounting, tax, auditing, consulting and administrative fees and expenses, the compensation and expenses of our independent directors, compensation costs of certain personnel exclusively or primarily dedicated to us, the cost of liability insurance to indemnify our officers and directors, the costs associated with our establishment and maintenance of any credit facilities and other financing arrangements (including commitment fees, accounting fees, legal fees, closing costs and similar expenses), expenses relating to the payment of dividends, expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies, transfer agents and exchange listing fees, the cost of printing and mailing proxies and reports to our stockholders, settlement, clearing, and custodial fees and expenses relating to us, the costs of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations (as such costs relate to us), expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our manager, costs incurred by personnel of the manager for travel on our behalf, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used primarily for us, all taxes and license fees, all insurance costs incurred by us, our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of Marathon required for our operations and all other expenses actually incurred by our manager that are reasonably necessary for the performance by our manager of its duties and functions under the management agreement. Under the management agreement, our manager is to perform certain legal, accounting, due diligence, asset management, securitization, property management, brokerage, loan servicing, leasing and other services that outside professionals or outside consultants otherwise would perform on our behalf and is entitled to be reimbursed or paid for the cost of performing such tasks. Our manager may retain third parties, including accountants, legal counsel, real estate underwriters, brokers, special servicers or others on our behalf, and shall be reimbursed for such services. Under the management agreement, our manager is responsible for all other costs incident to the performance of its duties under the management agreement, including the employment compensation of personnel who perform services for us pursuant to the management agreement except as described above.

Conflicts of Interest in Our Relationship with Our Manager

General

We, our executive officers, certain of our directors and Marathon, including our manager, will face conflicts of interest because of our relationships with each other. We were formed by our manager and the terms of our management agreement, including the fees payable by us to our manager, were not negotiated at arm’s length, and its terms may not be as favorable to us as if they were negotiated with an unaffiliated party. The terms of the capital contribution by the Marathon Structured Finance Funds to us in exchange for shares of our common stock and the sale of the initial assets by the Marathon Structured Funds to us in exchange for cash were also not negotiated at arm’s length, and the terms thereof, including the number of shares of our common stock to be issued by us in exchange for the capital contribution and the cash to be paid by us for the initial assets, may not be as favorable to us as if they were negotiated with an unaffiliated party. Our manager also serves as an investment adviser to other affiliates of Marathon and as the collateral manager for CDO-1 and has the right to select the assets to be financed in CDO-1. In addition, each of our executive officers is an officer of our manager and will not devote his or her time to us exclusively. However, our Controller and our Compliance Officer will devote substantially all of their time to us.

The management agreement between us and our manager may not be renewed by either party to the agreement only after the completion of the initial term of the management agreement expiring on

        , 2010 or the expiration of any renewal term. We may choose not to renew the management agreement with the consent of two-thirds of our independent directors or by the vote of the holders of at least two-thirds of our outstanding common stock only if our manager’s performance is unsatisfactory and materially detrimental to our business. Our manager must be provided at least 180 days’ prior written notice of our non-renewal and will be paid a termination fee, within ninety days of such nonrenewal, equal to four times the average of the sum of the annual base management and incentive fees for the immediately preceding two years. In addition, following our non-renewal of the management agreement, we must pay our manager all compensation accruing to the date of such nonrenewal. Our manager may also terminate the management agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days, whereupon we would be required to pay a termination fee as described above. We also may not assign the management agreement in whole or in part to a third party without the written consent of our manager. These provisions increase the effective cost to us electing not to renew, or defaulting in our obligations under, the management agreement, thereby adversely affecting our ability to end our relationship with our manager, even if we believe our manager’s performance is not satisfactory.

The compensation payable to our manager consists of both a base management fee and an incentive fee. The risk of the base management fee is that it is determined by reference to the book value of our stockholders’ equity and, therefore, such fee will be payable to our manager regardless of our performance and may not provide sufficient incentive to our manager to maximize risk-adjusted returns on our investment portfolio. The risk of the incentive fee component is that the basis for the determination may cause our manager to place undue emphasis on our short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher short-term yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio. In addition, our manager will have the right to retain origination or structuring fees paid by borrowers up to and including       % of a loan’s principal amount, which could create an incentive for our manager to make investments on our behalf with higher origination or structuring fees and lower interest rates in order to receive such fees up to the       % cap.

Our manager will be entitled to a liquidation fee in the event of certain substantial sales of our initial assets on a consolidated basis directed by our independent directors and certain related cash distributions. The liquidation fee payable to our manager in those circumstances would be equal to (i)(a) the net proceeds from the sales of such assets distributed to our stockholders, divided by (b) the book value of our stockholders’ equity at the time of distribution, multiplied by (ii) four times the annual base management fee for the immediately preceding year, annualized in the case of management fee payments for less than one year.

Our manager is authorized to follow very broad investment guidelines and has great latitude within those guidelines in determining the types of assets it may decide are proper investments for us. Our board of directors will periodically review our investment guidelines and our investment portfolio. However, our board will not review each proposed investment. In addition, in conducting periodic reviews, our board of directors relies primarily on information provided to it by our manager. Furthermore, transactions entered into by our manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors.

Conflicts of Interest Policies

The investments we intend to pursue may overlap with the investment objectives of other investment entities managed by Marathon. While real estate equity investments, other than certain preferred equity and credit tenant-leased real estate that our manager identifies directly, will generally not be included in our investment strategy, Marathon has developed a conflicts policy in an effort to provide fair treatment of us and those entities with respect to allocation of commercial real estate debt products. Acting reasonably and in good faith, Marathon will determine if any commercial real estate debt products sourced for either those entities or us meet both our own and those entities’ investment objectives, taking into account such considerations as risk/return objectives, nature of the investment focus of each entity, leverage and other restrictions, tax and regulatory issues, expected holding periods, current pay or accrual features, product and geographic concentration, the relative sources of capital and any other consideration deemed relevant by Marathon. We and those entities may both acquire any such overlapping investments subject to the applicable provisions of the conflicts of interest policies described below.

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest.

Right of First Offer.    Our manager has agreed to provide us with a right of first offer on certain investment opportunities which it identifies. Pursuant to the terms of our management agreement, we will have a right of first offer with respect to each REIT qualifying, cash-paying commercial real estate debt instrument in an amount that does not exceed the sum of 10% of the book value of our stockholders’ equity; provided that, equity-like investments, distressed loans backed by real estate, loans secured primarily by assets in non-U.S. jurisdictions and the portions of loans in excess of our concentration limits need not be offered to us. Our manager may offer us amounts of such assets in excess of 10% of the book value of our stockholders’ equity although it will not be obligated to do so.

In addition, we will not be prohibited from investing in any commercial real estate mortgage or real estate related asset which our manager or its affiliates elect not to invest in for any reason, including failure to satisfy their investment criteria or concentration issues.

Pari-Passu Co-Investments.    The economic terms of any co-investment with our manager or any of its affiliates in a particular debt tranche must be at least as favorable to us as to our manager or such affiliate making such co-investment.

Co-Investments with Debt Tranches of Different Priorities.    We have adopted the following policies that, unless otherwise approved by our conflicts committee, will apply to all co-investments with our manager or its affiliates involving debt tranches of different priorities:

•	Any co-investment purchased in the secondary market from an unaffiliated third party that results in our manager or its affiliates and us holding debt tranches of different priorities must be on the same terms as are offered by the third party.

•	Any co-investment that is part of a co-origination with our manager or its affiliates and that results in our manager or its affiliates and us holding debt tranches of different priorities must comply with the following:

•	if there is one or more third party participants in our debt tranche, be on terms no less favorable than the most favored third party participant in our debt tranche;

•	if there are no other participants in our debt tranche, be on then current market terms for similar investments purchased in arm’s length transactions as determined by our manager based upon third party bids received or published market data; and

•	in the event that third party bids or published market data are not available to our manager, any investment pursuant to the management agreement will require the consent of our conflicts committee.

Investments Purchased From Our Manager.    Investments purchased from our manager or any of its affiliates will require the consent of our conflicts committee.

Decision Making Process With Respect to Related Party Investments.    We have adopted the following policies with respect to our participating in investments in which Marathon is also participating.

•	In the event that we invest in a loan, or portion of a loan, that is directly or indirectly secured by the same underlying real estate asset that secures a debt tranche of a different priority held by our manager or its affiliates, then, if each of our manager or its affiliates and us hold a majority of its respective debt tranche, our conflicts committee may, upon the occurrence of (1) a material default in respect of a debt tranche in which we hold an interest or (2) any request to amend, modify or waive any material term of our debt tranche in order to avoid a pending material default, retain a reputable independent third party special servicer or adviser to advise our board of directors with respect to all material rights, remedies, enforcement actions, amendments and requests for waivers or consents in respect of our debt tranche, and the cost of such servicer or adviser will be deducted from any base management fee payable to our manager in respect of our debt tranche. To the extent such cost exceeds such base management fee, we will pay the balance.

•	We are permitted to invest in debt securities or loans relating to real estate assets where investment entities managed by Marathon have an equity interest, subject to our conflicts of interest policies. However, in the event we make such an investment, we will either give control of any foreclosure or restructuring process upon a default under that indebtedness to other unaffiliated holders of that debt or transfer decision making power with respect to that debt to an unaffiliated entity.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors consists of          directors,          of whom are independent directors, as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one, which is the minimum number required by the Maryland General Corporation Law, nor more than 15. All of our officers serve at the discretion of our board of directors. The following table sets forth certain information about our directors and executive officers.

Name	Age	Position With Us
Bruce Richards	46	Director
David Arzi	44	Chief Executive Officer
Scott Schwartz	39	President and Chief Investment Officer
Andrew Rabinowitz	36	Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Information for each of our independent directors is set forth below.

Corporate Governance — Board of Directors and Committees

Our business is managed through the oversight and direction of our board of directors, which has established investment guidelines for our manager to follow in its day to day management of our business. A majority of our board of directors is ‘‘independent,’’ as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our independent directors are nominated by our nominating and corporate governance committee.

Our board consists of          directors,          of whom are affiliated with our manager and          of whom are ‘‘independent’’ directors. The directors will keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our directors who are affiliated with our manager or our manager’s personnel.

Our board has established four committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

    Audit Committee

Our board of directors has established an audit committee, which is composed of      of our independent directors,        ,          and         .              chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the Securities and Exchange Commission. The audit committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The audit committee is also responsible for engaging our independent public accountants, reviewing with our independent public accountants the plans and results of the audit engagement, approving professional services provided by our independent public accountants, reviewing the independence of our independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

    Compensation Committee

Our board of directors has established a compensation committee, which is composed of         ,          and             .              chairs our compensation committee. The principal functions of the compensation committee are to:

•	evaluate the performance of our manager;

•	review the compensation and fees payable to our manager under the management agreement; and

•	administer the issuance of any stock issued to employees of our manager who provide services to us.

    Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of         ,          and             .              chairs our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

    Conflicts Committee

Our board of directors has also established a conflicts committee, which is composed of three of our independent directors:             ,              and             .              chairs the committee. The conflicts committee is responsible for reviewing our investments that involve conflicts of interest stemming from our relationship with Marathon.

Compensation of Directors

We will pay an annual fee of $         to each of our independent directors. All members of our board of directors will be reimbursed for their costs and expenses in attending our board meetings. We will pay an additional annual fee of $     to the chair of the audit committee of our board of directors and an additional annual fee of $     to the chair of any other committee of our board of directors. Fees to the directors may be paid, in our sole discretion, by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash. Any director who joins our board of directors in the future will receive an initial restricted stock grant of      shares upon attendance at his or her first board meeting.

Executive Compensation

Compensation Discussion and Analysis

We have not paid, and we do not intend to pay, any cash compensation to our executive officers and we do not currently intend to adopt any policies with respect thereto. Our management agreement provides that our manager will provide us with a management team, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer or similar positions. We do not have agreements with any of our executive officers or any other employees of our manager with respect to their compensation. Our manager will determine the levels of base salary and cash incentive compensation, if any, that may be earned by our executive officers, based on the time required for the performance of the duties of our manager under the management agreement and such other factors as our manager may determine are appropriate. Our manager will also determine whether and to what extent our executive officers will be provided with its pension, deferred compensation and other employee benefits plans and programs. Cash compensation paid to our executive officers will be paid by our manager from the fees paid by us to our manager under the management agreement. We will not control how such fees will be allocated by our manager to its employees and have been advised by our manager that none of our executive officers will be entitled to any part of such fees, except as may be determined by our manager in its sole discretion. For a description of our management agreement, see ‘‘Our Manager and the Management Agreement.’’

As a new company, our compensation committee has not yet adopted a policy with respect to future grants of equity awards to our executive officers. We anticipate that such determinations will be made based on factors such as the desire to retain such officer’s services over the long-term. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us.

On                 , 2007 we adopted the Marathon Real Estate Finance, Inc. Equity Incentive Plan pursuant to which we are permitted to grant equity-based awards to our manager or to our directors, executive officers, advisors and consultants. Under this plan, our compensation committee will have discretion to determine whether grants of awards may be made directly to our executive officers, and the terms and conditions of any such awards. In connection with grants of shares of our common stock or awards based on our common stock to our manager, our manager may grant awards based on such shares to one or more of its employees, including our executive officers, subject to terms and conditions determined in our manager’s discretion and subject to our manager’s policies. See ‘‘—Incentive Plan’’ for a description of this plan.

Because our management agreement provides that our manager is responsible for managing our business, our executive officers, in their capacities as such, will not receive any cash compensation directly from us. We will pay our manager management fees, and our manager will use the proceeds from the management fees in part to pay compensation to its officers and employees, some of whom are our executive officers. Our manager has informed us that, because the services performed by these officers or employees in their capacities as such are performed primarily, but not exclusively, as executive officers for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our manager that relates solely to their services to us.

Incentive Plan

On                     , 2007, we adopted, and our stockholder approved, the Marathon Real Estate Finance, Inc. 2007 Equity Incentive Plan, referred to in this prospectus as the equity incentive plan. The equity incentive plan provides for the issuance of equity-based awards, including stock options, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our manager or directly to directors, officers and employees of our manager or its affiliates and advisors or consultants that provide services to us.

The equity incentive plan will be administered by our board of directors, which may delegate its authority to the compensation committee of our board of directors. We anticipate that following grants of equity awards that are made to the manager itself under the equity incentive plan, our manager will then make determinations concerning the eligible employees of our manager who will receive awards based on our common stock, what form the awards will take, and the terms and conditions of the awards. The plan administrator will also have the authority to make awards to eligible directors, officers and employees of our manager or its affiliates and advisors or consultants that provide services to us and to determine the eligible individuals who will receive awards based on our common stock, what form the awards will take, and the terms and conditions of the awards. Except as provided below with respect to equitable adjustments, the plan administrator may not take any action that would have the effect of reducing the exercise or purchase price of any award granted under the equity incentive plan without first obtaining the consent of our stockholders.

An aggregate of      shares of our common stock are reserved for issuance under the equity incentive plan, subject to adjustment as provided below. No more than      shares may be made subject to stock options or stock appreciation rights and no more than      shares may be made subject to awards other than stock options or stock appreciation rights, such as restricted stock awards, restricted stock units and other awards, which may include unrestricted grants of our common stock. If any shares subject to an award granted under the equity incentive plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, or if shares of our common stock are surrendered or withheld by us as payment of either the exercise price of an award and/or withholding taxes in respect of an award, the shares of common stock with respect to such award will again be available for award under the equity incentive plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for award under the equity incentive plan.

In the event that the plan administrator determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity incentive plan, then the plan administrator will make equitable changes or adjustments to: (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, grant price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

Each stock option and stock appreciation right granted under the equity incentive plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. Stock appreciation rights confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the stock appreciation right. The other terms of stock options and stock appreciation rights granted by us under the equity incentive plan will be determined by the plan administrator.

The plan administrator will determine the terms and conditions of each grant of restricted stock or restricted stock units under the equity incentive plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of our common stock that are subject to the award. The holders of awards of restricted stock or restricted stock units may be entitled to receive dividends or, in the case of restricted stock units, dividend equivalents which may be payable immediately or on a deferred basis at such time as is determined by the plan administrator.

The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to eligible participants, the terms and conditions of which will be determined by the plan administrator at the time of grant.

Unless otherwise determined by the plan administrator and set forth in an individual award agreement, upon a change in control of our manager (as defined in the equity incentive plan), each outstanding award under the equity incentive plan will become immediately vested, exercisable and/or payable.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it was adopted. Our board of directors may terminate, amend, modify or suspend the equity incentive plan at any time, subject to stockholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under the equity incentive plan at any time. No amendment or termination of the equity incentive plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Incentive Awards

Effective upon completion of this offering, we will grant the following awards under the equity incentive plan:

Limitation of Liability and Indemnification

Maryland Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision and eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as our present or former director or officer. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of us in any of the capacities described above and to any employee or agent of us or of our predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law, or the MGCL, permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to the consummation of this offering, the Marathon Structured Finance Funds, two funds also managed by our manager, will contribute $                   to us in exchange for                  shares of our common stock. Concurrent with the consummation of this offering, we plan to borrow $                   under our repurchase agreements and to use the funds from such borrowings, together with the amounts contributed by the Marathon Structured Finance Funds and the net proceeds of this offering, to purchase the initial assets from the Marathon Structured Funds and to purchase approximately $                     face amount of agency whole-pool certificates. The sales price for the initial assets will be their fair market value, less associated liabilities net of related unamortized costs (including the outstanding principal amount of CDO indebtedness), as determined by our manager, which, as of                         , 2007, totaled $                  . Upon consummation of this offering, the Marathon Structured Finance Funds will collectively own approximately     % of our common stock on a fully diluted basis.

We and our manager will enter into a management agreement which will require our manager to oversee our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager is entitled to receive from us: a base management fee based on the book value of our stockholders’ equity; incentive compensation based on our funds from operations; a termination fee if we choose not to renew the management agreement based upon unsatisfactory performance by the manager that is materially detrimental to our business, or if our manager terminates the management agreement upon a default in the performance of our obligations under the management agreement; a liquidation fee in the event of certain substantial sales of our initial assets on a consolidated basis directed by our independent directors and related cash distributions; origination and structuring fees in connection with certain loans and other investments; and reimbursement of certain expenses as described in the management agreement. See ‘‘Our Manager and The Management Agreement’’’ for more information regarding the services our manager will provide to us and the fees payable to our manager.

We will enter into a registration rights agreement with the Marathon Structured Finance Funds and our manager with regard to the shares of common stock owned by the Marathon Structured Finance Funds and our manager upon consummation of this offering, any shares of our common stock delivered to investors by the funds in satisfaction of their redemption rights or otherwise and any shares of our common stock which our manager may receive from us as a part of its incentive fee under our management agreement. Pursuant to such registration rights agreement, we will agree to file a resale shelf registration statement promptly following completion of this offering and will cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all such shares of common stock under a registration statement or pursuant to Rule 144, (b) the date on which such shares of common stock are eligible for sale under Rule 144(k) under the Securities Act or (c) the date that is two years after the effective date of the shelf registration statement. We will also grant to the Marathon Structured Finance Funds, such investors and our manager unlimited demand registration rights to have their shares registered for sale and the right to ‘‘piggy-back’’ their shares in registration statements we might file in connection with any future public offering. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the related registration statement (and therefore suspend sales under such registration statement) for certain periods, referred to as ‘‘blackout periods.’’ See ‘‘Shares Eligible for Future Sale—Registration Rights.’’

Our investments will be sourced, originated and underwritten by our manager although not all investment opportunities sourced by our manager will be for our benefit. We may also invest in transactions in which Marathon or funds managed by Marathon will either invest on a pari passu basis with us or in a portion of the capital structure that may be senior to our position. We have adopted conflicts of interest policies to address these situations, as more fully described under ‘‘Our Manager and The Management Agreement—Conflicts of Interest in Our Relationship with Our Manager—Conflicts of Interest Policies.’’

In addition, we may enter into future transactions with our manager with the approval of our conflicts committee.

We have not entered into any other transactions in which any other director or officer or significant stockholder or member, as the case may be, of ours or of our manager has any material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by our manager, the Marathon Structured Finance Funds, each holder of five percent or more of our common stock known to us as of                   , 2007, each of our executive officers, each of our directors and all our directors and executive officers as a group prior to, and upon consummation of, this offering. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Name and Address of Beneficial Owner(1)(2)(3)	Prior to this Offering		After this Offering
	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Beneficially Owned	Percent of Class
All directors and officers as a group ( persons)
Marathon Structured Finance Fund, L.P.
Marathon Structured Finance Fund Ltd.

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes securities over which a person has voting or investment power. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed beneficially owned for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	The address of Marathon Structured Finance Fund, L.P. and all officers and directors listed above is 461 Fifth Ave, 10th Floor, New York, NY 10017.
(3)	The address of Marathon Structured Finance Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, P.O. Box 31106SMB, Regatta Office Park, West Bay Road, Grand Cayman, Cayman Islands.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could reduce the prevailing market price of our common stock.

Prior to this offering, as of     , 2007, we had 100 shares of our common stock issued and outstanding. Upon completion of this offering, we will have                  shares of our common stock issued and outstanding on a fully diluted basis (or                shares if the underwriters’ option to purchase additional shares of our common stock is exercised in full).

Lock-Up Agreements

We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of the representatives of the underwriters. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, our manager, the Marathon Structured Finance Funds and certain participants in our directed share program will agree with the underwriters, with limited exceptions, for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of the representatives, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representatives may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between the representatives and us or any of our directors or executive officers, our manager, the Marathon Structured Finance Funds or certain participants in our directed share program releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which the representatives may waive these restrictions. If the restrictions under the lock-up agreements with us, our directors or executive officers, our manager, the Marathon Structured Finance Funds or certain participants in our directed share program are waived or terminated, or upon expiration of a lock-up period, additional shares of our common stock will be available for sale into the market at that time, subject only to applicable securities rules and regulations.

Registration Rights

We will enter into a registration rights agreement with the Marathon Structured Finance Funds and our manager with regard to the shares of common stock owned by the Marathon Structured Finance Funds and our manager upon consummation of this offering, any shares of our common stock delivered to investors by the funds in satisfaction of their redemption rights or otherwise and any shares of our common stock which our manager may receive from us as a part of its incentive fee under our management agreement. Pursuant to this agreement, we will agree to use our commercially reasonable efforts to (i) file with the SEC a shelf registration statement providing for the resale of such shares, (ii) cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) maintain the registration statement’s effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as all of the shares of common stock not held by our affiliates, and covered by the registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and (3) the second anniversary of the effective date of the registration statement. Our manager, the Marathon Structured Finance Funds and such investors will also have the right to demand that we register the resale of their common stock and to ‘‘piggy-back’’ their shares on other registration statements we might file in connection with any future public offering.

We will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as ‘‘blackout periods,’’ if the registrations statement is no longer effective or the related prospectus is no longer usable for resales due to certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events, or because such prospectus contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The cumulative blackout periods in any 12 month period commencing on the closing of this offering may not exceed an aggregate of          days in any 90-day period or an aggregate of          days in any 30-day period, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

The summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of our charter and bylaws are available upon request.

General

Our charter provides that we may issue up to                shares of common stock, $.01 par value per share, and up to      shares of preferred stock, $.01 par value per share. As of     , 2007,           shares of our common stock and no shares of our preferred stock were issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations. Upon completion of this offering,                    shares of our common stock will be issued and outstanding on a fully diluted basis (or                          shares if the underwriters’ option to purchase additional shares of our common stock is exercised in full).

Common Stock

The shares of common stock offered under this prospectus will be duly authorized, fully paid and non-assessable. Holders of our common stock are entitled to receive dividends, if, as and when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in all of our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock will be able to elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive or similar rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. With a limited exception with respect to certain amendments, our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by the MGCL and by our charter to establish, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Dividend Reinvestment Plan

We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                       .

Transfer Restrictions

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, shares of capital stock (of all classes or series of our stock) in excess of 9.8% of the aggregate value of our outstanding capital stock or more than 9.8% of our common stock, by number of shares or value, whichever is more restrictive, which we refer to as our ‘‘stock ownership limits.’’

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being ‘‘closely held’’ under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from certain of these limits, subject to certain terms, conditions, representations and undertakings.

Any attempted transfer of our stock that, if effective, would result in a violation of the stock ownership limits will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust (‘‘Trust’’) for the exclusive benefit of one or more charitable beneficiaries (‘‘Charitable Beneficiary’’), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any transfer of shares or our capital stock that, if effective, would result in our capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee will acquire no rights in such shares of capital stock.

Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the stock ownership limits. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than a specified percentage of our stock that, pursuant to Treasury regulations, may be as low as 0.5%, is required, within 30 days after the end of each taxable year, to give us written notice, stating his name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the restrictions described above. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The restrictions described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Registration Rights

We will enter into a registration rights agreement with the Marathon Structured Finance Funds and our manager with regard to the shares of common stock owned by the Marathon Structured Finance Funds and our manager upon consummation of this offering, any shares of our common stock delivered to investors by the funds in satisfaction of their redemption rights or otherwise and any shares of our common stock which our manager may receive from us as a part of its incentive fee under our management agreement. Pursuant to such registration rights agreement, we will agree to file a resale shelf registration statement promptly following completion of this offering and will cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all such shares of common stock under a registration statement or pursuant to Rule 144, (b) the date on which such shares of common stock are eligible for sale under Rule 144(k) under the Securities Act or (c) the date that is two years after the effective date of the shelf registration statement. We will also grant to the Marathon Structured Finance Funds, such investors and our manager unlimited demand registration rights to have their shares registered for sale and the right to ‘‘piggy-back’’ their shares in registration statements we might file in connection with any future public offering. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the related registration statement (and therefore suspend sales under such registration statement) for certain blackout periods.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, or the MGCL, and our charter and our bylaws, which we filed as exhibits to the registration statement of which this prospectus is a part. Copies of our charter and bylaws are available upon request.

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the directors whose terms expire at that meeting, and the holders of the remaining shares will not be able to elect any directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally for the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and with a substantial affirmative vote and from filling director vacancies created by the removal with their own nominees.

Business Combinations

Under the MGCL, ‘‘business combinations’’ between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance, transfer or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to such business combinations between us and any third party. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The resolution of our board of directors with respect to the business combination statute may be amended or repeated in whole or in part by our board at any time. If the resolution is repealed, then the application of the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer to acquire such control.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of the shares.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated by our board of directors at any time in the future.

Amendment to Our Charter

Our charter may be amended by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter, except for those provisions relating to the removal of directors, which may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that any stockholder of record seeking to have stockholders request a special meeting is required to send a written notice to our secretary requesting that our board of directors fix a record date to determine the stockholders entitled to request a special meeting (‘‘Request Record Date’’). The written notice must set forth (a) the purpose of the meeting and the matters proposed to be acted on at it, (b) the signature and date of signature of at least one stockholder of record as of the date of the signature and (c) all information relating to the requesting stockholder(s) that must be disclosed in solicitations of proxies for election of directors or as otherwise required pursuant to Regulation 14A under the Exchange Act. Upon its receipt of any such written notice, our board of directors may adopt a resolution fixing a Request Record Date, which must be within ten days after the date on which such resolution is adopted. If our board of directors fails to adopt such a resolution within ten days of its receipt of any such written notice, the Request Record Date is automatically fixed as the close of business on the tenth day after the first date on which the written notice is received by the secretary.

The Request Record Date provides a 60-day period during which stockholders of record as of the Request Record Date may request a special meeting. Such stockholders must send written requests for a special meeting to the secretary (‘‘Special Meeting Request’’) signed by stockholders of record as of the Request Record Date entitled to cast a majority of all of the votes entitled to be cast at such meeting. The request must also set forth (a) the purpose of the meeting and the matters proposed to be acted on at it, which are required to be limited to the matters set forth in the Record Date Request Notice, (b) the date of signature of each stockholder signing the request, (c) the name and address, as they appear in our books, of each stockholder signing such request, and (d) the class and number of shares of our stock owned of record and beneficially by each such stockholder. The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholders must pay such estimated cost to the secretary prior to the secretary calling a special meeting.

Our board of directors may then designate the place, date and time for a special meeting, which shall not be more than 90 days after the record date for such meeting (‘‘Meeting Record Date’’). The Meeting Record Date shall be the close of business on the 30th day after the date on which a valid Special Meeting Request is actually received by the secretary (‘‘Delivery Date’’), unless our board of directors fixes an earlier date. If our board of directors fails to designate a place for the special meeting within ten days after the Delivery Date, then such meeting shall be held at our principal executive offices. If our board of directors fails to designate a date and time for the special meeting within ten days after the Delivery Date, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date.

Our bylaws also provide that, with respect to annual meetings of stockholders, in order for nominations of persons for election to the board of directors and other business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice procedures set forth in our bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The stockholder’s notice must include, among other information, (a) each board nominee proposed for election or reelection and all information relating to such board nominee that is required to be disclosed in solicitations of proxies for election of directors or as otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (b) as to any other business that the stockholder proposes to bring before the meeting, a description of any such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder. Nominations of persons for election to the board of directors and other proposed business may be made by a stockholder only if such stockholder is entitled to vote at the meeting and has complied with the advance notice provision set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in the resolution of our board of directors is repealed, the business combination provisions and, if the applicable exemption in our bylaws is repealed, the control share acquisition provisions of Maryland law, as well as the provisions in our charter on removal of directors and filling director vacancies and the limitations on stock ownership, together with the advance notice provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of Marathon Real Estate Finance. The law firm of Sidley Austin llp has acted as our tax counsel and has reviewed this summary. For purposes of this section under the heading ‘‘U.S. Federal Income Tax Considerations,’’ references to ‘‘Marathon Real Estate Finance,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ mean only Marathon Real Estate Finance, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Marathon Real Estate Finance and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive Marathon Real Estate Finance stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Marathon Real Estate Finance stock as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction,’’ ‘‘synthetic security’’ or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock of ours as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of Marathon Real Estate Finance common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding Marathon Real Estate Finance common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of Marathon Real Estate Finance common stock.

Taxation of Marathon Real Estate Finance

Marathon Real Estate Finance intends to elect to be taxed as a REIT, commencing with its initial taxable year ending December 31, 2007, upon the filing of its U.S. federal income tax return for such year. We believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT, and we expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Sidley Austin llp has acted as our tax counsel in connection with our formation and planned election to be taxed as a REIT. In connection with this offering of our common stock, we have received an opinion of Sidley Austin llp to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Sidley Austin llp is based on various assumptions relating to the organization and operation of Marathon Real Estate Finance, and is conditioned upon fact-based representations and covenants made by the management of Marathon Real Estate Finance regarding its organization, assets, income, and the past, present and future conduct of its business operations. While Marathon Real Estate Finance intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Marathon Real Estate Finance, no assurance can be given by Sidley Austin llp or Marathon Real Estate Finance that Marathon Real Estate Finance will so qualify for any particular year. The opinion will be expressed as of the date issued, and does not cover subsequent periods. Sidley Austin llp will have no obligation to advise Marathon Real Estate Finance or the holders of Marathon Real Estate Finance common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on the ability of Marathon Real Estate Finance to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Sidley Austin llp. Marathon Real Estate Finance’s ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Marathon Real Estate Finance. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Marathon Real Estate Finance’s operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon the ability of Marathon Real Estate Finance to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under ‘‘—Requirements for Qualification—General.’’ While Marathon Real Estate Finance intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See ‘‘—Failure to Qualify.’’

If Marathon Real Estate Finance qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The rate at which most domestic stockholders that are individuals, trusts and estates are taxed on corporate dividends is a maximum of 15% (the same as the rate for long-term capital gains) for the 2003 through 2010 tax years. With limited exceptions, however, dividends received by stockholders from Marathon Real Estate Finance or from other entities that are taxed as REITs are generally not eligible for such 15% rate, and will be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See ‘‘Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See ‘‘Taxation of Stockholders.’’

If Marathon Real Estate Finance qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

•	Marathon Real Estate Finance will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	Marathon Real Estate Finance may be subject to the ‘‘alternative minimum tax’’ on its items of tax preference, including the limitation on deductions of any net operating losses.

•	If Marathon Real Estate Finance has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See ‘‘—Prohibited Transactions,’’ and ‘‘—Foreclosure Property,’’ below.

•	If Marathon Real Estate Finance elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as ‘‘foreclosure property,’’ it may thereby avoid a 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If Marathon Real Estate Finance derives ‘‘excess inclusion income’’ from an interest in certain mortgage loan securitization structures (i.e., a ‘‘taxable mortgage pool’’ or a residual interest in a real estate mortgage investment conduit, or ‘‘REMIC’’), Marathon Real Estate Finance could be subject to corporate level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as ‘‘disqualified organizations’’ that are not subject to unrelated business income tax. See ‘‘—Taxable Mortgage Pools and Excess Inclusion Income’’ below.

•	If Marathon Real Estate Finance should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with Marathon Real Estate Finance’s gross income.

•	Pursuant to provisions in legislation that took effect in 2005, if Marathon Real Estate Finance should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Marathon Real Estate Finance may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If Marathon Real Estate Finance should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Marathon Real Estate Finance would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

•	Marathon Real Estate Finance may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in ‘‘—Requirements for Qualification—General.’’

•	A 100% tax may be imposed on transactions between a REIT and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•	If Marathon Real Estate Finance acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in the hands of Marathon Real Estate Finance is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Marathon Real Estate Finance may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of Marathon Real Estate Finance’s subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, Marathon Real Estate Finance and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. Marathon Real Estate Finance could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (i.e., 2007 in the case of Marathon Real Estate Finance). Marathon Real Estate Finance’s charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist Marathon Real Estate Finance in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, Marathon Real Estate Finance is generally required to maintain records regarding the actual ownership of its shares. To do so, Marathon Real Estate Finance must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include the dividends paid by Marathon Real Estate Finance in their gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of Marathon Real Estate Finance’s records. Failure by Marathon Real Estate Finance to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Marathon Real Estate Finance intends to adopt December 31 as its year end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under ‘‘—Income Tests,’’ in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see ‘‘—Asset Tests’’ below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If Marathon Real Estate Finance fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s capital interest in the partnership (except that for purposes of the 10% value test, Marathon Real Estate Finance’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Marathon Real Estate Finance’s proportionate share of the assets and items of income of any subsidiary partnerships will be treated as assets and items of income of Marathon Real Estate Finance for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in ‘‘Tax Aspects of Investments in Affiliated Partnerships.’’

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a ‘‘qualified REIT subsidiary,’’ that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a ‘‘taxable REIT subsidiary’’ as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as a separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Marathon Real Estate Finance holds an equity interest, are sometimes referred to herein as ‘‘pass-through subsidiaries.’’

In the event that a disregarded subsidiary of Marathon Real Estate Finance ceases to be wholly-owned – for example, if any equity interest in the subsidiary is acquired by a person other than Marathon Real Estate Finance or another disregarded subsidiary of Marathon Real Estate Finance – or is classified as a ‘‘taxable REIT subsidiary,’’ the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Marathon Real Estate Finance’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See ‘‘—Asset Tests’’ and ‘‘—Income Tests.’’

Taxable Subsidiaries.    A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (‘‘TRS’’). A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Marathon Real Estate Finance and its subsidiaries in the aggregate, and Marathon Real Estate Finance’s ability to make distributions to its stockholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the parent REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Income Tests

To qualify as a REIT, Marathon Real Estate Finance annually must satisfy two gross income requirements. First, at least 75% of Marathon Real Estate Finance’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in ‘‘prohibited transactions,’’ generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), ‘‘rents from real property,’’ dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of Marathon Real Estate Finance’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, none of which need have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If Marathon Real Estate Finance receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Marathon Real Estate Finance acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and Marathon Real Estate Finance’s income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a ‘‘shared appreciation provision’’), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests if the property is not held as inventory or dealer property.

To the extent that a REIT derives interest income from a mortgage loan, or income from the rental of real property (discussed below), where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

Among the assets in which Marathon Real Estate Finance and its subsidiaries have invested in are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and also provides that interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Marathon Real Estate Finance intends to structure, and believes that it has in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to its qualification as a REIT. To the extent, however, that any of its mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

Marathon Real Estate Finance and its subsidiaries may also invest in real estate mortgage investment conduits, or REMICs, and may invest in other types of commercial mortgage-backed securities, or CMBS. See below under ‘‘—Asset Tests’’ for a discussion of the effect of such investments on Marathon Real Estate Finance’s qualification as a REIT.

Marathon Real Estate Finance also holds certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of the participants’ investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. Marathon Real Estate Finance believes that its participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge Marathon Real Estate Finance’s treatment of its participation interests. In the event of a determination that such participation interests do not to qualify as real estate assets, or that income therefrom does not qualify as mortgage interest, for purposes of the REIT asset and income tests, Marathon Real Estate Finance could be subject to a penalty tax, or could fail to qualify as a REIT. See ‘‘—Taxation of REITs in General,’’ ‘‘—Requirements for Qualification—General,’’ ‘‘—Asset Tests’’ and ‘‘—Failure to Qualify.’’

Marathon Real Estate Finance may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by Marathon Real Estate Finance from a REIT will be qualifying income in Marathon Real Estate Finance’s hands for purposes of both the 95% and 75% income tests.

Any income or gain derived by Marathon Real Estate Finance or its pass-through subsidiaries from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test, provided that specified requirements are met, including the requirement that the instrument hedges risks associated with indebtedness issued by Marathon Real Estate Finance or its pass-through subsidiaries that is incurred to acquire or carry ‘‘real estate assets’’ (as described below under ‘‘—Asset Tests’’), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% income test.

If Marathon Real Estate Finance fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Marathon Real Estate Finance to meet the gross income tests was due to reasonable cause and not due to willful neglect and Marathon Real Estate Finance files a schedule of the source of its gross income in accordance with Treasury regulations. It is not possible to state whether Marathon Real Estate Finance would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Marathon Real Estate Finance, Marathon Real Estate Finance will not qualify as a REIT. As discussed above under ‘‘—Taxation of REITs in General,’’ even where these relief provisions apply, a tax would be imposed based upon the amount by which Marathon Real Estate Finance fails to satisfy the particular gross income test.

Asset Tests

Marathon Real Estate Finance, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Marathon Real Estate Finance must be represented by some combination of ‘‘real estate assets,’’ cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by Marathon Real Estate Finance may not exceed 5% of the value of Marathon Real Estate Finance’s total assets. Third, Marathon Real Estate Finance may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt held by Marathon Real Estate Finance that is issued by another REIT may not so qualify (except that debt issued by REITs will not be treated as ‘‘securities’’ for purposes of the 10% value test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the

REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute ‘‘straight debt,’’ which includes securities having certain contingency features. A security does not qualify as ‘‘straight debt’’ where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under ‘‘—Income Tests.’’ In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests in a REMIC held by Marathon Real Estate Finance or its pass-through subsidiaries will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Marathon Real Estate Finance’s interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a ‘‘residual interest’’ in a REMIC from which it derives ‘‘excess inclusion income,’’ the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in the REIT’s hands, whether or not it is distributed. See ‘‘Taxable Mortgage Pools and Excess Inclusion Income.’’

To the extent that Marathon Real Estate Finance and its pass-through subsidiaries hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

Marathon Real Estate Finance believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Certain mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See ‘‘—Income Tests.’’ However, it is possible that Marathon Real Estate Finance may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as ‘‘straight debt’’ securities or for one of the other exclusions from the definition of ‘‘securities’’ for purposes of the 10% value test. Marathon Real Estate Finance intends to make such investments in such a manner as to not cause it to fail the assets tests described above, and believes that its existing investments satisfy such requirements.

No independent appraisals have been obtained, however, to support Marathon Real Estate Finance’s conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Marathon Real Estate Finance’s interests in its subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

To qualify as a REIT, Marathon Real Estate Finance is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of the ‘‘REIT taxable income’’ of Marathon Real Estate Finance, computed without regard to its net capital gains and the deduction for dividends paid, and

(2)	90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of noncash income.

These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before Marathon Real Estate Finance timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. For distributions to be counted for this purpose, and to give rise to a tax deduction by Marathon Real Estate Finance, they must not be ‘‘preferential dividends.’’ A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents.

To the extent that Marathon Real Estate Finance distributes at least 90%, but less than 100%, of its ‘‘REIT taxable income,’’ as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. Marathon Real Estate Finance may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, Marathon Real Estate Finance could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Marathon Real Estate Finance. Stockholders would then increase the adjusted basis of their Marathon Real Estate Finance stock by the difference between the designated amounts of capital gains from Marathon Real Estate Finance that they include in their taxable income, and the tax paid on their behalf by Marathon Real Estate Finance with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See ‘‘—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

If Marathon Real Estate Finance should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Marathon Real Estate Finance would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax.

It is possible that Marathon Real Estate Finance, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash,

including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by Marathon Real Estate Finance for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include ‘‘residual interests’’ in REMICs or taxable mortgage pools, loans or mortgage-backed securities held by Marathon Real Estate Finance as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which Marathon Real Estate Finance may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

Marathon Real Estate Finance may be able to rectify a failure to meet the distribution requirements for a year by paying ‘‘deficiency dividends’’ to stockholders in a later year, which may be included in Marathon Real Estate Finance’s deduction for dividends paid for the earlier year. In this case, Marathon Real Estate Finance may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Marathon Real Estate Finance will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If Marathon Real Estate Finance fails to satisfy one or more requirements for REIT qualification during its 2007 or subsequent taxable years, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in ‘‘—Income Tests’’ and—Asset Tests.’’

If Marathon Real Estate Finance fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Marathon Real Estate Finance would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Marathon Real Estate Finance is not a REIT would not be deductible by Marathon Real Estate Finance, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010), and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Marathon Real Estate Finance is entitled to relief under specific statutory provisions, Marathon Real Estate Finance would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Marathon Real Estate Finance would be entitled to this statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. The term ‘‘prohibited transaction’’ generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. Marathon Real Estate Finance intends to conduct its operations so that no asset owned by Marathon Real Estate Finance or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Marathon Real Estate Finance’s business. Whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Marathon Real Estate Finance will not be treated as property held for sale to customers, or that Marathon Real Estate Finance can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. To the extent that Marathon Real Estate Finance receives any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, it intends to make an election to treat the related property as foreclosure property.

Foreign Investments

Marathon Real Estate Finance and its subsidiaries may hold investments and pay taxes in foreign countries. Taxes paid by Marathon Real Estate Finance in foreign jurisdictions may not be passed through to, or used by, its stockholders as a foreign tax credit or otherwise. Foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by Marathon Real Estate Finance directly or through pass-through subsidiaries, and will not adversely affect Marathon Real Estate Finance’s ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

Marathon Real Estate Finance and its subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that Marathon Real Estate Finance or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge, along with the risk it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of it, would not be treated as gross income for purposes of the REIT 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that Marathon Real Estate Finance hedges in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will, under current law, be treated as income that does not qualify under the 95% or 75% income tests. Marathon Real Estate Finance intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Marathon Real Estate Finance may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Marathon Real Estate Finance’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect Marathon Real Estate Finance’s ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (‘‘TMP’’) under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) ‘‘bear a relationship’’ to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise ‘‘substantially all’’ of its assets, and therefore the entity would not be treated as a TMP. Marathon Real Estate Finance’s financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as ‘‘excess inclusion income.’’

The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See ‘‘Taxation of Stockholders.’’ Under recently issued IRS guidance, to the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions would not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See ‘‘—Annual Distribution Requirements.’’ The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, Marathon Real Estate Finance intends to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of Marathon Real Estate Finance, not wholly-owned by Marathon Real Estate Finance directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Marathon Real Estate Finance’s REIT income and asset test calculations, and could adversely affect its compliance with those requirements. Marathon Real Estate Finance intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.    Provided that Marathon Real Estate Finance qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from TRSs or other taxable C corporations, or (iii) income in the prior taxable year from the sales of ‘‘built-in gain’’ property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from Marathon Real Estate Finance that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Marathon Real Estate Finance for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by Marathon Real Estate Finance, to the extent that Marathon Real Estate Finance elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for U.S. federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. See ‘‘Taxation of Marathon Real Estate Finance—Annual Distribution Requirements.’’ Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Marathon Real Estate Finance in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Marathon Real Estate Finance and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Marathon Real Estate Finance before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See ‘‘Taxation of Marathon Real Estate Finance—Annual Distribution Requirements.’’ Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any Marathon Real Estate Finance stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See ‘‘Taxation of Marathon Real Estate Finance—Taxable Mortgage Pools and Excess Inclusion Income.’’

Dispositions of Marathon Real Estate Finance Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of shares of Marathon Real Estate Finance stock will be subject to a maximum U.S. federal income tax rate of 15% (through 2010) if the Marathon Real Estate Finance stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the Marathon Real Estate Finance stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Marathon Real Estate Finance stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Marathon Real Estate Finance stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Marathon Real Estate Finance that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Marathon Real Estate Finance in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving ‘‘reportable transactions’’ could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards ‘‘tax shelters,’’ they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You are encouraged to consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Marathon Real Estate Finance, or transactions that might be undertaken directly or indirectly by Marathon Real Estate Finance. Moreover, you should be aware that Marathon Real Estate Finance and other participants in the transactions involving Marathon Real Estate Finance (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Marathon Real Estate Finance stock applicable to non-U.S. holders of Marathon Real Estate Finance stock. A ‘‘non-U.S. holder’’ is any person other than:

(a)	a citizen or resident of the United States,

(b)	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

(c)	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

(d)	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds common stock of Marathon Real Estate Finance, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of Marathon Real Estate Finance common stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Marathon Real Estate Finance which are not attributable to capital gains of Marathon Real Estate Finance and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates are not available to the extent that income is attributable to excess inclusion income of Marathon Real Estate Finance allocable to the foreign stockholder. See ‘‘Taxation of Marathon Real Estate Finance – Taxable Mortgage Pools and Excess Inclusion Income.’’

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Marathon Real Estate Finance stock. In cases where the dividend income from a non-U.S. holder’s investment in Marathon Real Estate Finance stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless Marathon Real Estate Finance stock constitutes a U.S. real property interest (a ‘‘USRPI’’), distributions by Marathon Real Estate Finance which are not dividends out of the earnings and profits of Marathon Real Estate Finance will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Marathon Real Estate Finance’s current and accumulated earnings and profits. If Marathon Real Estate Finance stock constitutes a USRPI, as described below, distributions by Marathon Real Estate Finance in excess of the sum of its earnings and profits plus the stockholder’s basis in its Marathon Real Estate Finance stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of Marathon Real Estate Finance’s earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution made by Marathon Real Estate Finance to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by Marathon Real Estate Finance directly or through pass-through subsidiaries (‘‘USRPI capital gains’’), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See above under ‘‘—Taxation of Foreign Stockholders—Ordinary Dividends,’’ for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, Marathon Real Estate Finance will be required to withhold tax equal to 35% of the maximum amount of capital gain dividends that Marathon Real Estate Finance could have designated in a taxable year, to the extent such capital gain dividends would be attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if Marathon Real Estate Finance held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend by Marathon Real Estate Finance that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from Marathon Real Estate Finance (see ‘‘—Taxation of Foreign Stockholders—Ordinary Dividends’’), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. Marathon Real Estate Finance anticipates that its common stock will be ‘‘regularly traded’’ on an established securities exchange following this offering.

Dispositions of Marathon Real Estate Finance Stock.    Unless Marathon Real Estate Finance stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of Marathon Real Estate Finance’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that Marathon Real Estate Finance stock will constitute a USRPI.

Even if the foregoing test is not met, Marathon Real Estate Finance stock nonetheless will not constitute a USRPI if Marathon Real Estate Finance is a ‘‘domestically-controlled qualified investment entity.’’ A domestically-controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Marathon Real Estate Finance believes that it is, and it expects to continue to be, a domestically-controlled qualified investment entity and, therefore, the sale of Marathon Real Estate Finance stock should not be subject to taxation under FIRPTA. Because it is expected that Marathon Real Estate Finance stock will be publicly traded following this offering, however, no assurance can be given that Marathon Real Estate Finance will remain a domestically-controlled qualified investment entity.

If Marathon Real Estate Finance does not constitute a domestically-controlled qualified investment entity, but its common stock becomes ‘‘regularly traded,’’ as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of Marathon Real Estate Finance’s outstanding common stock at all times during a specified testing period.

If gain on the sale of stock of Marathon Real Estate Finance were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of Marathon Real Estate Finance stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder’s investment in the Marathon Real Estate Finance stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.    Marathon Real Estate Finance stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (‘‘UBTI’’). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Marathon Real Estate Finance stock as ‘‘debt financed property’’ within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Marathon Real Estate Finance stock is not otherwise used in an unrelated trade or business, distributions from Marathon Real Estate Finance and income from the sale of the Marathon Real Estate Finance stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that Marathon Real Estate Finance (or a part of Marathon Real Estate Finance, or a disregarded subsidiary of Marathon Real Estate Finance) is a TMP, or if Marathon Real Estate Finance holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, Marathon Real Estate Finance might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See ‘‘Taxation of Marathon Real Estate Finance—Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by IRS guidance, Marathon Real Estate Finance intends to notify its stockholders if a portion of a dividend paid by it is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Marathon Real Estate Finance as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Marathon Real Estate Finance’s stock could be required to treat a percentage of the dividends from Marathon Real Estate Finance as UBTI, if Marathon Real Estate Finance is a ‘‘pension-held REIT.’’ Marathon Real Estate Finance will not be a pension-held REIT unless Marathon Real Estate Finance is required to ‘‘look through’’ one or more pension trust stockholders in order to satisfy the REIT closely held rules and either (A) one pension trust owns more than 25% of the value of Marathon Real Estate Finance’s stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Marathon Real Estate Finance’s stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of Marathon Real Estate Finance’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Marathon Real Estate Finance’s stock, or Marathon Real Estate Finance from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisor regarding the federal, state, local and foreign income and other tax consequences of owning Marathon Real Estate Finance stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

Marathon Real Estate Finance and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Marathon Real Estate Finance may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Marathon Real Estate Finance and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Marathon Real Estate Finance may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by Marathon Real Estate Finance do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are encouraged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in stock or other securities of Marathon Real Estate Finance.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Section 4975 of the Internal Revenue Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Internal Revenue Code) that are subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of such a plan’s investment in such entities, each of (a), (b) and (c), being referred to herein as a plan, and (d) persons who have certain specified relationships to plans (referred to as ‘‘parties in interest’’ under ERISA and ‘‘disqualified persons’’ under the Internal Revenue Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the plans investing in the general account (for example, through the purchase of an annuity contract), and such insurance company might be treated as a party in interest with respect to a plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA, and ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions between a plan and parties in interest or disqualified persons with respect to such plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

ERISA and Section 4975 of the Internal Revenue Code prohibit a broad range of transactions involving plan assets and parties in interest and disqualified persons, unless a statutory or administrative exemption is available. Parties in interest and disqualified persons that participate in a prohibited transaction may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Internal Revenue Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Internal Revenue Code.

In addition, under Section 3(42) of ERISA and Department of Labor Regulation Section 2510.3-101, the purchase of equity interests in us with plan assets that are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code would cause our assets to be deemed plan assets of the investing plan which, in turn, would subject us and our assets to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code unless an exception to this regulation is applicable.

One exception under the Department of Labor’s plan assets regulation provides that an investing plan’s assets will not include any of the underlying assets of an entity if the class of ‘‘equity’’ interests in question are ‘‘publicly-offered securities,’’ defined as securities that are (1) held by 100 or more investors who are independent of the issuer and each other, (2) freely transferable, and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of an offering of securities to the public under an effective registration statement under the Securities Act and the class of securities of which that security is part is registered under the Exchange Act within the requisite time.

Prior to the time that this registration statement becomes effective, investors using assets of plans subject to ERISA or Section 4975 of the Internal Revenue Code (including, as applicable, assets of an insurance company general account) have not been permitted to acquire the shares and each investor has been deemed to have represented to us that it is not a plan subject to ERISA or Section 4975 of the Internal Revenue Code.

Although no assurances can be given, we believe that the ‘‘publicly-offered securities’’ exception will be applicable to the common stock offered hereby upon effectiveness of this registration statement, so that our underlying assets would not be deemed to be assets of an investing plan.

If our common stock does not meet the ‘‘publicly-offered securities’’ exception, our assets could be deemed to be the assets of plans investing in our common stock. If our assets were deemed to constitute the assets of an investing plan, (i) transactions involving our assets could be subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for which no exemption may be available, (ii) our assets could be subject to ERISA’s reporting and disclosure requirements, and (iii) the fiduciary causing the plan to make an investment in our common stock could be deemed to have delegated its responsibility to manage the assets of the plan.

Any purchaser that is an insurance company using the assets of an insurance company general account should note that pursuant to regulations promulgated under Section 401(c) of ERISA the assets of an insurance company general account will not be treated as ‘‘plan assets’’ for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the shares without regard to the ERISA considerations described herein, subject to the provisions or other applicable federal and state law. However, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code is subject to the prohibited transaction rules set forth in Section 503 of the Internal Revenue Code.

UNDERWRITING

Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are acting as representatives of the underwriters in this offering.

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares except the shares covered by the underwriters’ option to purchase additional shares as described below. If an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated. The underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent.

The underwriters have an option to buy up to                          additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession of up to $                     per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $                    .

We have agreed, subject to certain exceptions, that we will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly our shares of common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Additionally, our executive officers and directors, our manager, the Marathon Structured Finance Funds and certain participants in our directed share program have entered into lock-up agreements with the underwriters pursuant to which we and each of these persons or entities, subject to certain exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives, directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, our common stock (including, without limitation, shares of common stock which may be deemed to be beneficially owned by such executive officers and directors, our manager, the Marathon Structured Finance Funds and certain participants in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant). In addition, each of such executive officers and directors, our manager, the Marathon Structured Finance Funds and certain participants has agreed that, without the prior written consent of the representatives, he, she or it will not, during the 180-day restricted period, make any demand for or exercise any right with respect to the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. We are not a party to these agreements.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to     % of the shares offered hereby to be sold to certain directors, executive officers, employees and persons having relationships with us pursuant to a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares under this program. Any reserved shares which are not confirmed for purchase via our directed share program website or orally by telephone by      New York City time, on                                           will be sold by the underwriters to the general public on the same terms as the other shares offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We intend to apply to list our common stock on the NYSE under the symbol ‘‘MRR’’. The underwriters intend to sell our shares of common stock to a minimum of 400 U.S. beneficial holders in lots of 100 or more so as to meet the distribution requirements of the NYSE.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be ‘‘covered’’ shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be ‘‘naked’’ shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriters purchase shares of common stock in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those shares as part of this offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the shares of common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common stock described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a ‘‘qualified investor’’ within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an ‘‘offer to the public’’ in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (‘‘Qualified Investors’’) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Hong Kong

The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock is subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the underwriters may not offer or sell any common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Determination of Initial Public Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	an assessment of our manager;

•	an assessment of our conflicts of interest policies;

•	an assessment of the initial assets;

•	our business, strategy and prospects;

•	the history and prospects for the commercial real estate and commercial real estate finance industries;

•	the general condition of the securities markets at the time of this offering; and

•	the market valuations of, and demand for, publicly traded common stock of comparable companies.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Affiliations

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, prime brokerage, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Sidley Austin llp, New York, New York, and Venable LLP, Baltimore, Maryland. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The balance sheet of Marathon Real Estate Finance, Inc. at March 23, 2007 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

All schedules are omitted because they are not applicable or the required information is shown in the balance sheet or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Marathon Real Estate Finance, Inc.

We have audited the accompanying balance sheet of Marathon Real Estate Finance, Inc. as of March 23, 2007. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Marathon Real Estate Finance, Inc. at March 23, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
May 9, 2007

Marathon Real Estate Finance, Inc.
Balance Sheet
March 23, 2007

Assets
Cash	$100
Total assets	$100
Liabilities and Stockholders’ Equity
Liabilities:
Commitments and contingencies
Stockholders’ Equity:
Common stock (par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding)	$1
Additional paid in capital	99
Total stockholders’ equity	100
Total liabilities and stockholders’ equity	$100

See accompanying notes.

Marathon Real Estate Finance, Inc.
Notes to Balance Sheet
March 23, 2007

1.    ORGANIZATION

Marathon Real Estate Finance, Inc. (the ‘‘Company’’.) was organized in Maryland on March 16, 2007. Under the Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock. The Company has not commenced operations.

2.    FORMATION OF THE COMPANY/INITIAL PUBLIC OFFERING

The Company intends to conduct an initial public offering of common stock, which is anticipated to be finalized in the third quarter of 2007. Proceeds from the offering will be used primarily to acquire real estate loans and securities which are held by Marathon Structured Finance Fund, L.P. and Marathon Structured Finance Fund, Ltd. (collectively, the ‘‘Marathon Structured Finance Funds’’). The Company will be subject to the risks involved with commercial real estate finance. These include, among others, the risks normally associated with changes in the general economic climate, creditworthiness of borrowers, competition for borrowers, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust (‘‘REIT’’) under the Internal Revenue Code commencing with its taxable year ending December 31, 2007. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income.

The sole stockholders of the Company are the Marathon Structured Finance Funds, whose initial capital contributions to the Company totaled $100, and were made on March 23, 2007.

The Company is managed by Marathon Asset Management, L.L.C. (the ‘‘Manager’’), a registered investment advisor formed in 1998. The Manager primarily manages hedge funds, private equity funds and structured finance transactions that include strategies dedicated to real estate finance, distressed securities and special situations, high yield bonds, bank debt and mezzanine loans, asset-based lending, collateralized loan obligations, collateralized debt obligations, emerging markets, private equity and real estate private equity.

3.    SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in-capital.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred.

MARATHON REAL ESTATE FINANCE, INC.

                     Shares of

Common Stock

PROSPECTUS

Credit Suisse	Lehman Brothers

         , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee and the NASD fee are estimates.

Securities and Exchange Commission registration fee	$ 6,140
NASD filing fee	$20,500
NYSE listing fee	*
Printing and engraving expenses	*
Transfer Agent and Registrar Fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*

*	To be filed by amendment

All expenses except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32.    Sales to Special Parties

The Marathon Structured Finance Funds have agreed to contribute $                 to us in exchange for                          shares of our common stock.

Item 33.    Recent Sales of Unregistered Securities

On March 23, 2007, the registrant issued 100 shares of common stock to the Marathon Structured Finance Funds in exchange for $100 in cash. Such issuance was exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.    Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as our present or former director or officer and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The bylaws obligate the company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

Maryland law requires a corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 35.    Treatment of Proceeds From Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(a)    See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b)    The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Incorporation of the Registrant.*
3.2	Bylaws of the Registrant.*
4.1	Form of Certificate for Common Stock.*
5.1	Opinion of Venable LLP relating to the legality of the securities being registered.*
8.1	Opinion of Sidley Austin llp regarding tax matters.*
10.1	Registration Rights Agreement among Registrant and Marathon Structured Finance Fund, L.P., Marathon Structured Finance Fund Ltd. and Marathon Asset Management L.L.C.*
10.2	Management Agreement between Registrant and Marathon Asset Management L.L.C.*
10.3	Asset Purchase Agreement among Registrant, Marathon Structured Finance Fund, L.P., Marathon Structured Finance Fund Ltd. and Marathon Structured Finance Feeder Ltd.*
10.4	Equity Incentive Plan.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Venable LLP (contained in Exhibit 5.1)*
23.3	Consent of Sidley Austin llp (contained in Exhibit 8.1).*
24.1	Powers of attorney (contained on signature page).

*	To be filed by amendment.

Item 37.    Undertakings.

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)    The undersigned registrant hereby undertakes that:

(i)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 11th day of May, 2007.

MARATHON REAL ESTATE FINANCE, INC.
By:	/s/ David Arzi
	Name:	David Arzi
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Rabinowitz and Daniel Pine, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Arzi	Chief Executive Officer (Principal Executive Officer)	May 11, 2007

David Arzi

/s/ Andrew Rabinowitz	Chief Operating Officer, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Secretary and Treasurer	May 11, 2007

Andrew Rabinowitz

/s/ Bruce Richards	Director	May 11, 2007

Bruce Richards

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Incorporation of the Registrant.*
3.2	Bylaws of the Registrant.*
4.1	Form of Certificate for Common Stock.*
5.1	Opinion of Venable LLP relating to the legality of the securities being registered.*
8.1	Opinion of Sidley Austin llp regarding tax matters.*
10.1	Registration Rights Agreement among Registrant and Marathon Structured Finance Fund, L.P., Marathon Structured Finance Fund Ltd. and Marathon Asset Management L.L.C.*
10.2	Management Agreement between Registrant and Marathon Asset Management L.L.C.*
10.3	Asset Purchase Agreement among Registrant, Marathon Structured Finance Fund, L.P., Marathon Structured Finance Fund Ltd. and Marathon Structured Finance Feeder Ltd.*
10.4	Equity Incentive Plan.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Venable LLP (contained in Exhibit 5.1)*
23.3	Consent of Sidley Austin llp (contained in Exhibit 8.1).*
24.1	Powers of attorney (contained on signature page).

*	To be filed by amendment.